Exhibit 99.14

MASTER NOTE PURCHASE AGREEMENT

This MASTER NOTE PURCHASE AGREEMENT, dated as of April 15, 2022 (this “Agreement”), is entered into by and among ONTRAK, INC., a Delaware corporation (the “Company”), as issuer, certain of its Subsidiaries, as Guarantors, ACUITAS CAPITAL LLC, a Delaware limited liability company, or an entity affiliated with it, as initial purchaser (“Initial Purchaser” and, together with any applicable transferee thereof, “Purchaser”), and the Collateral Agent.

RECITALS:

WHEREAS, Purchaser has agreed to purchase senior secured notes from the Company in the amounts and upon the terms and conditions more particularly set forth herein, the proceeds of which will be used, among other things, for the purposes set forth in Section 2.5 of the Terms and Conditions attached as Appendix A hereto (the “Terms”), in each case to the extent permitted hereunder; and

WHEREAS, on the terms and conditions set forth in the Terms, Guarantors party hereto have agreed to guarantee the Obligations of the other Note Parties hereunder and to secure all such Persons’ respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of their respective assets, including a pledge of all of the Capital Stock issued by any Subsidiary of the Company, subject to the limitations set forth herein and in the Collateral Documents.

NOW, THEREFORE, to induce Purchaser to purchase the Notes from the Company and in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

(A)	Defined Terms. Any capitalized term used herein, including in the preamble, recitals, exhibits and schedules hereto, that is not defined within the body of this Agreement, shall have the meaning set forth in Section 1 of the Terms.

(B)	Commitment Shares.

(i)	Subject to Section (B)(iii), the Company shall issue to Purchaser (or an entity affiliated with Purchaser, as designated by Purchaser) such number of shares of the Company’s common stock equal to an aggregate of (y) 5% of the Remaining Amount as of the Closing Date divided by (z) $1.69 per share, which is the consolidated closing bid price of the Company’s common stock as reported by the Exchange immediately preceding the time the parties entered into this Agreement (such shares, the “Commitment Shares”). The Commitment Shares shall be earned and issued upon the following schedule:

(A)	50% of the Commitment Shares upon Commitment Shares Stockholder Approval;

(B)	25% of the Commitment Shares upon the later of June 1, 2022 and Commitment Shares Stockholder Approval, unless on or before 11:59 p.m. Pacific time on May 31, 2022, the Company has secured sufficient capital to replace the Remaining Amount pursuant to an Alternative Financing approved by the Company’s board of directors; and

(C)	25% of the Commitment Shares on the later of the Initial Note Date and Commitment Shares Stockholder Approval.

For purposes of this Agreement:

“Alternative Financing” means (a) any Equity Financing Transaction and/or (b) any Financing Transaction (other than an Equity Financing Transaction) on terms more favorable in the aggregate to the Company than those contemplated by the Note Documents, as determined in good faith by a majority of the Independent Directors then serving on the Company’s board of directors.

“Equity Financing Transaction” means any transaction in which the Company issues or sells any of its equity securities for cash to one or more third party investors. For the avoidance of doubt, an Equity Financing Transaction does not include (i) issuances of securities upon the exercise of any options or warrants outstanding as of the date of this Agreement, (ii)  issuances of stock bonuses or grants of stock awards under any plan to issue securities as compensation to employees, officers, directors or consultants of the Company duly adopted for such purpose by the Company’s board of directors, (iii) issuances of securities in connection with a merger, acquisition or other business combination or (iv) issuances of securities in connection with any stock split, stock dividend, recapitalization or similar event.

“Financing Transaction” means any transaction in which the Company receives cash from one or more third party investors or lenders, including, without limitation, through the incurrence of indebtedness or issuance of debt securities.

“Independent Director” means a director who is not an executive officer or employee of the Company, who would satisfy the standards for being considered an independent director under the rules of The NASDAQ Global Market and who, in the opinion of a majority of the Independent Directors then serving on the Company’s board of directors, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; provided, that it is acknowledged and agreed that an Independent Director shall not include (a) Initial Purchaser or Terren S. Peizer, (b) any Person who is an employee of Initial Purchaser, Terren S. Peizer or any of their respective Affiliates (excluding the Company), (c) any Person who, directly or indirectly, has a material business relationship with Initial Purchaser or Terren S. Peizer, or (d) any Person who, directly or indirectly, is otherwise an Affiliate of Initial Purchaser or Terren S. Peizer; provided, further, however, that, notwithstanding the preceding proviso, a Person shall not be precluded from being determined to be an Independent Director solely because such Person serves on the Board of Directors of an entity with Terren S. Peizer.

(ii)	Notwithstanding anything herein to the contrary, but subject to Section (B)(iii), in the event of a Change of Control, all of the Commitment Shares that have not previously been earned and issued in accordance with Section (B)(i) shall be earned and issued immediately prior to the consummation of such Change of Control.

(iii)	Notwithstanding anything herein to the contrary, the Company shall not issue any Commitment Shares, and Purchaser shall not have the right to receive any Commitment Shares, unless and until the Company obtains stockholder approval as required by, and in accordance with, the applicable Listing Rules for the issuance of the Commitment Shares (the “Commitment Shares Stockholder Approval”).

(C)	Purchaser Warrants.

(i)	Subject to Section (C)(iii), in connection with each Note sold by the Company to Purchaser and purchased by Purchaser under this Agreement, the Company shall issue to Purchaser (or an entity affiliated with Purchaser, as designated by Purchaser) a Warrant to purchase shares of the Company’s common stock (each, a “Purchaser Warrant” and, collectively, the “Purchaser Warrants” and, together with the Commitment Shares, the “Equity Securities”). The number of shares of the Company’s common stock underlying each Purchaser Warrant (“Warrant Shares”) shall be equal to (y) the product of the principal amount of the applicable Note and 20% divided by (z) the exercise price of the applicable Purchaser Warrant.

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(ii)	Each Purchaser Warrant shall have a term of five (5) years, be substantially in the form attached hereto as Appendix B, and have an exercise price equal to $1.69 per share, which is the consolidated closing bid price of the Company’s common stock as reported by the Exchange immediately preceding the time the parties entered into this Agreement.

(iii)	Notwithstanding anything herein to the contrary, the Company shall not issue any Purchaser Warrant, and Purchaser shall not have any right to receive any Purchaser Warrant, unless and until the Company obtains stockholder approval as required by, and in accordance with, the applicable Listing Rules for the issuance of the Purchaser Warrants (the “Purchaser Warrant Stockholder Approval” and, together with the Commitment Shares Stockholder Approval, the “Equity Issuances Stockholder Approvals”).

(D)	Cashless Exercise. Notwithstanding anything contained herein to the contrary, each Purchaser Warrant will provide that the holder thereof may, in its sole discretion (and without limiting the holder’s rights and remedies contained in the Purchaser Warrant or in any of the other Transaction Documents), exercise the Purchaser Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the “Net Number” of shares of the Company’s common stock determined according to the formula set forth in form of Purchaser Warrant attached hereto as Appendix B.

(E)	Stockholder Approval. The Company hereby agrees to seek the Equity Issuances Stockholder Approvals at a special meeting of the Company’s stockholders (which may also be the annual meeting of the Company’s stockholders) to be held on or on or before September 9, 2022 (such meeting, the “Stockholder Meeting”). The Company shall file a preliminary proxy statement for the Stockholder Meeting and shall hold the Stockholder Meeting for the purpose of obtaining the Equity Issuances Stockholder Approvals, with the recommendation of the Company’s board of directors to the Company’s stockholders that such stockholders vote in favor of the proposals contemplated by the Equity Issuances Stockholder Approvals, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. In accordance with the Company’s bylaws and the Listing Rules, the voting standard at the Stockholder Meeting for the proposals to approve the issuance of the Commitment Shares and the Purchaser Warrants will be the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Further and in accordance with the Listing Rules, Purchaser and its Affiliates will be permitted to vote all shares of the Company’s common stock then owned by them (but, for the avoidance of doubt, excluding any shares of the Company’s common stock issuable hereunder) at such meeting on the proposals to approve the issuance of the Commitment Shares and the Purchaser Warrants.

(F)	Conditions Precedent. The obligation of Purchaser to purchase the Notes is subject to the satisfaction of the conditions precedent set forth in the Terms, including, among the other conditions precedent set forth therein, the condition that the Chief Financial Officer of the Company shall have delivered a certificate to Purchaser and the Collateral Agent stating that (x) the Company used best efforts to obtain sufficient financing from a third party for the Company to pay and discharge, when due and payable, all Company Obligations, (y) the Company is unable despite its best efforts to obtain such financing from a third party on reasonably acceptable terms, as determined by a majority of the Independent Directors then serving on the Company’s board of directors (such determination to be made as if the financing contemplated by this Agreement were not available to the Company), and (z) (1) absent obtaining the funds requested by the applicable Funding Notice, the Company will not have sufficient unrestricted cash to pay and discharge, when due and payable, the Subject Obligations, and (2) there are no conditions or events that, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern through August 15, 2023, after giving effect to the receipt of the funds requested by such Funding Notice and the Remaining Amount.

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(G)	Reservation of Common Stock. As of the date hereof, the Company has reserved, and from and after the date hereof the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of the Company’s common stock for the purpose of enabling the Company to issue the Commitment Shares pursuant to this Agreement and the Warrant Shares pursuant to any exercise of the Purchaser Warrants.

(H)	Corporate Governance Covenants. From and after the time, if ever, that Purchaser’s or any parent (as such term is defined under Rule 405 under the Securities Act of 1933, as amended) of Purchaser’s beneficial ownership of the Company’s Capital Stock equals a majority of the voting power of the Company’s Capital Stock following the issuance of any of the Company’s securities issuable under this Agreement, the Company and Purchaser (or Purchaser’s parent, as applicable) shall enter into the Stockholders Agreement attached hereto as Appendix C (the “Stockholders Agreement”).

(I)	Termination. The Company shall have the right to terminate this Agreement at any time prior to the Initial Note Date. Notwithstanding any such termination, (i) any Commitment Shares that have been earned prior to such termination (subject to the Commitment Shares Stockholder Approval) in accordance with Section (B)(i) and/or Section B(ii) will be issued immediately upon receipt of the Commitment Shares Stockholder Approval and (ii) the provisions of Section (E) shall survive such termination and the Company’s obligations to seek the Commitment Shares Stockholder Approval shall continue beyond such termination in accordance with the terms thereof.

(J)	Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Equity Securities as required under Regulation D under the Securities Act and to provide a copy thereof to Purchaser promptly upon request. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Equity Securities for, sale to Purchaser under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions to Purchaser promptly upon request.

(K)	Acknowledgment of Dilution. The Company acknowledges that the issuance of the Equity Securities may result in dilution of the outstanding shares of the Company’s common stock, which dilution may be substantial. The Company further acknowledges that its obligations under the Note Documents, including, without limitation, its obligation to issue the Commitment Shares and the Warrant Shares in accordance with the terms hereof, are unconditional and absolute (subject to the Equity Issuances Stockholder Approvals) and are not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

(L)	Publicity. The Company and Purchaser shall consult with each other in issuing any press releases or making any public statements or filings with respect to the transactions contemplated hereby, and neither the Company nor Purchaser shall issue any such press release nor otherwise make any such public statement or filing without the other party’s prior consent (which consent shall not unreasonably be withheld or delayed), except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

(M)	Fees and Expenses. Concurrently with the execution and delivery of this Agreement by the parties, the Company shall reimburse Initial Purchaser for all reasonable and documented, out-of-pocket fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by Initial Purchaser and/or its Affiliates incident to the negotiation, preparation, execution and delivery of this Agreement and the other Note Documents. The Company shall pay all applicable transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Equity Securities to Purchaser hereunder. Notwithstanding the foregoing, in no event shall the Company be required to reimburse the Initial Purchaser for an amount greater than $150,000.

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(N)	Incorporation of Terms. The Terms are incorporated by reference herein with the same force and effect as though fully set forth herein.

(O)	Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that each of the Company and Purchaser, in addition to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Agreement, in each case without the requirement of posting a bond or proving actual damages. All of the Company’s rights under this Agreement may be enforced by a majority of the Independent Directors then serving on the Company’s board of directors.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:			INITIAL PURCHASER:

ONTRAK, INC.			Acuitas Capital LLC

By:	/s/ Brandon H. LaVerne	By:	/s/ Terren S. Peizer
	Brandon H. LaVerne		Terren S. Peizer
	Chief Financial Officer		Chairman

Address for notices:		Address for notices:

	2200 Paseo Verde Parkway, Suite 280		2120 Colorado Avenue, #230
	Henderson, NV 89052		Santa Monica, CA 90404
	Email: [REDACTED]		Email: [REDACTED]

GUARANTOR:			GUARANTOR:

LIFEDOJO INC.			LD ACQUISITION HOLDINGS, INC.

By:	/s/ Brandon H. LaVerne	By:	/s/ Brandon H. LaVerne
	Brandon H. LaVerne		Brandon H. LaVerne
	Treasurer		Treasurer

Address for notices:		Address for notices:

	2200 Paseo Verde Parkway, Suite 280		2200 Paseo Verde Parkway, Suite 280
	Henderson, NV 89052		Henderson, NV 89052
	Email: [REDACTED]		Email: [REDACTED]

[Signature Page to Master Note Purchase Agreement]

Execution Version

APPENDIX A

TERMS AND CONDITIONS

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4.4	No Conflict	45
4.5	Governmental Consents	46
4.6	Binding Obligation	46
4.7	Historical Financial Statements	46
4.8	Projections	46
4.9	No Material Adverse Change	46
4.10	No Restricted Junior Payments	46
4.11	Adverse Proceedings, etc.	46
4.12	Payment of Taxes	47
4.13	Properties	47
4.14	Environmental Matters	47
4.15	No Defaults	48
4.16	Material Contracts	48
4.17	Governmental Regulation	48
4.18	Federal Reserve Regulations; Exchange Act	48
4.19	Employee Matters	48
4.20	Employee Benefit Plans	49
4.21	Certain Fees	49
4.22	Solvency	49
4.23	No Negative Pledge	49
4.24	Compliance with Statutes, Etc.	49
4.25	Healthcare Compliance	50
4.26	Disclosure	52

Section 5. AFFIRMATIVE COVENANTS		53

5.1	Financial Statements and Other Reports	53
5.2	Existence	56
5.3	Payment of Taxes and Claims	57
5.4	Maintenance of Properties	57
5.5	Insurance	57
5.6	Books and Records; Inspections	57
5.7	Meetings	57
5.8	Compliance with Laws	58
5.9	Environmental	58
5.10	Additional Guarantors	59
5.11	Additional Locations and Material Real Estate Assets	60
5.12	Compliance with Reporting Requirements	60
5.13	Further Assurances	60

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5.14	Miscellaneous Covenants	61
5.15	Personal Property Collateral	61
5.16	Post Closing Matters	62
5.17	[Reserved]	62

Section 6. NEGATIVE COVENANTS		62

6.1	Indebtedness	62
6.2	Liens	63
6.3	Equitable Lien	65
6.4	No Further Negative Pledges	65
6.5	Restricted Junior Payments	65
6.6	Restrictions on Subsidiary Distributions	66
6.7	Investments	66
6.8	Financial Covenants	67
6.9	Fundamental Changes; Disposition of Assets; Acquisitions	67
6.10	Disposal of Subsidiary Interests	68
6.11	Sales and Lease-Backs	68
6.12	Reserved	68
6.13	Conduct of Business; Foreign Subsidiaries	69
6.14	Fiscal Year; Accounting Policies	69
6.15	Deposit Accounts and Securities Accounts	69
6.16	Amendments to Organizational Agreements and Material Contracts	69
6.17	Prepayments of Certain Indebtedness	69
6.18	Use of Proceeds	69
6.19	[Reserved]	69
6.20	Prohibition on Division/Series Transactions	69

Section 7. GUARANTY		69

7.1	Guaranty of the Obligations	69
7.2	Contribution by Guarantors	70
7.3	Payment by Guarantors	70
7.4	Liability of Guarantors Absolute	70
7.5	Waivers by Guarantors	72
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	72
7.7	Subordination of Other Obligations	73
7.8	Continuing Guaranty	73
7.9	Authority of Guarantors or Company	73
7.10	Financial Condition of Company	73
7.11	Bankruptcy, etc.	73

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7.12	Discharge of Guaranty Upon Sale of Guarantor	74

Section 8. EVENTS OF DEFAULT		74

8.1	Events of Default	74
8.2	Right to Cure	76
	8.2.1 [Reserved]	76
	8.2.2 Liquidity Cure	76

Section 9. COLLATERAL AGENT		77

9.1	Appointment of Collateral Agent	77
9.2	Powers and Duties	77
9.3	General Immunity	77
9.4	Collateral Agent Entitled to Act as Purchaser	79
9.5	[Reserved]	79
9.6	Right to Indemnity	79
9.7	Successor Collateral Agent	80
9.8	Collateral Documents and Guaranty	80
9.9	[Reserved]	81
9.10	Collateral Agent May File Bankruptcy Disclosure and Proofs of Claim	81
9.11	Bankruptcy Plan Voting	82

Section 10. MISCELLANEOUS		82

10.1	Notices	82
10.2	Expenses	84
10.3	Indemnity and Related Reimbursement	84
10.4	Set-Off	85
10.5	Amendments and Waivers	85
10.6	Successors and Assigns; Transferees	87
10.7	Independence of Covenants	89
10.8	Survival of Representations, Warranties and Agreements	89
10.9	No Waiver; Remedies Cumulative	90
10.10	Marshalling; Payments Set Aside	90
10.11	Severability	90
10.12	Obligations Several; Actions in Concert	90
10.13	Headings	90
10.14	APPLICABLE LAW	90
10.15	CONSENT TO JURISDICTION	91
10.16	WAIVER OF JURY TRIAL	91
10.17	Confidentiality	91
10.18	Usury Savings Clause	92

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10.19	Effectiveness; Counterparts	92
10.20	Entire Agreement	92
10.21	PATRIOT Act	92
10.22	Electronic Execution of Transfers and Note Documents	92
10.23	No Fiduciary Duty	93
10.24	[Reserved]	93

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Execution Version

Section 1. DEFINITIONS AND INTERPRETATION

1.1            Definitions. The following terms used herein, including in the exhibits and schedules hereto, shall have the following meanings:

“Acceptable Auditor” means (i) a “Big Four” accounting firm or (ii) EisnerAmper, LLP or any other independent certified public accountant reasonably satisfactory to Requisite Purchasers.

“Accounts” means all “accounts” (as defined in the UCC) of Company (or, if referring to another Person, of such Person), including accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Acquisition” means the acquisition of, by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures, in each case in the ordinary course of business), the business of, a substantial portion of the property or assets of, or a substantial portion of the Capital Stock or other evidence of beneficial ownership of, any Person, any division or line of business, or any other business unit of any Person.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation, plus (b) the Term SOFR Adjustment, plus (c) 15.49013.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise. Notwithstanding anything in this definition to the contrary, neither Special Situations nor any of its Affiliates shall be considered an “Affiliate” of any Note Party or of any Subsidiary of any Note Party.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Appendix A and the Master Note Purchase Agreement to which these Terms and Conditions are attached as Appendix A.

“Anti-Corruption and Anti-Bribery Laws” means any and all requirements of law related to anti-bribery or anti-corruption matters, including the United States Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism and Anti-Money Laundering Laws” means any and all requirements of law related to engaging in, financing, or facilitating terrorism or money laundering, including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq.), Executive Order 13224 (effective September 24, 2001) and each of the laws, regulations, and executive orders administered by OFAC (31 C.F.R., Subtitle B, Chapter V).

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Note Party provides to the Purchasers pursuant to any Note Document or the transactions contemplated therein that is distributed to Collateral Agent or any Purchaser by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer (including through a Division/Series Transaction or plan of division), exclusive license (as licensor or sublicensor), or other disposition to, or any exchange of property with, any Person (other than to or with Company or any Note Party that is a Wholly-Owned Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Company’s or any of its Subsidiaries’ respective businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased, or licensed, including the Capital Stock of any of Company’s Subsidiaries. For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition for value of any contracts (other than in the ordinary course of business consistent with past practice), (y) the early termination or modification of any contract resulting in the receipt by Company or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts that would have been due through the date of termination or modification without giving effect thereto) and (z) the sale, disposition or early termination of any Managed Company Document resulting in the receipt by Company or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts that would have been due through the date of termination or modification without giving effect thereto).

“Asset Sale Reinvestment Amounts” as defined in Section 2.13(a).

“Authorized Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chairman of the Board of Directors (if an officer), chief executive officer, president, vice president, Chief Financial Officer, or, if approved by the Requisite Purchasers, any other officer position with similar authority; provided, that (i) with respect to Company, for purposes of this Agreement, Terren S. Peizer shall not be considered an Authorized Officer and (ii) the secretary or assistant secretary of such Person, or another officer of such Person reasonably satisfactory to Requisite Purchasers, shall have delivered an incumbency certificate to the Purchaser verifying the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code.

“Beneficiary” means Collateral Agent and each Purchaser.

“Board of Directors” means, (a) with respect to any corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the manager, the managing member or members or any controlling committee or board of managers (or equivalent governing body) of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor Governmental Authority.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close and, if such date relates to Term SOFR, means any such day meeting the above requirements that is also a U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Lease Obligation” means, as applied to any Person that is a lessee under any Capital Lease, that portion of obligations under such Capital Lease that is properly classified as a liability on a balance sheet in conformity with GAAP.

“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profits interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest, and profits interests, participations, or similar arrangements, and any and all warrants, rights or options to purchase, or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the U.S. Federal Government, or (b) issued by any agency of the U.S., in each case of sub-clauses (a) and (b), the obligations of which are backed by the full faith and credit of the U.S., mature within one year after such date, and have, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s; (ii) marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Purchaser or by any commercial bank organized under the laws of the U.S. or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (iv) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from both S&P and Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means, at any time any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Special Situations or any of its Affiliates or Terren S. Peizer (or any entity Wholly-Owned by Terren S. Peizer or any Affiliate of Terren S. Peizer) (a) shall have acquired beneficial ownership or control of (x) 30% or more on a fully diluted basis of (1) the voting interests in the Capital Stock of Company and/or (2) the economic interests in the Capital Stock of Company, or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Company.

“Chief Financial Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chief financial officer or, if approved by the Requisite Purchasers, any other officer position with similar financial responsibility; provided, that the secretary or assistant secretary of such Person, or another officer of such Person reasonably satisfactory to the Requisite Purchasers, shall have delivered an incumbency certificate to the Requisite Purchasers verifying the authority of such Authorized Officer.

“CIH” means California Integrated Health, P.C., a California professional corporation.

“Closing Date” means the date of the Agreement.

“Closing Date Certificate” means a certificate dated as of the Closing Date and substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted and/or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means the Person designated by Purchaser as the collateral agent at the expense of Company on or prior to the tenth (10th) day following the Initial Note Date, and which executes and delivers a joinder to this Agreement in its capacity as Collateral Agent, in form reasonably acceptable to Company and Requisite Purchasers, it being understood and agreed that the Requisite Purchasers and the Collateral Agent shall be permitted to amend the terms hereof or of any other Note Document to reflect the terms of such joinder to this Agreement without the consent of Company.

“Collateral Assignment of Managed Company Documents” means any collateral assignment of any Managed Company Document, executed by any Note Party thereto, in favor of Collateral Agent, for the benefit of the Secured Parties.

“Collateral Documents” means the Pledge and Security Agreement, any Intellectual Property Security Agreements, any Mortgages, any Deposit Account Control Agreements, any Securities Account Control Agreements, any Landlord Collateral Access Agreements, any Collateral Assignment of Managed Company Documents and all other instruments, documents and agreements that are expressly designated pursuant to their terms to be “Collateral Documents” or are otherwise executed and delivered by or on behalf of any Note Party or any other Person pursuant to this Agreement or any of the other Note Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Note Party as security for the Obligations.

“Collateral Questionnaire” means the Perfection Certificate dated as of the date of each Credit Date and a collateral questionnaire and/or perfection certificate in form reasonably satisfactory to the Purchasers and the Collateral Agent, in each case, that provides information with respect to the personal or mixed property of each Note Party and their respective Subsidiaries and Controlled Entities.

“Company” has the meaning given to such term in the preamble of the Agreement.

“Compliance Certificate” means a certificate of the Chief Financial Officer of Company substantially in the form of Exhibit C.

“Company Obligations” means all monetary obligations of the Note Parties that arise in connection with the operation of the business of the Note Parties in the ordinary course and consistent with the budgets approved from time to time by Company’s Board of Directors.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income plus (ii) in each case to the extent reducing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a)  Consolidated Interest Expense, plus (b) provisions for taxes based on income, plus (c) total depreciation expense, plus (d) total amortization expense, plus (e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period) plus (f) extraordinary, non-recurring or other non-ordinary course losses or expenses approved by the Requisite Purchasers in their sole discretion, plus (g) stock-based compensation; and (h) other items approved by the Requisite Purchasers in their sole discretion, minus (iii) in each case to the extent increasing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (b) interest income, plus (c) extraordinary, non-recurring or other non-ordinary course income, plus (d) capitalized software development costs plus (e) any Extraordinary Receipts plus (f) any income or losses from the early extinguishment of debt.

Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) for purposes of “annualizing” any calculation of Consolidated Adjusted EBITDA under this Agreement, no add-backs, adjustments or other income or gain items that are in the nature of “one-time” or “non-recurring” items or are otherwise made in respect of transactions, events, or circumstances that are not expected to recur in future periods may be “annualized” unless approved by the Requisite Purchasers in their sole discretion, and (ii) with respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Section 6.8 or any other calculation herein using Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (which pro forma adjustments shall be certified by a Chief Financial Officer of Company and may only be included in determining such compliance to the extent approved by the Requisite Purchasers in their sole discretion) using the historical financial statements (to be the audited financial statements, if available) of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Notes incurred during such period); provided, that, notwithstanding anything to the contrary in this Agreement, any adjustments specified in this clause (ii) shall be subject to the approval of the Requisite Purchasers in their sole discretion for all purposes of this Agreement.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or similar items”, or that should otherwise be capitalized, as reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any paid-in-kind interest, any amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Company and its Subsidiaries on a consolidated basis equal to:

(i)            the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) to the extent deducted in the calculation Consolidated Adjusted EBITDA, (1) interest income, plus (2) other non-ordinary course income (excluding any gains or losses attributable to Asset Sales), plus (c) the Consolidated Working Capital Adjustment; minus

(ii)           the sum, without duplication, of the amounts for such period paid from Internally Generated Cash of (a) to the extent permitted hereunder, voluntary and scheduled repayments (but not, for the avoidance of doubt, mandatory prepayments) of Indebtedness for borrowed money and scheduled payments of Capital Lease Obligations (excluding any interest expense portion thereof), plus (b) Consolidated Capital Expenditures, plus (c) Consolidated Cash Interest Expense, plus (d) provisions for current taxes based on income of Company and its Subsidiaries and payable by such Persons in cash with respect to such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements but excluding, however, any amounts referred to in Section 2.10 payable on or before the Closing Date and excluding any dividend payments on the Series A Preferred Stock to the extent paid solely with amounts on deposit in the Initial Dividends Account. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period that would otherwise start before the Closing Date, such period shall instead start on the Closing Date and Consolidated Interest Expense shall be an amount equal to Consolidated Interest Expense from the Closing Date through the last day of such period multiplied by a fraction the numerator of which is 360 and the denominator of which is the number of days from the Closing Date through the last day of such period.

“Consolidated Liquidity” means, at any time of determination, an amount determined for Company and its Subsidiaries on a consolidated basis equal to the sum of Qualified Cash of Company and its Subsidiaries.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) in each case to the extent otherwise included in such net income (or loss) and without duplication, (a) the income (or loss) of any Person that is not a Wholly-Owned Subsidiary, (b) the income (or loss) of any Person accrued prior to the date it becomes a Note Party or is merged into or consolidated with any Note Party or that Person’s assets are acquired by any Note Party, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Recurring Revenue” means, for any period of determination with respect to Company and its Subsidiaries, an amount for such period equal to the aggregate regular revenue (as determined in accordance with GAAP) paid by customers of the Note Parties to Company under their respective Contractual Obligations with Company; net of (i) any discounts afforded the applicable customer (e.g., for prepayment or for paying by automatic clearinghouse or electronically) and (ii) any allowances or reserves for bad debt; provided, however, that Consolidated Recurring Revenue shall not include any revenue attributable to or derived from: (a) late fees or similar fees; and (b) all other non-recurring revenues of Company and its Subsidiaries for services which are not provided on a regular and recurring basis such as unusual or infrequent income or receipts.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of Company (excluding (a) obligations in respect of performance, appeal or other surety bonds or any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP; (b) any customer deposits or advance payments received in the ordinary course of business and (c) the Series A Preferred Stock) and its Subsidiaries determined on a consolidated basis in accordance with GAAP (or, if higher, the par value or stated face amount of all such Indebtedness).

“Consolidated Working Capital” means, as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) equal to the difference of (i) Consolidated Working Capital as of the beginning of such period minus (ii) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative amount) equal to the difference of (a) the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition minus (b) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Account” means (a) any Deposit Account of a Note Party that is subject to a Deposit Account Control Agreement, and (b) any Securities Account of a Note Party that is subject to a Securities Account Control Agreement.

“Controlled Entity” means any Note Party’s Controlled Affiliates. As used in this definition, “Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Note Party pursuant to Section 5.10.

“Credit Date” means the date of the issuance and purchase of Notes.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Purchaser, the excess, if any, of such Defaulting Purchaser’s Pro Rata Share of the aggregate outstanding principal amount of Notes (calculated as if all Defaulting Purchasers (other than such Defaulting Purchaser) had honored all of their respective Defaulted Purchase Obligations) over the aggregate outstanding principal amount of all Notes of such Defaulting Purchaser.

“Default Period” means, with respect to any Defaulting Purchaser, the period commencing on the date of the applicable Credit Date, and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Purchaser shall have been reduced to zero (whether by the funding by such Defaulting Purchaser or any Defaulted Purchase Obligation of such Defaulting Purchaser or by the non-pro rata application of any voluntary or mandatory prepayments of the Notes in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Purchaser shall have delivered to Company and each other Purchaser a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company and Requisite Purchasers waive all Defaulted Purchase Obligations of such Defaulting Purchaser in writing.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Defaulted Purchase Obligation” shall have the meaning set forth in Section 2.21.

“Defaulting Purchaser” shall have the meaning set forth in Section 2.21.

“Deposit Account” means any “deposit account” as defined in Article 9 of the UCC.

“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (i) is entered into among Collateral Agent, the financial institution or other Person at which such Deposit Account is maintained, and the Note Party maintaining such Deposit Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Deposit Account.

“Director” means any natural Person constituting the Board of Directors or an individual member thereof.

“Dispose” means, with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, “Dispose” shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification) or (c) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)).

“Disqualified Capital Stock” means any Capital Stock, other than the Special Situations Warrants, that, by its terms (or by the terms of any other instrument, agreement or Capital Stock into which it is convertible or for which it is exchangeable), or upon the occurrence of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder or beneficial owner thereof (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments of dividends, distributions or other Restricted Junior Payments in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other obligation, instrument, agreement, or Capital Stock that would meet any of the conditions in clauses (i), (ii), or (iii) of this definition, in each case, prior to the date that is one hundred eighty days after the Notes Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior Payment in Full of all Obligations.

“Disqualified Institution” means any Person that is a direct competitor of the Note Parties that is designated by its legal name by Company in a written notice delivered to the Purchasers on or prior to the date such disqualified institution becomes a Purchaser hereunder, together with any affiliates of any such disqualified institution that that are either (i) reasonably identifiable as such on the basis of their name or (ii) otherwise identified as such in writing by or on behalf of Company.

“Distribution” as defined in Section 7.7.

“Division/Series Transaction” means with respect to any Note Party and/or any of their respective Subsidiaries that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Note Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.

“Dollars” and the sign “$” mean the lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.

“Earn Out Obligations” means any obligation or liability consisting of an earnout or similar deferred purchase price that is issued or otherwise incurred as consideration for any acquisition of any property.

“Eligible Transferee” means (i) (a) any Purchaser and any Affiliate of any Purchaser and any Related Fund to which all of such Purchaser’s Notes are transferred (any two or more Related Funds being treated as a single Eligible Transferee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and extends credit or buys notes as one of its businesses, provided that with respect to subclause (b), Requisite Purchasers’ consent (which consent shall not be unreasonably withheld) shall be required for any such Person to become a Purchaser, and (ii) any other Person approved by Company (so long as no Default or Event of Default has occurred and is continuing) and Requisite Purchasers, it being understood that Company shall be deemed to have approved such Person if Company fails to either approve or reject such Person within five (5) Business Days after any written request for such approval by Requisite Purchasers; provided that no Disqualified Institution shall be an Eligible Transferee so long as no Event of Default has occurred and is continuing.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“Equity Transfer Restriction Agreements” means any equity, membership interest, stock transfer restriction, succession planning, continuity, equity pledge or similar agreement executed by an owner of the Capital Stock of a Managed Company in favor of a Note Party in form and substance reasonably satisfactory to the Requisite Purchasers. For the avoidance of any doubt, the term “Equity Transfer Restriction Agreements” shall include the Option Agreement between Company and Christopher Wood, M.D., effective June 1, 2018.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission that could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange” means the Nasdaq Stock Market or such other exchange on which Company’s common stock is listed.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means payroll, employee benefits or zero balance accounts maintained by the Note Parties, as long as (i) in the case of payroll accounts, the total amount on deposit at any time does not exceed the current amount of payroll obligations of the Note Parties, and (ii) in the case of zero balance accounts, any deposits or funds in any such accounts are transferred at least once each Business Day into a Controlled Account (including, for the avoidance of doubt, at any time following the exercise of exclusive control by the Collateral Agent under the applicable control agreement with respect to such Controlled Account).

“Extraordinary Receipts” means any Cash received by or paid for the account of Company or any of its Subsidiaries outside of the ordinary course of such Person’s business and any such payments in respect of purchase price adjustments (excluding working capital adjustments), tax refunds, judgments, settlements for actual or potential litigation or similar claims, pension plan reversions, proceeds of insurance, indemnity payments, payments in respect of Earn Out Obligations or Seller Financing Indebtedness, and similar payments; provided, however, that “Extraordinary Receipts” shall not include (i) proceeds of any indemnity payment to the extent that no Event of Default exists at the time of receipt of such proceeds and such proceeds are promptly (and in any event within five Business Days) used to pay related third party claims and expenses or (ii) proceeds otherwise subject to 2.13(a) through 2.13(g).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, (b) any treaty, law, regulation or other official guidance enacted in any jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, with the purpose (in either case) of facilitating the implementation of clause (a) above, or (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority.

“Federal Healthcare Programs” means any “federal health care program” as defined in 42 U.S.C. 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Chief Financial Officer of Company that, as of the date of such certification, such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, (i) with respect to any Lien purported to be created in any Collateral not consisting of Capital Stock pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien, and (ii) with respect to any Lien purported to be created in any Collateral consisting of Capital Stock, that such Lien is the highest priority Lien to which such Collateral is subject, other than any non-consensual Permitted Liens for Taxes, statutory obligations, or other obligations that arise and have higher priority by operation of law.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes, commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to Section 1.2, U.S. generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman NPA” means the Note Purchase Agreement, dated as of September 24, 2019, by and among Company, as issuer, certain of its Subsidiaries, as Guarantors, the purchasers party thereto from time to time, and Goldman Sachs Specialty Lending Group, L.P., as collateral agent, as amended, amended and restated or otherwise modified from time to time.

“Goldman NPA Collateral Agent” means Goldman Sachs Specialty Lending Group, L.P. or its successor, as collateral agent under the Goldman NPA.

“Goldman NPA Obligations” means all Obligations (as defined in the Goldman NPA) under the Goldman NPA.

“Governmental Authority” means any federal, state, municipal, national, regional, provincial or other government, quasi-governmental, governmental department, commission, board, bureau, court, judicial body, tribunal, self-regulatory organization, regulatory or administrative authority, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to any government or any court, in each case whether associated with a state of the U.S., the U.S., or a foreign entity or government.

“Governmental Authorization” means any permit, license, certificate, accreditation, qualification, authorization, approval, clearance, exemption, variance, plan, directive, consent order or consent decree of or from, and any notice, filing, registration, qualification, declaration and designation with, any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSA” as defined in Section 4.25(c).

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (a) Company, to the extent that Company is not already the primary obligor in respect of any Obligations, (b) each Subsidiary of Company that executes this Agreement on the Closing Date, and (c) each other Person that guarantees, pursuant to Section 5.10, Section 7.1 or otherwise, all or any part of the Obligations.

“Guarantor Subsidiary” means each Guarantor.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Section 7, and (b) each other guaranty of the Obligations that is made by any other Guarantor in favor of Collateral Agent for the benefit of Secured Parties.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or that may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means any and all requirements of law (including statutes, ordinances, codes, regulation, rules, guidance, instructions or other requirements or issuances of any Governmental Authority) and Orders regulating health care providers, health insurers, health maintenance organizations, managed care organizations, preferred provider organizations, provider contracting or provider network administrators, third party administrators, benefit managers, or other entities, or relating to the practice of medicine, the provision or administration or management of, marketing or advertising of, or the billing, coding or payment for, health care products or services, including professional clinical or medical services, and other ancillary services and other products or services offered by Company, including, without limitation, all laws and Orders relating to: (i) all health care fraud or abuse laws, including, without limitation, the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Federal physician self referral law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), and the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and all other laws relating to self-referral, anti-kickback, illegal remuneration, fraud and abuse or the making of false claims, financial relationships between referral sources and referral recipients, billing or claims for reimbursement submitted to any Payor Counterparty or other third party payor, and all state equivalents thereto; (ii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including, without limitation, the amendments implemented by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, and all laws pertaining to Medicare Advantage; (iii) Title XIX of the Social Security Act, 42 U.S.C. §§1396-1396v (the Medicaid statute); (iv) TRICARE, 10 U.S.C. §1071 et seq.; (v) all professional licensure and practice laws, including all laws governing patient records, informed consent, medical documentation, medical necessity, physician orders, patient safety, care coordination, unprofessional conduct, referrals, billing and submission of false claims, fee-splitting and corporate practice of medicine; (vi) laws relating to licensure, certification, qualification, accreditation, or authority to operate as a health care provider or care manager; (vii) laws promulgated by state insurance regulators or otherwise relating to the provision of, administration of, arrangement for, or payment for, health benefits or health insurance, including but not limited to laws regulating health insurers, health maintenance organizations, managed care organizations, entities bearing the financial risk for the provision or arrangement of health care services, third party administrators, utilization review organizations, provider contracting organizations, provider network administrators, preferred provider organizations, or benefit managers, and laws relating to the delegation of functions by health insurers or health maintenance organizations to third parties, contractual arrangements with health care providers, quality assurance, care management, coordination of benefits, or credentialing; (viii) Privacy and Data Security Laws, and all federal and state laws concerning privacy, security or confidentiality of Personally Identifiable Information; (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (x) pharmacology and controlled substances laws, including the Federal Controlled Substances Act (21 U.S.C. §§ 801, et seq.) and the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations of the U.S. Food and Drug Administration (“FDA”); and (xi) with respect to each of the forgoing, any regulations or guidance promulgated thereunder by a Governmental Authority.

“Hedge Agreement” means any Interest Rate Agreement and any other derivative or hedging contract, agreement, confirmation, or other similar transaction or arrangement that is entered into by Company or any of its Subsidiaries, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement, or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency, or Securities values, or any combination of the foregoing agreements or arrangements.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Purchaser that are in effect as of the Closing Date or, to the extent allowed by law, under such applicable laws that may be in effect after the Closing Date and allow a higher maximum nonusurious interest rate than applicable laws in effect as of the Closing Date.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and all of the implementing rules and regulations at 45 CFR Part 160, 162 and 164.

“Historical Financial Statements” means the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended December 31, 2021.

“Immaterial Fee-Owned Properties” means, as of any date of determination, any individual fee-owned Real Estate Asset having a fair market value less than $2,000,000; provided that, notwithstanding the foregoing, (a) if at any time Company and its subsidiaries own, in the aggregate, multiple fee-owned Real Estate Assets that, in the aggregate, have a fair market value in excess of $4,000,000, then Company shall notify the Purchasers thereof and the Requisite Purchasers shall have the option, exercisable in its sole discretion, to designate any such Real Estate Assets as Material Real Estate Assets, and (b) any fee-owned Real Estate Asset designated as a Material Real Estate Asset pursuant to clause (iii) of the definition thereof and any fee-owned Real Estate Asset set forth on Schedule 1.1(b) shall not constitute “Immaterial Fee-Owned Properties”.

“Increased-Cost Purchaser” as defined in Section 2.22.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) Capital Lease Obligations; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA or any trade payable incurred in the ordinary course of business unless (a) more than ninety (90) days past due or (b) such obligations are evidenced by a note or a similar written instrument), including any Earn Out Obligations and Seller Financing Indebtedness; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit or similar instrument issued for the account of (or similar credit transaction entered into for the benefit of) that Person or as to which that Person is otherwise liable for reimbursement of drawings or is otherwise an obligor; (vii) Disqualified Capital Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and as if such price were based upon, or measured by, the fair market value of such Disqualified Capital Stock); (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or provide any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, in each case whether entered into for hedging or speculative purposes or otherwise, provided, the “principal” amount of obligations under any Hedge Agreement that has not been terminated shall be deemed to be the Net Mark-to-Market Exposure of Company and its subsidiaries thereunder, and (xii) any obligations consisting of accounts payable or other monetary liabilities that do not fall into the foregoing categories of Indebtedness but are overdue more than ninety (90) days.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), Taxes, expenses and disbursements of any kind or nature whatsoever (including attorneys’ fees and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special, or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including any Purchaser’s agreement to purchase any Notes or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries. For the avoidance of doubt, the Indemnified Liabilities shall not include, and shall expressly exclude, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, Taxes, expenses and disbursements of any kind or nature whatsoever (including attorneys’ fees), whether direct, indirect, special, or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against Purchaser or any of its Affiliates for which Company is obligated to indemnify or advance expenses pursuant to the provisions of Company’s Organizational Documents or any arrangement described in Article SIXTH, Section 3(b) of Company’s Amended and Restated Certificate of Incorporation.

“Indemnitee” means (i) Collateral Agent and its Affiliates, officers, partners, members, Directors, trustees, employees, agents and sub-agents and (ii) any Purchaser and its Affiliates, officers, partners, members, Directors, shareholders, trustees, employees, agent and sub-agents.

“Indemnitee Agent Party” as defined in Section 9.6.

“Initial Dividends Account” shall have the meaning set forth in Section 6.15.

“Initial Note Date” means the first date on which Company sells to any Purchaser, and any Purchaser purchases from Company, a Note pursuant to Section 2.1.

“Initial Notes” means the Notes issued by Company and purchased by a Purchaser on the Initial Note Date.

“Initial Notes Purchase Commitment” means the commitment of a Purchaser to purchase the Initial Notes and “Initial Notes Purchase Commitments” means such commitments of all Purchasers in the aggregate. The amount of each Purchaser’s Initial Notes Purchase Commitment, if any, is set forth on Appendix A-1, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Notes Purchase Commitments as of the Closing Date immediately prior to giving effect to the purchase of the Initial Notes is $25,000,000.

“Initial Purchaser” has the meaning given to such term in the preamble of the Agreement.

“Insurance/Condemnation Reinvestment Amounts” as defined in Section 2.13(b).

“Insurance/Condemnation Reinvestment Period” as defined in Section 2.13(b).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement.

“Intercompany Note and Subordination” means a “global” intercompany promissory note and subordination that evidences and subordinates certain Indebtedness and other monetary liabilities owed among Note Parties and their Subsidiaries and certain other controlled Affiliates, as applicable, substantially in the form of Exhibit I.

“Interest Payment Date” means (a) the last day of each month, commencing on the first such date to occur after the Initial Note Date, and (b) the Notes Maturity Date.

“Interest Period” means, as to each Note, (i) initially the period commencing on the date such Note is issued and ending on the last Business Day of the calendar month in which such Note is issued; and (ii) the period commencing on the day after the end of the last Interest Period and ending on the date one (1) month thereafter, provided, that:

(a)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)	no Interest Period shall extend beyond the Notes Maturity Date, so the last Interest Period shall end on the Notes Maturity Date even if such period is shorter than a calendar month.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Company and its Subsidiaries’ operations, (ii) approved by the Requisite Purchasers, and (iii) not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Internally Generated Cash” means, with respect to any period, any cash of Company or any Subsidiary generated during such period as a result of such Person’s operations, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Extraordinary Receipts, Net Equity Proceeds, and any cash that is generated from an incurrence of Indebtedness or any other liability.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person, including the establishment or other creation of a Subsidiary or any other interest in the Securities of any Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for customary moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practice) or capital contributions by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Wholly-Owned Subsidiary of any Person be considered to be a “Joint Venture” to which such Person is a party.

“KPI Report” means a report summarizing key performance metrics including eligible lives, membership, divisional headcount and Consolidated Recurring Revenue by Payor Counterparty.

“Landlord Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit H.

“Leasehold Property” means any leasehold interest of any Note Party as lessee under any lease of real property.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Listing Rules” means the rules promulgated by the Exchange from time to time with respect to the continued listing requirements for companies with equity listed on the Exchange, including, without limitation, the rules set out in the Nasdaq 5600 Series.

“Lockbox Account” means a deposit account of a Managed Company that is subject to a lock-box under a lockbox agreement with the applicable depository institution reasonably acceptable to the Collateral Agent (including a requirement that the funds in such account be swept on a daily Business Day basis to a Controlled Account).

“Managed Company” means CIH, TIH, and any other professional limited liability company, professional corporation or other professional legal entity which is a party to a Management Services Agreement.

“Managed Company Documents” means, with respect to any Managed Company, collectively, the Management Services Agreements, the Equity Transfer Restriction Agreements, and the employment and non-compete agreements with each owner of a Managed Company, and any other material agreement among any Note Party and a Managed Company or its owners.

“Management Services Agreement” means any license, management or other agreement by and between any Note Party on the one hand and another Person organized under the laws of a given jurisdiction, on the other hand, and involving (a) the provision of administrative, management, or business support services, or (b) the license of Intellectual Property or other personal property of any Note Party, to such other Person so as to facilitate the provision of certain Note Parties’ services to end users or patients of such Person in a manner that complies with the given jurisdiction’s laws generally concerning the authorized practice of medicine in each case, as amended, restated, supplemented or otherwise modified in a manner that is not prohibited by this Agreement. For the avoidance of any doubt, the term “Management Services Agreement” shall include any agreement between any Note Party and a Managed Company, including (i) the Management Services Agreement by and between Company, as manager thereunder, and TIH, dated as of April 2, 2018, (ii) the License Agreement, dated as of April 2, 2018 by and between Company, as licensor thereunder, and TIH, and (iii) the Management Services Agreement by and between Company, as manager thereunder, and CIH, dated as of April 2, 2018.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) of Company and its Subsidiaries taken as a whole; (ii) a significant portion of the industry or business segment in which Company or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Company and its Subsidiaries taken as a whole; (iii) the ability of any Note Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document to which it is a party; (v) the validity, perfection or priority of a Lien in favor of Collateral Agent for the benefit of Secured Parties on the Collateral, taken as a whole, or (vi) the rights, remedies and benefits available to, or conferred upon, the Collateral Agent, any Purchaser or any other Secured Party under any Note Document; provided that prior to the Initial Note Date, any action or inaction by Company, Goldman NPA Collateral Agent or any party to the Goldman NPA, including without limitation a default, any event of default thereunder, acceleration or exercise of remedies thereunder, shall not constitute a Material Adverse Effect.

“Material Contract” means, collectively, (i) the Material Customer Contracts, (ii) any contract or other arrangement to which Company, any of Company’s Subsidiaries, or any Managed Company is a party (other than the Note Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, and (iii) each other contract and arrangement listed on Schedule 4.16. For the avoidance of doubt, the Goldman NPA is not a Material Contract.

“Material Customer Contract” means any contract or other arrangement to which Company, any of its Subsidiaries, or any Managed Company is a party with any Payor Counterparty to the extent that the Related System Contract Revenue from such Payor Counterparty and its Affiliates exceeds fifteen percent (15%) of Consolidated Recurring Revenue measured as of the last day of the most recently ended six consecutive fiscal month period for which financial statements have been delivered, including all amendments, exhibits, addenda, appendices, provider manuals, and policies and procedures that are incorporated by reference into such contracts.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any one or more of Company and its Subsidiaries with an individual principal amount (or Swap Termination Value) of $250,000 or more or, solely for purposes of Section 8.1(b), that, collectively with any other Indebtedness in respect of which any relevant default or other specified event has occurred, has an aggregate principal amount of $500,000 or more.

“Material Real Estate Asset” means any and all of the following: (i) all fee-owned Real Estate Assets other than any Immaterial Fee-Owned Properties, (ii) any Real Estate Asset that the Requisite Purchasers determine after the Closing Date, in their reasonable discretion, to be material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of any of Company and its Subsidiaries and designate in writing to be a “Material Real Estate Asset”, and (iii) any Real Estate Asset listed on Schedule 1.1(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or similar instrument in form and substance reasonably acceptable to Collateral Agent.

“Mortgaged Real Estate Documents” means, with respect to each Material Real Estate Asset that is required to be subject to a Mortgage pursuant to this Agreement:

(i)            one or more fully executed and notarized Mortgages encumbering such Material Real Estate Asset, in each case in proper form for recording in all appropriate places in all applicable jurisdictions;

(ii)           (a) ALTA mortgagee title insurance policies or, solely to the extent that Collateral Agent in its sole discretion waives the requirement for a policy to be issued, unconditional commitments therefor, in each case issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Material Real Estate Asset (each, a “Title Policy”), each such Title Policy to be in amounts not less than the fair market value of each Material Real Estate Asset, together with a title report issued by a title company with respect thereto and dated not more than thirty days prior to the date of the applicable Mortgage, (b) copies of all documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent, and (c) evidence reasonably satisfactory to Collateral Agent that such Note Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

(iii)          (A) a completed Flood Certificate with respect to each such Material Real Estate Asset, which Flood Certificate shall (x) be addressed to Collateral Agent and (y) otherwise comply with the Flood Program and be in form and substance satisfactory to Collateral Agent in its sole discretion; (B) if the Flood Certificate indicates that such Material Real Estate Asset is located in a Flood Zone, Company’s written acknowledgment of receipt of written notification from Collateral Agent (x) as to the existence of such Material Real Estate Asset in a Flood Zone and (y) as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program; and (C) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Company has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program or, solely to the extent agreed to by Collateral Agent in its sole discretion, excluded any structures existing in such Flood Zone from any such Mortgage in a manner satisfactory to Collateral Agent in its sole discretion;

(iv)          ALTA surveys of such Material Real Estate Asset (other than any Leasehold Property, unless reasonably requested by Collateral Agent), certified to Collateral Agent and dated not more than thirty days prior to the date of the applicable Mortgage and otherwise in form and substance reasonably satisfactory to Collateral Agent in its sole discretion;

(v)           an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as Collateral Agent may reasonably request, in form and substance reasonably satisfactory to Collateral Agent; and

(vi)          reports and other information, in each case in form, scope and substance reasonably satisfactory to the Requisite Purchasers in their sole discretion, regarding environmental matters relating to such Material Real Estate Asset, including any Phase I Report requested by Collateral Agent with respect to such Material Real Estate Asset.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Natural Person” means a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Company or any of its Subsidiaries from such Asset Sale (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a milestone payment, as applicable), but only as and when so received), minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes payable by Company or any of its Subsidiaries as a result of any gain recognized in connection with such Asset Sale during the tax period in which the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan or pursuant to the exercise of the Purchaser Warrant), net of underwriting discounts and commissions and other reasonable, out-of-pocket costs and expenses associated therewith, including reasonable legal fees and expenses, in each case, solely to the extent such discounts, commissions, costs, fees and expenses are paid to non-Affiliates.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income or gains taxes payable by Company or any of its Subsidiaries as a result of any gain recognized in connection therewith during the tax period the Cash payments or proceeds are received.

“Net Mark-to-Market Exposure” of a Person means, as of any time of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the time of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that time).

“Non-Consenting Purchaser” as defined in Section 2.22.

“Non-U.S. Purchaser” as defined in Section 2.19(c).

“Note” means the Initial Notes and any senior secured promissory note sold by Company to Purchaser, and purchased by Purchaser from Company, pursuant to Section 2.1(b).

“Note Document” means any of this Agreement, the Collateral Documents, the Notes and all other documents, certificates, instruments or agreements that are expressly designated pursuant to their terms to be “Note Documents” or are otherwise executed and delivered by or on behalf of a Note Party or any other Person for the benefit of Collateral Agent or Purchaser in connection herewith, excluding, for the avoidance of doubt, the Purchaser Warrants and any other documents related solely thereto.

“Note Party” means Company, as issuer, and each Guarantor.

“Notes Exposure” means, with respect to any Purchaser, as of any time of determination, the outstanding principal amount of the Notes of such Purchaser, plus the then-remaining Notes Purchase Commitment of such Purchaser; provided that at any time prior to the purchase of the Initial Notes, the Notes Exposure of any Purchaser shall be equal to such Purchaser’s Notes Purchase Commitment.

“Notes Maturity Date” means the earlier of (i) September 1, 2023 and (ii) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several, or independent) of every nature of each Note Party from time to time owed to the Collateral Agent (including any former collateral agents), the Purchasers or any of them under any Note Document, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor Governmental Authority.

“OIG” as defined in Section 4.25(c).

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum, or articles of incorporation or organization, and its by-laws, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles of organization and its operating agreement. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary, excise, property, or similar Taxes (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Note Document.

“Paid in Full” and “Payment in Full” mean, with respect to any or all of the Obligations or Guaranteed Obligations, as the context requires, that each of the following events has occurred, as applicable: (a) the indefeasible payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Notes, (ii) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Note or otherwise under any Note Document, and (iii) all accrued and unpaid costs and expenses payable by any Note Party to Collateral Agent or Purchaser pursuant to any Note Document, whether or not demand has been made therefor, including any and all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, (b) the indefeasible payment or repayment in full in immediately available funds or all other outstanding Obligations or Guaranteed Obligations other than unasserted contingent indemnification and contingent reimbursement obligations and (c) upon the written request of Purchaser, receipt by Purchaser of a release from the Note Parties in favor of the Secured Parties in form and substance acceptable to Purchaser.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payor Counterparty” means any insurer, health maintenance organization, health care benefit plan, third party administrator, employer, union, trust, governmental program (including any Federal Healthcare Program), preferred provider organization, managed care program, or other consumer or customer of health care services that has authorized Company, any of its Subsidiaries or any Managed Company as a provider or supplier of health care services to its members, beneficiaries, participants or the like thereof, or to whom Company has submitted a claim for, or received reimbursement for, health care products or services.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any Acquisition by Company or any of its Wholly-Owned Guarantor Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the Acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary of Company in connection with such Acquisition shall be owned 100% by Company or a Wholly-Owned Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in 5.10, 5.11 and/or 5.13, as applicable;

(iv) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a Pro Forma Basis after giving effect to such Acquisition as of the last day of the Fiscal Quarter most recently ended;

(v) in the event Consolidated Liquidity would be less than $45,000,000, on a pro forma basis after giving effect to such proposed Acquisition, Company shall have delivered to the Purchasers (A) at least thirty (30) Business Days prior to such proposed Acquisition (or such shorter period as may be agreed by the Requisite Purchasers in their reasonable discretion), all relevant financial information with respect to such acquired assets, including the aggregate consideration for such Acquisition and any other information required to demonstrate compliance with Section 6.8, and (B) promptly upon written request by the Requisite Purchasers and in any event at least ten (10) Business Days prior to closing such Acquisition (or such shorter period as may be agreed by Requisite Purchasers in their reasonable discretion) (1) a copy of the purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by Purchaser), (2) quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the most recent twelve month period ending immediately prior to such Acquisition, including any audited financial statements that are available, (3) a quality of earnings report (including cash proof analysis) with respect to the Person or assets or division to be acquired in accordance herewith and (4) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above;

(vi) any Person or assets or division as acquired in accordance herewith (y) shall be in substantially the same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date and (z) in the event Consolidated Liquidity would be less than $45,000,000, on a pro forma basis after giving effect to such proposed Acquisition, for the four quarter period most recently ended prior to the date of such Acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated);

(vii) the Acquisition shall be non-hostile and shall have been approved by the Board of Directors of the Person acquired or the Person from whom such assets or division is acquired, as applicable; and

(viii) Company and its Subsidiaries comply with 5.10 and 5.11 with respect to such Acquisition.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personally Identifiable Information” means any information that: (a) directly identifies, or in combination with other information may identify, an individual, including name, mailing address, email address, any identifier that identifies an account, telephone number, social security number, drivers’ license number, government issued identification number, any financial account number or log-in information, Internet Protocol addresses or other persistent device identifiers, or any other data that can be used to identify, contact, or locate an individual more precisely than a state; (b) is governed, regulated or protected by one or more Privacy and Data Security Laws; (c) is Protected Health Information (as defined by HIPAA); (d) pertains to the health, employment or finances of an individual; (e) is derived from other Personally Identifiable Information and protected by one or more Privacy and Data Security Laws; or (f) is associated with or linked to any other Personally Identifiable Information, which in combination may identify the individual.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to the Requisite Purchasers, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Company’s, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Plan” as defined in Section 9.11.

“Platform” as defined in Section 10.1(b).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be entered into by Company and each Guarantor in form and substance acceptable to Collateral Agent and the Purchasers.

“Principal Office” means a Purchaser’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company and each other Purchaser.

“Privacy and Data Security Laws” means all laws that apply to the creation, collection, receipt, maintenance, transmission, processing, use, disclosure, transfer (including cross-border transfers), disposal, privacy, security, confidentiality, integrity, availability, or breach of Personally Identifiable Information, including: (a) HIPAA; (b) the Public Health Service Act, 42 U.S.C. §§ 290dd-3, 290dee-3, including 42 C.F.R. Part 2; (c) the Federal Trade Commission Act, 15 U.S.C. § 41, et seq.; (d) the federal Telephone Consumer Protection Act; (e) the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act; (f) state privacy, data security, and breach notification laws; (g) state laws prohibiting consumer fraud and deceptive business practices; and each of clauses (a) through (g), as amended from time to time; and all implementing regulations relating to privacy and data security pursuant to all such laws, each as amended from time to time.

“Pro Forma Basis” means a calculation giving pro forma effect to, when used with respect to determining the permissibility of any specific transaction hereunder, such specific transaction as if it were a Subject Transaction.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Initial Notes of any Purchaser, the percentage obtained by dividing (a) the Notes Exposure of that Purchaser, by (b) the aggregate Notes Exposure of all Purchasers. For all other purposes with respect to each Purchaser, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the Notes Exposure by (B) an amount equal to the sum of the aggregate Notes Exposure.

“Provider” as defined in Section 4.25(e).

“Purchaser” has the meaning given to such term in the preamble of the Agreement.

“Qualified Cash” means, at any time of determination, the aggregate balance sheet amount of unrestricted Cash and, to the extent readily monetized, Cash Equivalents included in the consolidated balance sheet of Company and its Subsidiaries as of such time that (i) is free and clear of all Liens other than Liens in favor of Collateral Agent for the benefit of Secured Parties and non-consensual Permitted Liens, (ii) may be applied to payment of the Obligations without violating any law, contract, or other agreement, (iii) is in Controlled Accounts, and (iv) is not Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Stock” means common Capital Stock (excluding Disqualified Capital Stock) of Company, the Net Equity Proceeds of which have not been designated or otherwise utilized for any purpose other than as set forth in Section 8.2.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Note Party in any real property.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Related Fund” means any Fund that is managed, advised, or administered by (a) a Purchaser, (b) an Affiliate of a Purchaser, or (c) an entity or affiliate of an entity that manages, administers, or advises a Purchaser.

“Related System Contract Revenue” means, with respect to any Payor Counterparty for any period, the Consolidated Recurring Revenue attributable to all contracts (or other arrangements) between Company or any of its Subsidiaries and such Payor Counterparty or any of its Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remaining Amount” means, as of any applicable date of determination, an amount equal to $25.0 million, less the aggregate amount of any applicable reduction of the Remaining Amount in accordance with Sections 2.13 and 2.14 hereof, less the aggregate principal amount of all Notes issued on or prior to the applicable date of determination.

“Replacement Purchaser” as defined in Section 2.22.

“Requisite Purchasers” means one or more Purchasers holding Notes Exposure and representing more than 50% of the aggregate Notes Exposure of all Purchasers; provided that (i) the amount of Notes Exposure of any Defaulting Purchaser shall be disregarded for purposes of this definition (including clause (ii) of this proviso), and (ii) to the extent that the total number of Purchasers (treating all Purchasers that are Affiliates as a single Purchasers) is greater than one, solely for purposes of any requested consent, waiver, amendment, or other modification requiring the affirmative vote of “Requisite Purchasers” (but, for the avoidance of doubt, not for the purpose of exercising or enforcing any rights and remedies available under any Note Document or applicable law), “Requisite Purchasers” shall also include at least two (treating all Purchasers that are Affiliates as a single Purchasers) Purchasers.

“Responsible Officer” means, as applied to any Note Party, any duly authorized individual natural Person holding the position of chairman of the Board of Directors (if an officer), chief executive officer, president, chief operating officer, or Chief Financial Officer; provided, however, that Terren S. Peizer shall not be considered a Responsible Officer for purposes of this Agreement.

“Restricted Junior Payment” means (i) any dividend, other distribution, or liquidation preference, direct or indirect, on account of any shares of any class of Capital Stock of Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock (other than any Disqualified Capital Stock) to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding, excluding any such payment in respect of the Warrants; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or any Earn Out Obligations or Seller Financing Indebtedness.

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person located, operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, U.S. Department of State, or U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom, or (iii) any other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, including any Capital Stock and any Hedge Agreements or other derivatives.

“Securities Account” means any “securities account” as defined in Article 8 of the UCC and any “commodity account” as defined in Article 9 of the UCC.

“Securities Account Control Agreement” means, with respect to a Securities Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (i) is entered into among Collateral Agent, the Securities Intermediary at which the applicable Securities Account is maintained, and the Note Party having rights in or to the underlying financial assets credited to or maintained in such Securities Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Securities Account.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means any “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“Seller Financing Indebtedness” means any obligation or liability consisting of fixed deferred purchase price, installment payments, or promissory notes that, in each case, is issued or otherwise incurred as consideration for any acquisition of any property.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvency Certificate” means a certificate of the Chief Financial Officer of Company substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Note Party, that as of the date of determination, both (i) (a) the sum of such Note Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Note Party’s present assets; (b) such Note Party’s capital is not unreasonably small in relation to its business as contemplated on such date of determination and reflected in the Projections or with respect to any transaction contemplated or to be undertaken after such date of determination; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Special Situations” means Special Situations Investing Group II, LLC.

“Special Situations Warrants” means, collectively, those certain Purchase Warrants for Common Shares, each dated as of September 24, 2019, issued by Company to Special Situations.

“Specified Liquidity Cure Period” as defined in Section 8.2.2.

“Specified Liquidity Equity Contribution” as defined in Section 8.2.2.

“Specified Liquidity Financial Covenant” as defined in Section 8.2.2.

“Subject Obligations” as defined in Section 2.1(b).

“Subject Transaction” is as defined in “Consolidated Adjusted EBITDA”.

“Subordinated Indebtedness” means any Indebtedness that is contractually or structurally subordinated in payment or lien ranking to the Obligations or related Liens.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election or appointment of the Person or Persons (whether Directors, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Company and shall include all Managed Companies. For the avoidance of doubt, the inclusion of a Managed Company as a Subsidiary hereunder is a drafting convenience agreed to by the parties hereto to clarify the Managed Companies are subject to the various representations, covenants and other provisions applicable to “Subsidiaries” and does not indicate any actual ownership or control whatsoever of any Managed Company by any Note Party, whether by virtue of the services or Management Services Agreement in place with respect to such Managed Company or otherwise.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement related to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Purchaser or any Affiliate of a Purchaser).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Purchaser, its investment office) is located on all or part of the overall net income (whether worldwide, or only insofar as such overall net income is considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Purchaser, its applicable investment office).

“Term” means the Closing Date through the earlier of (a) the date on which Company files a report with the SEC that states there is substantial doubt regarding Company’s ability to continue as a going concern during the twelve (12) month period following such filing and (b) September 1, 2023.

“Term SOFR” means, for any calculation with respect to a Note, the rate determined by the Requisite Purchasers to be the Term SOFR Reference Rate for a thirty (30) day tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and obtained by the Requisite Purchasers at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html or a similar website used by the SOFR Administrator to publish the Term SOFR; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to a Note, 0.25 percent (0.25%) per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by all of the Purchaser in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Purchaser as the forward-looking term rate based on SOFR pursuant to the definition of Term SOFR.

“Terminated Purchaser” as defined in Section 2.22.

“TIH” means Texas Integrated Health, Inc., a Texas nonprofit health organization.

“Title Policy” as defined in the definition of Mortgaged Real Estate Documents.

“Transfer Agreement” means a Transfer Agreement substantially in the form of Exhibit D.

“Transfer Effective Date” as defined in Section 10.6(b).

“UCC” means the Uniform Commercial Code (or any similar or equivalent statute or law) as in effect in any applicable jurisdiction.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, and that is otherwise a Business Day.

“U.S. Purchaser” as defined in Section 2.19(c).

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of one of Exhibits E-1, E-2, E-3 or E-4, as applicable.

“Voting Procedures Order” as defined in Section 9.11.

“WARN” as defined in Section 4.19.

“Wholly-Owned” means, in reference to any Subsidiary of a specified Person, that 100% of the Capital Stock of such Subsidiary (other than (x) Directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

1.2            Accounting Terms, Financials Statements, Calculations, Etc.. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Purchaser pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with the financial covenants contained in this Agreement, any election by any Note Party to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made. For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date. Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, test, or condition under any provision of this Agreement or any other Note Document, no Note Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction. When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto. Whenever the term “Company” is used in respect of a financial covenant or a related definition, it shall be construed to mean “Company and its Subsidiaries on a consolidated basis” unless the context clearly requires otherwise. Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Note Document as if fully set forth therein, mutatis mutandis. The Purchaser may select information sources or services in their reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, in each case pursuant to the terms of this Agreement, and shall have no liability to Company or its Subsidiaries or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.3            Interpretation, Etc.. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Any requirement for a referenced agreement, instrument, certificate or other document to be in “substantially” the form of an Appendix, Schedule, or Exhibit hereto means that such referenced document shall be in the form of such Appendix, Schedule, or Exhibit with such modifications to such form as are approved by the Requisite Purchasers, and, in the case of any Collateral Document, Collateral Agent, in each case in Collateral Agent’s sole discretion. The words “hereof”, “hereunder”, “hereby”, and words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use herein of the words “continuing”, “continuance”, “existing”, or any words of similar import or derivatives of any such words in reference to any Event of Default means that such Event of Default has not been expressly waived. The word “will” shall be construed as having the same meaning and effect as the word “shall”. The words “assets” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties of any relevant Person or Persons. The terms lease and license shall be construed to include sub-lease and sub-license. Whenever the context may require, any pronoun shall be construed to include the corresponding masculine, feminine, and neuter forms. References to Persons include their respective permitted successors and assigns. Except as otherwise expressly provided herein, references to statutes, legislative acts, laws, regulations, and rules shall be deemed to refer to such statutes, acts, laws, regulations, and rules as in effect from time to time, including any amendments of the same and any successor statutes, acts, laws, regulations, and rules, unless any such reference is expressly limited to refer to any statute, act, law, regulation, or rule “as in effect on” a specified date. Except as otherwise expressly provided herein, any reference in or to this Agreement (including any Appendix, Schedule, or Exhibit hereto), any other Note Document, or any other agreement, instrument, or other document shall be construed to refer to the referenced agreement, instrument, or document as assigned, amended, restated, supplemented, or otherwise modified from time to time, in each case in accordance with the express terms of this Agreement and any other relevant Note Document unless such reference is expressly limited to refer to such agreement, instrument, or other document “as in effect on” a specified date. Unless otherwise expressly stated, if a Person may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Person but is intended to have substantially the same effects as the prohibited action. Except as otherwise provided therein, this Section 1.3 shall apply equally to each other Note Document as if fully set forth therein, mutatis mutandis.

Section 2. NOTES

2.1            Issuance and Purchase of the Notes.

 (a)           Authorization of Notes. Company authorizes the issue and sale up to the Remaining Amount of the Notes.

 (b)           Note Purchase Commitment; Purchase and Sale of the Notes. Subject to the terms and conditions hereof, from time to time during the Term, at the election of Company and upon not less than ten Business Days advance written notice and with the delivery of a Funding Notice, Company agrees that it will issue and sell to Purchaser, and Purchaser agrees that it will purchase from Company, Notes in a principal amount equal to the lesser of (i) the amount of funds as may be necessary for Company to pay and discharge, any and all Company Obligations that are then due or scheduled to become due within the 30 days following the date of the Funding Notice (the “Subject Obligations”) and (ii) the Remaining Amount. Subject to Section 2.13, all amounts owed hereunder with respect to the Notes, together with any other obligations hereunder then due and payable, shall be Paid in Full no later than the Notes Maturity Date.

2.2            Issuance of Notes.

The Notes will be delivered to Purchasers in physical form and shall be issued in its name or the name of its nominee on the date of purchase.

2.3            [Reserved].

2.4            [Reserved].

2.5            Use of Proceeds. Notwithstanding anything to the contrary herein, on the Initial Note Date, in the event that the Goldman NPA Obligations have not been paid in full and discharged, Purchaser shall transfer, by wire transfer, to the account and in the amount designated by the Goldman NPA Collateral Agent the purchase price for the Notes equal to the Goldman NPA Obligations. After the payment in full .and discharge of the Goldman NPA Obligations (other than any contingent indemnification amounts for which no claim has been made), Company may apply the proceeds of the Notes issued and sold shall be applied by Company to pay the Subject Obligations, with the remainder to be applied by Company for working capital and general corporate purposes of Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, (i) no proceeds of the sale of the Notes may be used in any manner that conflicts with Section 4.18(b), and (ii) no proceeds of the sale of the Notes may be used to settle actual or potential litigation or similar claims,.

2.6            Evidence of Debt; Register; Replacement of Notes.

 (a)           Purchaser’s Evidence of Debt. Purchaser shall maintain on its internal records an account or accounts evidencing the Obligations of Company to Purchaser, including the amounts of the Notes held by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any applicable Notes; and provided further, in the event of any inconsistency between the Register and Purchaser’s records, the recordations in the Register shall govern.

 (b)           Register. Company (or an agent or sub-agent appointed by it) shall maintain a register for the recordation of the names and addresses of Purchasers and principal amounts (and stated interest) of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by any Purchaser (with respect to (i) any entry relating to such Purchaser’s Notes, and (ii) the identity of the other Purchasers (but not any information with respect to such other Purchasers’ Notes)) at any reasonable time and from time to time upon reasonable prior notice. Company shall record, or shall cause to be recorded, in the Register the Notes in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Notes; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any Note. Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

 (c)           Replacement of Notes. Upon receipt by Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of any Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and (x) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, a Purchaser party hereto on the Closing Date or another holder of a Note with a minimum net worth of at least $10,000,000 in excess of the amount of such Note or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (y) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter Company at its own expense shall execute and deliver, in lieu thereof, a new Note to such Purchaser, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

2.7            Interest on Notes.

 (a)           Except as otherwise set forth herein, each Note (and portion thereof) shall bear interest at the Adjusted Term SOFR for each Interest Period on the unpaid principal amount thereof from the date issued and sold through repayment (whether by acceleration or otherwise). The Adjusted Term SOFR shall be determined for each Interest Period pursuant to the definition of Term SOFR. Notwithstanding anything else to the contrary, if the Term SOFR shall be less than zero, then Term SOFR shall be deemed to be zero for the purposes hereof.

 (b)           [Reserved].

 (c)           [Reserved].

 (d)           Interest payable pursuant to Section (a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Note, the date of the issuance and sale of such Note shall be included, and the date of payment of such Note shall be excluded; provided, if a Note is repaid on the same day on which it is made, one day’s interest shall be paid on that Note.

 (e)           Except as otherwise set forth herein, interest on each outstanding Note (i) shall accrue on the outstanding principal amount of such Note at the Adjusted Term SOFR for each Interest Period and shall be payable in arrears in cash on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall be payable in arrears upon any prepayment of that Note, whether voluntary or mandatory, on the amount being prepaid; and (iii) shall be payable in arrears at maturity of the Notes, including final maturity of the Notes. If any Note is not paid in full in cash on the Notes Maturity Date, such Note shall continue to bear interest at the Default Rate until paid and the Adjusted Term SOFR shall be reset and determined on the first day of each calendar month following the Notes Maturity Date. The foregoing sentence notwithstanding, the Notes shall be paid on the Notes Maturity Date.

2.8            [Reserved].

2.9            Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under any Debtor Relief laws) payable on demand at a rate that is 3.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Notes. Payment or acceptance of (i) the increased rates of interest provided for in this Section 2.9 or (ii) any amount of interest that is less than the amount due, in each case is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Purchaser.

2.10            [Reserved].

2.11            Scheduled Payments. To the extent not previously paid, the Notes, together with all other amounts owed hereunder with respect thereto, shall be Paid in Full no later than the Notes Maturity Date.

2.12            Voluntary Prepayments.

(a)            Any time and from time to time, Company may prepay the Notes on any Business Day in whole or in part, without penalty.

(b)            All such prepayments shall be made upon not less than three Business Days’ prior written or telephonic notice given by Company to the Purchasers by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Purchasers. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(b).

2.13            Mandatory Prepayments.

(a)            Asset Sales. No later than the first Business Day following the date of receipt by any Note Party or any of its Subsidiaries of any Net Asset Sale Proceeds (it being understood that such Net Asset Sale Proceeds, if received on or after the Initial Note Date, shall be deposited into a Controlled Account on the same Business Day as receipt thereof), the Remaining Amount shall be reduced in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination do not exceed $500,000, upon delivery of a written notice to the Purchasers, Company shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in (1) long-term productive assets of the general type used in the business of Company if such assets are purchased or constructed within one hundred eighty (180) days following receipt of such Net Asset Sale Proceeds (and so long as any such individual or aggregate investment in the amount of $500,000 or more has been consented to by the Requisite Purchasers) or (2) Permitted Acquisitions if (x) a definitive purchase agreement with respect to such Permitted Acquisition is executed within one hundred twenty (120) days following receipt of such Net Asset Sale Proceeds and (y) the transaction contemplated by such purchase agreement is consummated within one hundred eighty (180) days of receipt thereof; provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall, if requested by the Requisite Purchasers, be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to the Requisite Purchasers. In the event that the Asset Sale Reinvestment Amounts are not reinvested by Company prior to the earliest of (i) the last day of such one hundred twenty (120) day period (if, with respect to a Permitted Acquisition, a definitive purchase agreement therefor has not been executed in accordance with the other provisions of this Agreement), (ii) the last day of such one hundred eighty (180) day period (if, with respect to a Permitted Acquisition, a definitive purchase agreement therefor has been executed but the transactions contemplated thereby have not been consummated in accordance with the other provisions of this Agreement), and (iii) the date of the occurrence of an Event of Default, such Asset Sale Reinvestment Amounts shall be applied to the Obligations as set forth in Section 2.14(b). For the avoidance of doubt, if any Net Asset Sale Proceeds are received by any Note Party or any of its Subsidiaries prior to the payment in full and discharge of the Goldman NPA Obligations (other than in respect of any contingent indemnification amounts for which no claim has been made), such Net Asset Sale Proceeds shall be applied as set forth in Section 2.13 of the Goldman NPA.

(b)            Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by any Note Party or any of its Subsidiaries, or Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds (it being understood that such Net Insurance/Condemnation Proceeds, if received on or after the Initial Note Date, shall be deposited into a Controlled Account on the same Business Day as receipt thereof), the Remaining Amount shall be reduced in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $500,000 (such amounts, the “Insurance/Condemnation Reinvestments Amounts”), Company shall have the option, directly or through one or more of its Subsidiaries to invest such Insurance/Condemnation Reinvestment Amounts within one hundred eighty days of receipt thereof (the “Insurance/Condemnation Reinvestment Period”) in long term productive assets of the general type used in the business of Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the relevant assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided further, pending any such investment, all such Insurance/Condemnation Reinvestment Amounts shall, if requested by the Requisite Purchasers, be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to the Requisite Purchasers. In the event that such Insurance/Condemnation Reinvestment Amounts are not reinvested by Company prior to the earlier of (i) the expiration of the applicable Insurance/Condemnation Reinvestment Period, and (ii) the occurrence of an Event of Default, then, at such time, an Event of Default shall be deemed to have occurred and be continuing under this Section (b) until a prepayment is made (or any such escrow is applied as a prepayment) in an amount equal to such Insurance/Condemnation Reinvestment Amounts that have not been so reinvested. For the avoidance of doubt, if any Insurance/Condemnation Proceeds are received by any Note Party or any of its Subsidiaries prior to the payment in full and discharge of the Goldman NPA Obligations (other than in respect of any contingent indemnification amounts for which no claim has been made), such Insurance/Condemnation Proceeds shall be applied as set forth in Section 2.13 of the Goldman NPA.

(c)            Issuance of Equity Securities. On the date of receipt by any Note Party or any of its Subsidiaries of any Net Equity Proceeds from any Person other than a Note Party (it being understood that any such Net Equity Proceeds, if received on or after the Initial Note Date, shall be deposited into a Controlled Account on the same Business Day as receipt thereof), excluding any such Net Equity Proceeds used for purposes approved in writing by the Requisite Purchasers in their sole discretion, the Remaining Amount shall be reduced in an aggregate amount equal to 100% of such Net Equity Proceeds. For the avoidance of doubt, if any Net Equity Proceeds are received by any Note Party or any of its Subsidiaries prior to the payment in full and discharge of the Goldman NPA Obligations (other than in respect of any contingent indemnification amounts for which no claim has been made), such Net Equity Proceeds shall be applied as set forth in Section 2.13 of the Goldman NPA.

(d)            Issuance of Debt. On the date of receipt by any Note Party or any of its Subsidiaries of any Cash proceeds (it being understood that any such Cash proceeds, if received on or after the Initial Note Date, shall be deposited into a Controlled Account on the same Business Day as receipt thereof) from the incurrence of any Indebtedness of any Note Party or any of its Subsidiaries, excluding any Cash proceeds received with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1, the Remaining Amount shall be reduced in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses. For the avoidance of doubt, if any Cash proceeds are received by any Note Party or any of its Subsidiaries prior to the payment in full and discharge of the Goldman NPA Obligations (other than in respect of any contingent indemnification amounts for which no claim has been made), such Cash proceeds shall be applied as set forth in Section 2.13 of the Goldman NPA.

(e)            Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending December 31, 2022), no later than the date required for delivery of annual financial statements with respect to such Fiscal Year pursuant to Section 5.1(c),the Remaining Amount shall be reduced in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow. For the avoidance of doubt, if any Consolidated Excess Cash Flow is received by any Note Party or any of its Subsidiaries prior to the payment in full and discharge of the Goldman NPA Obligations (other than in respect of any contingent indemnification amounts for which no claim has been made), such Consolidated Excess Cash Flow shall be applied as set forth in Section 2.13 of the Goldman NPA.

(f)            [Reserved].

(g)           [Reserved].

(h)            Extraordinary Receipts. On the date of receipt by Company or any of its Subsidiaries of any Extraordinary Receipts (it being understood that such Extraordinary Receipts, if received on or after the Initial Note Date, shall be deposited in a Controlled Account on the same Business Day as receipt thereof) in excess of $500,000 in the aggregate in any trailing twelve month period,the Remaining Amount shall be reduced in the amount of such excess Extraordinary Receipts. For the avoidance of doubt, if any excess Extraordinary Receipts are received by any Note Party or any of its Subsidiaries prior to the payment in full and discharge of the Goldman NPA Obligations (other than in respect of any contingent indemnification amounts for which no claim has been made), such excess Extraordinary Receipts shall be applied as set forth in Section 2.13 of the Goldman NPA.

(i)            [Reserved].

(j)            [Reserved].

2.14            Application of Prepayments.

(a)           [Reserved].

(b)            Application of Prepayments. Any voluntary prepayments of Notes pursuant to Section 2.12 shall be applied as follows:

first, to the payment of all fees other than any premium, and all expenses specified in Section 10.2, in each case to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, to prepay Notes on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and

fifth, to payment of any remaining Obligations then due and payable.

(c)           [Reserved].

(d)           [Reserved].

2.15            General Provisions Regarding Payments.

(a)            All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Purchasers not later than 12:00 p.m. (New York City time) on the date due by wire transfer to an account designated by such Purchasers in writing (as may be updated by such Purchasers from time to time). For purposes of computing interest and fees, funds received by such Purchasers after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b)            All payments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payment received in respect of any Note on a date when interest or premium is due and payable with respect to such Note) shall be applied to the payment of interest and premium then due and payable before application to principal.

(c)            [Reserved].

(d)            [Reserved].

(e)            Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)            Purchaser shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Purchasers until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is Paid in Full.

(g)            If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by Collateral Agent hereunder or under any Collateral Document in respect of any of the Obligations, including all proceeds received by Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all out-of-pocket costs and expenses of such sale, collection or other realization, including reasonable compensation to Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith, and all amounts for which Collateral Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as Collateral Agent and not as a Purchaser) and all advances made by Collateral Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all out-of-pocket costs and expenses paid or incurred by Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Purchasers; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16            Ratable Sharing. Purchasers hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Purchaser hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Purchaser) that is greater than the proportion received by any other Purchaser in respect of the Aggregate Amounts Due to such other Purchaser, then the Purchaser receiving such proportionately greater payment shall (a) notify each other Purchaser of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Purchasers so that all such recoveries of Aggregate Amounts Due shall be shared by all Purchasers in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Purchaser is thereafter recovered from such Purchaser upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Purchaser ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.16 shall not be construed to apply to (a) any payment made by any Note Party pursuant to and in accordance with the express terms of any Note Document or (b) any payment obtained by any Purchaser as consideration for the transfer in any of its Notes or other Obligations owed to it.

2.17            Inability to Determine Rate; Increase Cost, Reduced Return, and Funding Losses.

(a)            Inability to Determine Rate. If, on or prior to the first day of any Interest Period for any Note the Requisite Purchasers determine (which determination shall be conclusive and binding absent manifest error) that (i) “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, that the purchase, maintaining, converting to, or continuation of its LIBO Rate Portion, (ii) Term SOFR has become unlawful as a result of compliance by Purchaser in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), (iii) Term SOFR has become impracticable, as a result of contingencies occurring after the date hereof that materially and adversely affect the market or the position of Purchaser in that market, or (iv) the Requisite Purchasers determine that for any reason that Adjusted Term SOFR for any Interest Period does not adequately and fairly reflect the cost to the Requisite Purchasers of funding the loans evidenced by its Note, the Requisite Purchasers will promptly so notify Company. Upon such notice, any obligation of the Purchasers to purchase Notes, and any right of Company to issue Notes shall be suspended until the Requisite Purchasers revoke such notice. Upon such notice, the Requisite Purchasers shall also have the right to elect to have the principal of the outstanding Notes bear interest at a rate the Requisite Purchasers elect in their sole discretion. Upon any such conversion to a new interest rate, Company shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to this Agreement.

(b)            Increased Cost and Reduced Return; Capital Adequacy.

(i)            If any Change in Law shall (i) subject any Purchaser to any Tax of any kind whatsoever with respect to this Agreement or any Note, or change the basis of taxation of payments to such Purchaser in respect thereof on its Notes, loans, loan principal, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (ii) impose on any Purchaser any other condition, cost or expense affecting this Agreement or Notes, and the result of any of the foregoing shall be to increase the cost to any Purchaser of making or maintaining any loan or Note (or of maintaining its obligation to make any such loan or purchase or hold a Note), or to reduce the amount of any sum received or receivable by any Purchaser hereunder (whether of principal, interest or any other amount) then, upon request of any applicable Purchaser, Company will pay to such applicable Purchaser, such additional amount or amounts as will compensate such applicable Purchaser for such additional costs incurred or reduction suffered.

(ii)            Failure or delay on the part of any Purchaser to demand compensation pursuant to Section 2.17(b)(i) shall not constitute a waiver of its right to demand such compensation; provided that Company shall not be required to compensate such Purchaser pursuant to Section 2.17(b)(i) for any reductions in return incurred more than two hundred seventy (270) days prior to the date such Purchaser notifies Company of such law, rule, regulation or guideline giving rise to such reductions and of such Person’s intention to claim compensation therefor, provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive or if by operation of law such applicable Purchaser is prohibited from giving such notice, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof or shall be extended by the period such prohibition is in effect.

(c)            Compensation for Breakage or Funding Losses. Company shall compensate any Purchaser, upon written request by such Purchaser (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Purchaser to lenders of funds borrowed by it to purchase or carry its Note and any loss, expense or liability sustained by such Purchaser in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such applicable Purchaser may sustain: (i) if for any reason (other than a default by such applicable Purchaser) a purchase of Notes does not occur on a date specified therefor (ii) if any prepayment or other principal payment of, Notes occurs on any day other than the last day of an Interest Period applicable to that Note (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its Note is not made on any date specified in a notice of prepayment given by Company.

2.18            [Reserved].

2.19            Taxes; Withholding, Etc.

(a)            Payments to Be Free and Clear. All sums payable by or on behalf of any Note Party hereunder and under the other Note Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Purchaser).

(b)            Withholding of Taxes. If any Note Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Note Party to any Purchaser under any of the Note Documents: (i) Company shall notify Purchasers of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company or any other Person (acting as a withholding agent) shall pay or cause to be paid any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Note Party) for its own account or (if that liability is imposed on such Purchaser, as the case may be) on behalf of and in the name of such Purchaser; (iii) unless otherwise provided in this Section 2.19 the sum payable by such Note Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19), Purchaser, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax that it is required by clause (ii) above to pay, Company shall deliver to such Purchaser evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, with respect to any U.S. federal withholding tax, no such additional amount shall be required to be paid to any Purchaser under clause (iii) above except to the extent that any change after the date hereof (in the case of each Purchaser listed on the signature pages hereof on the Closing Date) or after the effective date of the Transfer Agreement pursuant to which such Purchaser became a Purchaser (in the case of each other Purchaser)in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Transfer Agreement, as the case may be, in respect of payments to such Purchaser; provided that additional amounts shall be payable to a Purchaser to the extent that such Purchaser’s transferor was entitled to receive such additional amounts.

(c)            Evidence of Exemption From U.S. Withholding Tax. Each Purchaser that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Purchaser”) shall, to the extent such Purchaser is legally entitled to do so, deliver to Company, on or prior to the Closing Date (in the case of each Purchaser listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Transfer Agreement pursuant to which it becomes a Purchaser (in the case of each other Purchaser), and at such other times as may be necessary in the determination of Company (in the reasonable exercise of its discretion), (i) two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Purchaser of principal, interest, fees or other amounts payable under any of the Note Documents, or (ii) if such Purchaser is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a U.S. Tax Compliance Certificate together with two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8IMY (or, in each case, any successor form), properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Purchaser of interest payable under any of the Note Documents. Each Purchaser that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “U.S. Purchaser”) shall deliver to Company on or prior to the Closing Date (or, if later, on or prior to the date on which such Purchaser becomes a party to this Agreement) two copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Purchaser, certifying that such U.S. Purchaser is entitled to an exemption from U.S. backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Purchaser required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Purchaser of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Purchaser shall promptly deliver to Company two new copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, and/or W-9 (or, in any case, any successor form), or a U.S. Tax Compliance Certificate and two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, or W-8IMY (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Purchaser is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Purchaser under the Note Documents, or notify Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Purchaser under Section 2.19(b)(iii) if such Purchaser shall have failed to deliver the forms, certificates or other evidence required by the first sentence of this Section 2.19(c).

(d)            FATCA. Notwithstanding anything to the contrary therein, Company shall not be required to pay any additional amount pursuant to Section 2.19(b) with respect to any U.S. federal withholding tax imposed under FATCA. If a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Purchaser shall deliver to Company and at the time or times prescribed by law and at such time or times reasonably requested by Company or such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company as may be necessary for Company and to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

(e)            Payment of Other Taxes by Company. Without limiting the provisions of Section 2.19(b), Company shall timely pay to the relevant Governmental Authorities in accordance with applicable law or, at the option of such Purchaser timely reimburse it for the payment of, all Other Taxes.

(f)            Indemnification by Note Parties. Note Parties shall jointly and severally indemnify any Purchaser for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.19(b) arising in connection with payments made under this Agreement or any other Note Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid or payable by any Purchaser or any of their respective Affiliates and any reasonable and actual out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Note Party shall be conclusive absent manifest error. Such payment shall be due within ten days of such Note Party’s receipt of such certificate.

(g)            [Reserved].

(h)            [Reserved].

(i)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Note Party to a Governmental Authority pursuant to this Section 2.19, such Note Party shall deliver to the Purchasers the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Purchaser.

(j)            Survival. Each party’s obligations under this Section 2.19 shall survive any assignment of rights by, or the replacement of, a Purchaser, the termination of any commitments of such Purchaser and the repayment, satisfaction or discharge of all obligations under any Note Document.

2.20            Obligation to Mitigate. Each Purchaser agrees that, if such Purchaser requests payment under Section 2.17, 2.18 or 2.19, then such Purchaser will, to the extent not inconsistent with the internal policies of such Purchaser and any applicable legal or regulatory restrictions, use reasonable efforts to hold or maintain its Notes, including any Affected Notes, through another office of such Purchaser if, as a result thereof, the additional amounts payable to such Purchaser pursuant to Section 2.17, 2.18 or 2.19, as the case may be, in the future would be eliminated or reduced and if, as determined by such Purchaser in its sole discretion, the purchasing, holding or maintaining of such Notes through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Notes or the interests of such Purchaser; provided, such Purchaser will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Purchaser as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Purchaser shall be conclusive absent manifest error.

2.21            Defaulting Purchasers. Anything contained herein to the contrary notwithstanding, in the event that any Purchaser, other than at the direction or request of any regulatory agency or authority, defaults in its obligation to purchase (a “Defaulting Purchaser”) any Note (in each case, a “Defaulted Purchase Obligation”), then (a) except to the extent such Purchaser’s vote is required under Section 10.5(b), during any Default Period with respect to such Defaulting Purchaser, such Defaulting Purchaser shall be deemed not to be a “Purchaser” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Note Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Purchaser shall have been reduced to zero, (i) any voluntary prepayment of the Notes shall, if Requisite Purchasers so direct at the time of making such voluntary prepayment, be applied to the Notes of other Purchasers as if such Defaulting Purchaser had no Notes outstanding and the outstanding Notes of such Defaulting Purchaser were zero, and (ii) any mandatory prepayment of the Notes shall, if Requisite Purchasers so direct at the time of making such mandatory prepayment, be applied to the Notes of other Purchasers (but not to the Notes of such Defaulting Purchaser) as if such Defaulting Purchaser had honored all of its Defaulted Purchase Obligations, it being understood and agreed that any portion of any mandatory prepayment of the Notes that is not paid to such Defaulting Purchaser solely as a result of the operation of the provisions of this clause (b) shall be paid to the non-Defaulting Purchasers on a ratable basis; (c) such Defaulting Purchaser’s Commitments shall be excluded for purposes of calculating the commitment fee payable to Purchasers in respect of any day during any Default Period with respect to such Defaulting Purchaser, and such Defaulting Purchaser shall not be entitled to receive any commitment fee pursuant to Section 2.10 with respect to such Defaulting Purchaser’s Commitment in respect of any Default Period with respect to such Defaulting Purchaser. No Commitment of any Purchaser shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by Company of its obligations hereunder and the other Note Documents shall not be excused or otherwise modified as a result of any Purchaser becoming a Defaulting Purchaser or the operation of this Section 2.21.

2.22            Removal or Replacement of a Purchaser. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Purchaser (an “Increased-Cost Purchaser”) shall give notice to Company that such Purchaser is an Affected Purchaser or that such Purchaser is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances that have caused such Purchaser to be an Affected Purchaser or that entitle such Purchaser to receive such payments shall remain in effect, and (iii) such Purchaser shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Purchaser shall become and continue to be a Defaulting Purchaser, and (ii) such Defaulting Purchaser shall fail to cure the default as a result of which it has become a Defaulting Purchaser within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Purchasers shall have been obtained but the consent of one or more of such other Purchasers (each a “Non-Consenting Purchaser”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Purchaser, Defaulting Purchaser or Non-Consenting Purchaser (the “Terminated Purchaser”), Requisite Purchasers may (which, in the case of an Increased-Cost Purchaser, only after receiving written request from Company to remove such Increased-Cost Purchaser), by giving written notice to Company and any Terminated Purchaser of its election to do so, elect to cause such Terminated Purchaser (and such Terminated Purchaser hereby irrevocably agrees) to transfer its outstanding Notes in full to one or more Eligible Transferees (each a “Replacement Purchaser”) in accordance with the provisions of Section 10.6 and such Terminated Purchaser shall pay the fees, if any, payable in connection with any such transfer from an Increased-Cost Purchaser or a Non-Consenting Purchaser or a Defaulting Purchaser; provided, (1) on the date of such assignment, the Replacement Purchaser shall pay to Terminated Purchaser an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Notes of the Terminated Purchaser and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Purchaser pursuant to Section 2.10 (other than any breakage costs, prepayment premium or other similar amounts that would be payable in connection with a voluntary prepayment); (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Purchaser pursuant to Section 2.17, 2.18 or 2.19 or under any other Note Document; (3) such assignment does not conflict with applicable law, and (4) in the event such Terminated Purchaser is a Non-Consenting Purchaser, each Replacement Purchaser shall consent, at the time of such transfer, to each matter in respect of which such Terminated Purchaser was a Non-Consenting Purchaser. Upon the prepayment of all amounts owing to any Terminated Purchaser, such Terminated Purchaser shall no longer constitute a “Purchaser” for purposes hereof; provided, any rights of such Terminated Purchaser to indemnification hereunder shall survive as to such Terminated Purchaser. Each Purchaser agrees that if Requisite Purchasers exercise the option hereunder to cause a transfer by such Purchaser as a Non-Consenting Purchaser, Increased-Cost Purchaser or Terminated Purchaser, such Purchaser shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such transfer in accordance with Section 10.6.

2.23            Representations and Warranties by the Purchasers. Each Purchaser hereby represents and warrants to Company as follows:

(a)            Investor Status. It (i) is an “accredited investor”, as that term is defined in Regulation D under the Securities Act, (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Notes from Company and the suitability thereof for Purchaser, (iii) is a sophisticated purchaser with respect to the purchase of the Notes, (iv) is able to bear the economic risk associated with the purchase of the Notes, (v) has had an opportunity to ask questions of the principal officers and representatives of Company and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the investment made hereby, (vi) has been provided adequate information concerning the business and financial condition of Company to make an informed decision regarding the purchase of the Notes, (vii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement, and (viii) has independently and without reliance upon Company, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Purchaser has relied upon Company’s express representations and warranties in this Agreement and other Note Documents.

(b)            Investment for Own Account. Such Purchaser is purchasing the Notes for investment for its own account and not with a view towards the sale or distribution thereof in violation of applicable securities laws of the United States or any state thereof. Such Purchaser acknowledges there are restrictions on its ability to resell the Notes under applicable securities laws.

(c)            Transfer Restrictions. Such Purchaser understands that the offering and sale of the Notes by Company is intended to be exempt from registration under the Securities Act pursuant to section 4(a)(2) thereof; Company is not registering the Notes under the Securities Act or any state securities laws; and there is no existing public or other market for the Notes. Such Purchaser understands that any certificate representing the Notes that are issued to such Purchaser may bear, in Company’s discretion, the following restrictive legend and will be restricted from transfer in accordance with such legend:

“The sale of this Senior Secured Note has not been and will not be registered under the United States Securities Act 1933 (the “Securities Act”) or with any securities regulatory authority of any state or other jurisdiction of the United States. The holder hereof, by purchasing or otherwise acquiring this security, acknowledges that the sale of this security has not been registered under the Securities Act. The holder agrees for the benefit of Company, any distributors or dealers and any such persons’ affiliates that this security may be offered, resold, pledged or otherwise transferred only in compliance with the Securities Act and any applicable state securities laws and only (1) pursuant to Rule 144 under the Securities Act or (2) pursuant to another exemption from registration under the Securities Act, and in each case in accordance with any applicable securities laws of the states of the United States and other jurisdictions. The holder acknowledges that the purpose of the foregoing limitation is, in part, to ensure that the issuer is not required to register under the Securities Act.”

Section 3. CONDITIONS PRECEDENT

3.1            Closing Date. The obligation of each Purchaser to enter into this Agreement is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (in each case, except to the extent required to be satisfied as a condition subsequent in accordance with Section 5.16):

(a)            Note Documents. The Purchasers shall have received sufficient copies of this Agreement and each other Note Document to be entered into as of the Closing Date (it being understood and agreed that the Collateral Documents are not required to be executed as of the Closing Date except to the extent that the Closing Date is also a Credit Date), in each case as the Purchasers shall request, in form and substance reasonably satisfactory to the Purchasers, and executed and delivered by each applicable Note Party and each other Person party thereto.

(b)            Organizational Documents; Incumbency. The Purchasers shall have received in respect of each Note Party (i) sufficient copies of each Organizational Document as the Purchasers shall request, in each case certified by an Authorized Officer of such Note Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Note Party executing any Note Documents to which it is a party; (iii) resolutions of the Board of Directors of each Note Party approving and authorizing the execution, delivery and performance of this Agreement, the other Note Documents, in each case, to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an appropriate Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Note Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as the Purchasers may reasonably request.

(c)            [Reserved].

(d)            [Reserved].

(e)            [Reserved].

(f)             [Reserved].

(g)            [Reserved].

(h)            Governmental Authorizations and Consents. Each Note Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents to occur on or prior to the Closing Date (including the entering into of the Note Documents to be delivered on the Closing Date) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Purchasers. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents to occur on or prior to the Closing Date or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)             [Reserved]

(j)             [Reserved].

(k)            [Reserved].

(l)             [Reserved].

(m)           [Reserved].

(n)            [Reserved].

(o)            [Reserved].

(p)            Solvency Certificate. On the Closing Date, the Purchasers shall have received a Solvency Certificate from Company dated as of the Closing Date and addressed to the Purchasers, and in form, scope and substance reasonably satisfactory to Purchaser, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated by this Agreement to be consummated on the Closing Date, Company and its Subsidiaries each is and will be Solvent.

(q)            Closing Date Certificate. Company shall have delivered to Purchaser an originally executed Closing Date Certificate, together with all attachments thereto.

(r)             [Reserved].

(s)            No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding, hearing, or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Purchasers, singly or in the aggregate, materially impairs the transactions contemplated by the Note Documents or that could have a Material Adverse Effect.

(t)            Due Diligence. Each Purchaser shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Note Parties in scope and determination reasonably satisfactory to Purchasers in their respective discretion (including satisfactory review of (i) the lease agreements for each Leasehold Property, (ii) all Managed Company Documents and (iii) all Material Contracts), and, other than changes occurring in the ordinary course of business, no information or materials are or should have been available to the Note Parties as of the Closing Date that are materially inconsistent with the material previously provided to Purchasers for their respective due diligence review of the Note Parties.

(u)            [Reserved].

(v)            [Reserved].

(w)           [Reserved].

(x)            [Reserved].

(y)            [Reserved].

(z)            [Reserved].

(aa)         Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Purchaser and its counsel shall be reasonably satisfactory in form and substance to Purchaser and such counsel, and Purchaser, and such counsel shall have received all such counterpart originals or certified copies of such documents as Purchaser may reasonably request.

(bb)         Agent for Service of Process. On the Closing Date, Purchaser shall have received evidence that each Note Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Purchaser at least 30 days’ notice of any resignation of such service agent or other termination of the agency relationship.

(cc)          [Reserved].

(dd)         [Reserved].

(ee)          [Reserved].

(ff)           [Reserved].

3.2            Conditions to Each Credit Date.

(a)            Conditions Precedent. The obligation of Purchaser to purchase the Notes on any Credit Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)            Purchaser shall have received a fully executed and delivered Funding Notice;

(ii)           Except as permitted by clause (b), (c) and (d) of Section 6.4, no Note Party or any of its Subsidiaries shall be a party to any agreement or other arrangement that prohibits the creation or assumption of any Lien upon any Note Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations;

(iii)          As of such Credit Date, the representations and warranties contained herein and in the other Note Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof;

(iv)          As of such Credit Date, no event shall have occurred and be continuing or would result from the issuance and sale of the Notes that would constitute an Event of Default or a Default;

(v)           As of such Credit Date and after giving Pro Forma Effect to such purchase of Notes, as certified by the Chief Financial Officer in the Chief Financial Officer’s Funding Certificate and evidenced by a reasonably detailed written summary of such uses of proceeds attached thereto, the Borrower shall be in compliance with the requirements of Section 6.8 hereof;

(vi)          As of such Credit Date, the Purchasers shall have received a Solvency Certificate from Company dated as of such Credit Date and addressed to the Purchasers, and in form, scope and substance reasonably satisfactory to the Purchasers, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated by this Agreement on such Credit Date, the issuance and sale of the Notes to occur on such Credit Date, Company and its Subsidiaries each is and will be Solvent;

(vii)         As of such Credit Date and after giving effect to the applicable purchase of Notes occurring on such Credit Date, other than in respect of the Notes and as permitted by Sections 6.1 and 6.2, the Note Parties (x) shall not have, directly or indirectly, any Indebtedness and (y) shall not have any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or any income, profits, or royalties therefrom, subject to any Lien;

(viii)        The Chief Financial Officer of Company shall have delivered a Chief Financial Officer’s Funding Certificate representing and warranting that (x) Company used best efforts to obtain sufficient financing from a third party for Company to pay and discharge, when due and payable, all Company Obligations, (y) Company is unable despite its best efforts to obtain such financing from a third party on terms reasonably acceptable to a majority of the disinterested directors of Company, with acceptability determined as if the financing available to Company under this Agreement were not available; and (z) (1) absent obtaining the funds requested by the applicable Funding Notice, Company will not have sufficient unrestricted cash to pay and discharge, when due and payable, the Subject Obligations, and (2) there are no conditions or events that, when considered in the aggregate, raise substantial doubt about Company’s ability to continue as a going concern through August 15, 2023, after giving effect to the receipt of the funds requested by such Funding Notice and the Remaining Amount;

(ix)          As of any applicable Credit Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding pursuant to the Goldman NPA (ii) terminated any commitments to lend or make other extensions of credit thereunder, and (iii) delivered to Purchasers all documents or instruments necessary to release all Liens securing such Indebtedness or other obligations of Company and its Subsidiaries thereunder being repaid on the such applicable Credit Date, in each case in a manner satisfactory in all respect to the Purchasers;

(x)            [Reserved];

(xi)          Collateral Agent or Requisite Purchasers shall be entitled, but not obligated to, request and receive, prior to the issuance and sale of the Notes, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Collateral Agent or Requisite Purchasers, such request is warranted under the circumstances;

(xii)         Since December 31, 2021, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;

(xiii)         At least ten days prior to each Credit Date, the Purchasers shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(xiv)        At least five days prior to each Credit Date, the Note Parties shall deliver a Beneficial Ownership Certification in relation to such Note Party;

(xv)         Solely in the event that Terren S. Peizer is neither an executive officer of Company nor a member of the Board of Directors of Company as of such applicable Credit Date, the Purchaser shall have received together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Note Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods); and

(xvi)        The budget attached hereto as Schedule 3.2(a)(xvi) is Company’s true, correct and complete budget as of the Closing Date and (x) Company has not deviated from the cost structure and expense requirements set forth therein in any material respect on or prior to such Credit Date and (y) Company’s funding of operations during the applicable period from the Closing Date through such applicable Credit Date has been in accordance with such budget in all material respects as of such Credit Date; provided, however, that expenses associated with the negotiation, preparation, execution and delivery of this Agreement and the other Note Documents, including obtaining the consent under the Goldman NPA, in each case, incurred, reimbursed or paid by Company shall not be taken into account for purposes of determining compliance with the preceding clauses (x) or (y).

(b)            Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Purchaser. In lieu of delivering a Notice, Company may give Purchaser telephonic notice by the required time of any proposed issuance or sale; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Purchaser on or before the close of business on the date that telephonic notice is given. In the event of a discrepancy between the telephonic notice and the written notice, the written notice shall govern. In the case of any Notice that is irrevocable once given, if Company provides telephonic notice in lieu of such Notice in writing, such telephone notice shall also be irrevocable once given. Purchaser shall incur any liability to Company in acting upon any telephonic notice referred to above that Purchaser believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

(c)            Each request for a sale and purchase of a Note by Company hereunder shall constitute a representation and warranty by Company as of the applicable Credit Date that the conditions contained in Section 3.2(a) have been satisfied.

Section 4. REPRESENTATIONS AND WARRANTIES

In order to induce Collateral Agent and Purchasers to enter into this Agreement and to purchase the Notes, each Note Party represents and warrants to Collateral Agent and Purchaser, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1               Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority and all Governmental Authorizations required to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2               Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding that upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, additional Capital Stock of Company or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3               Due Authorization. The execution, delivery and performance of the Note Documents have been duly authorized by all necessary action on the part of each Note Party that is a party thereto.

4.4               No Conflict. The execution, delivery and performance by Note Parties of the Note Documents to which they are parties and the consummation of the transactions contemplated by the Note Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract or any other material Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Note Documents in favor of Collateral Agent, for the benefit of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract or any other material Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents that have been obtained on or before the Closing Date and have been disclosed in writing to the Purchasers.

4.5               Governmental Consents. The execution, delivery and performance by Note Parties of the Note Documents to which they are parties and the consummation of the transactions contemplated by the Note Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date, and (b) the filing of a listing of additional shares application with the Exchange and the receipt of a “no objection” response from the Exchange with respect thereto.

4.6               Binding Obligation. Each Note Document required to be delivered hereunder has been duly executed and delivered by each Note Party that is a party thereto and is the legally valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7               Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, other than this Agreement and the transactions contemplated hereby, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

4.8               Projections. On and as of the Closing Date, the projections of Company and its Subsidiaries for the period of Fiscal Year 2022 through and including Fiscal Year 2026, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place (the “Projections”), are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Company believed that the Projections were reasonable and attainable.

4.9               No Material Adverse Change. Since December 31, 2021, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10             No Restricted Junior Payments. Since December 31, 2021, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment except as permitted pursuant to Section 6.5.

4.11             Adverse Proceedings, etc.. There are no Adverse Proceedings that could reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such Adverse Proceedings, in each case during the term of this Agreement. Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that could reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such violations, in each case during the term of this Agreement, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such defaults, in each case during the term of this Agreement.

4.12            Payment of Taxes. All income tax returns and other material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Company and/or its applicable Subsidiary, as the case may be). There is no pending tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13            Properties.

(a)            Title. Each of Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property), and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the Historical Financial Statements and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)            Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, including an indication as to whether each such Real Estate Asset constitutes a Material Real Estate Asset within the meaning of clauses (i) or (ii) of the definition thereof or an Immaterial Fee-Owned Property within the meaning of clause (a) of the definition thereof, as applicable, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Note Party, regardless of whether such Note Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Note Party, enforceable against such Note Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14            Environmental Matters. Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Company’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries nor, to any Note Party’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15            No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than the Goldman NPA), and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such defaults, in each case during the term of this Agreement.

4.16            Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and, together with any updates provided pursuant to Section 5.1(l), (a) all such Material Contracts are in full force and effect, (b) no defaults currently exist thereunder, and (c) each such Material Contract has not been amended, waived, or otherwise modified except as permitted under this Agreement. True, correct and complete copies of all Material Contracts listed on Schedule 4.16 have been delivered to the Purchasers. Except as would not be expected to have a Material Adverse Effect, Company, its Subsidiaries, and each Managed Company have been and are in compliance with the terms of all Material Customer Contracts. No event has occurred within the one (1) year period prior to the date of this Agreement that, with notice or lapse of time or both, would constitute a material breach, violation or default by Company, its Subsidiaries, or any Managed Company under any Material Customer Contract.

4.17            Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18            Federal Reserve Regulations; Exchange Act.

(a)            Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)            No portion of the proceeds of any issuance and sale of Notes has or will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such issuance and sale of Notes or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19            Employee Matters. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such practices, in each case during the term of this Agreement. There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries, and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect or result in liabilities in excess of $250,000, individually, or $500,000, in the aggregate for all such liabilities. No Note Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar federal or state law that remains unpaid or unsatisfied and could reasonably be expected to result in a Material Adverse Effect or is in excess of $250,000, individually, or $500,000, in the aggregate for all such liabilities.

4.20            Employee Benefit Plans. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21            Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by this Agreement, except as payable to Collateral Agent and the Purchasers.

4.22            Solvency. Each Note Party is and, upon the issuance and sale of Notes by such Note Party on any date on which this representation and warranty is made, will be, Solvent.

4.23            No Negative Pledge. No Note Party or any of its Subsidiaries is party to any agreement or other arrangement that prohibits, or that triggers any requirement for the equitable and ratable sharing of Liens or any similar obligations upon, the creation or assumption of any Lien upon any Note Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

4.24            Compliance with Statutes, Etc.. Each of Company and its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries (it being understood, in the case of any statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities that are specifically referred to in any other provision of this Agreement, the Note Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision). Each Note Party possesses all Governmental Authorizations, patents, copyrights, trademarks and trade names, and rights in respect of the foregoing, material and necessary to the conduct of its business without known conflict with any rights of others. Without limiting the foregoing, on or prior to the Closing Date, Company has made all filings with the SEC required under the Securities Act, Exchange Act or the rules and regulations thereunder with respect to transactions contemplated by this Agreement to have occurred on or prior to the Closing Date, in each case, on or prior to the date required thereunder (without giving effect to any extension or possible extension of such dates permitted thereunder).

4.25            Healthcare Compliance.

(a)            Each of Company and its Subsidiaries, and each Managed Company is, and during the six (6) year period prior to the Closing Date has been, in compliance, in all material respects, with all applicable Healthcare Laws. Neither Company, nor its Subsidiaries, nor any Managed Company has received any notification or communication from any Governmental Authority, Payor Counterparty, or any other Person (i) regarding any actual, alleged, possible or potential violation of, or failure to comply, in any material respect, with, or liability under, any applicable Healthcare Law or (ii) threatening to revoke any Governmental Authorization owned or held by Company or its Subsidiaries, or any Managed Company. Without limiting the generality of the foregoing:

(i)            Company, its Subsidiaries, and the Managed Companies each possess and maintain in good standing all applicable licenses and Governmental Authorizations required under Healthcare Laws, and does not engage in activities subject to licensure or Governmental Authorization in jurisdictions in which such licensure or Governmental Authorization is not maintained. Company, its Subsidiaries, and the Managed Companies each have been and are in compliance, in all material respects, with the requirements of all such licenses and Governmental Authorizations.

(ii)           Company, its Subsidiaries, and each Managed Company have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including state health and insurance regulatory authorities, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect on or after the Closing Date. All such regulatory filings complied in all material respects with applicable Healthcare Laws.

(iii)          Neither Company, its Subsidiaries, nor any Managed Company has denied or limited services or benefits to individuals in a manner that is inconsistent with or violates Healthcare Laws or requirements applicable under any Material Customer Contract.

(b)            Neither Company, nor its Subsidiaries, nor any Managed Company, nor to Company’s knowledge, any director, officer, employee or agent of Company, or any of its Subsidiaries, or Managed Company, has, during the last six (6) years, directly or indirectly: (i) given, received, offered to pay to or solicited any remuneration from, in cash or in kind, any physician, supplier, vendor, contractor, Federal Healthcare Program, other government program or other Person in violation of applicable Healthcare Laws; (ii)  knowingly made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact required to be stated therein) in order that any supplier, vendor, or contractor may receive reimbursement or business from a Federal Healthcare Program or other government program; or (iii) made or agreed to make any illegal contribution, gift or gratuitous payment (whether in money, property, or services) to, or for the private use of, any Governmental Authority or any government official, employee or agent.

(c)            Neither Company, nor its Subsidiaries, nor Managed Company, nor any directors, officers, employees or, to Company’s knowledge, agents of Company, its Subsidiaries, or Managed Company (i) has been, or is currently in the process of being, excluded, suspended, debarred, or otherwise determined to be, or identified as, ineligible by the U.S. Department of Health and Human Services, Office of the Inspector General (“OIG”) or the General Services Administration (“GSA”) from participation in any Federal Healthcare Program, (ii) is listed on the office of the OIG’s or GSA’s excluded persons list, or (iii) has entered into any corporate integrity agreement, settlement agreement, or other agreement with any Governmental Authority with regard to any alleged non-compliance with, or violation of, any law, or (iv) has been convicted of any crime or engaged in any conduct for which has debarment is mandated or permitted by 21 U.S.C. § 335a; provided however that this representation shall not include or cover Terren S. Peizer. To Company’s knowledge, no Person has filed or has threatened to file against Company any claim under any federal or state whistleblower statute, including the Federal False Claims Act (31 U.S.C. §§ 3729 et. seq.). Neither Company, nor its Subsidiaries, nor Managed Company (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (B) has been excluded, suspended or debarred, or engaged in any conduct that would result in exclusion, suspension, or debarment from participation in any Federal Healthcare Program, (C) has been convicted of any criminal offense relating to the delivery of an item or service under any Federal Healthcare Program or (D) has made or is in the processing of making a voluntary self-disclosure under the voluntary self-disclosure protocol established by the Secretary of the U.S. Department of Health and Human Services, or under the self-disclosure protocol established and maintained by OIG, or any United States Attorney, or any other Governmental Authority self-disclosure protocol or similar functions.

(d)            Each of Company and its Subsidiaries, and each Managed Company has (i) timely filed all reports and billings required to be filed with respect to each Payor Counterparty, all of which were prepared in compliance in all material respects with all applicable laws and Material Contracts governing reimbursement and claims and the payment policies of the applicable Payor Counterparty, (ii) paid all known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing, and there is no pending or, to the knowledge of Company, threatened appeal, adjustment, challenge, audit (including written or, to the knowledge of Company, other notice of an intent to audit), inquiry or litigation by any Payor Counterparty with respect to the billing practices and reimbursement claims of Company, its Subsidiaries, or a Managed Company and (iii) never been audited or otherwise examined by any Payor Counterparty other than routine additional document requests in the ordinary course of business. All billings submitted by Company to any Payor Counterparty in the six (6) years preceding the Closing Date were for medically necessary services actually performed by the billing entity to eligible patients in accordance with the applicable payment rates and coverage rules of the applicable Payor Counterparty, and Company has sufficient and legible documentation that is required to support such billings.

(e)            At all times during which any health care professional (“Provider”) has rendered any health care services to or on behalf of Company, its Subsidiaries, or any Managed Company, such Provider has been and is duly licensed to practice in each applicable jurisdiction and, to the extent such Provider provides services billable to any Federal Healthcare Program, each such Provider has been duly and properly enrolled in such Federal Healthcare Program. To the knowledge of Company, no Provider: (i) has been, while acting on behalf or at the request of Company, its Subsidiaries, or any Managed Company, reprimanded, sanctioned or disciplined by any Governmental Authority, professional society, hospital, health care facility, Payor Counterparty or other third party payor, or specialty board, (ii) is currently under investigation by the medical staff of any hospital or health care facility, (iii) is currently the subject of any criminal indictment or criminal proceedings; (iv) is currently the subject of any legal proceeding, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating Healthcare Laws, or engaging in other billing improprieties; or (v) is currently the subject of any legal proceedings based on any allegation of violating professional ethics or standards, or engaging in illegal misconduct relating to his or her professional practice.

(f)            Company has a compliance and ethics program to the extent required by applicable Healthcare Laws, including, to the extent required thereby, with respect to policies and procedures for detecting and preventing healthcare fraud and abuse, and there are no material compliance complaints outstanding, material internal compliance investigations ongoing, or material compliance corrective actions outstanding under Company’s compliance program

(g)            Each of Company and its Subsidiaries, and each Managed Company is currently conducting its business in material compliance with HIPAA. Each of Company and its Subsidiaries, and each Managed Company has executed Business Associate Agreements (in accordance with HIPAA) with each “covered entity” for which or whom they provide services, functions or activities that render Company, its Subsidiaries or a Managed Company a “Business Associate” (as that term is defined by HIPAA). Neither Company, its Subsidiaries, nor the Managed Companies have breached any such Business Associate Agreement, and each of Company and its Subsidiaries, and each Managed Company has implemented appropriate internal policies, procedures and safeguards to maintain the privacy and security of Protected Health Information in compliance with its obligations under such Business Associate Agreements. There are no pending complaints to or investigations by any Governmental Authority with respect to HIPAA compliance by Company, its Subsidiaries or a Managed Company.

(h)            Each of Company and its Subsidiaries, and each Managed Company are as of the date hereof, and have been at all times, in compliance in all material respects with all applicable Privacy and Data Security Laws. There has been no security breach, security incident, unauthorized disclosure, access or use of any Personally Identifiable Information or payment card information maintained or stored by Company, its Subsidiaries or a Managed Company, or other occurrence, act or omission that would constitute a violation of, or require any notice or other remedial action pursuant to the Privacy and Data Security Laws or the Payment Card Industry Data Security Standards, in each case as applicable to the conduct of Company, its Subsidiaries or the Managed Companies, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect on or after the Closing Date. There are no pending complaints to, or investigations by, any Governmental Authority with respect to Company’s, its Subsidiaries’ or a Managed Company’s compliance with the Privacy and Data Security Laws.

4.26            Disclosure.

(a)            No representation or warranty of any Note Party contained in any Note Document or in any other documents, certificates or written statements furnished to Collateral Agent or any Purchaser by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby, and no document filed with or furnished to the SEC by any Note Party, contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Collateral Agent and the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or that should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Purchasers for use in connection with the transactions contemplated hereby.

(b)            As of the Closing Date and each Credit Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

4.27            Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.

(a)            None of Company, any of its Subsidiaries, any Affiliate of any such Person, or any of their respective Directors, officers or, to the knowledge of any Note Party, employees, agents, advisors or other Affiliates is a Sanctioned Person. Each of Company and its Subsidiaries and their respective Directors, officers and, to the knowledge of any Note Party, employees, agents, advisors and Affiliates is in compliance with and has not violated (i)  Sanctions, (ii) Anti-Corruption and Anti-Bribery Laws, and (iii)  Anti-Terrorism and Anti-Money Laundering Laws. No part of the proceeds of any issuance and sale of Notes has or will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption and Anti-Bribery Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, or Anti-Corruption and Anti-Bribery Laws by any Person.

(b)            Company and its Subsidiaries have established and currently maintain policies, procedures and controls that are designed (and otherwise comply with applicable law) to ensure that each of Company, its Subsidiaries, and each Controlled Entity, and each of their respective Directors, officers, employees and agents, is and will continue to be in compliance with all applicable current and future Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, and Anti-Corruption and Anti-Bribery Laws.

4.28            Private Offering. Neither Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 50 other institutional investors, each of which has been offered the Notes at a private sale for investment. Neither Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5. AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that until Payment in Full of all Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in Section 5.

5.1               Financial Statements and Other Reports. Unless otherwise provided below, Company will deliver to the Purchasers:

(a)            Monthly Reports. Solely in the event any Purchaser makes a written request therefor after the Closing Date, as soon as available, and in any event within thirty days (30) after the end of the month in which such request was made, the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification and a KPI Report with respect thereto and any other operating reports prepared by management for such period;

(b)            Quarterly Financial Statements. Upon filing with the SEC, a Form 10-Q, and solely in the event any Purchaser makes a written request therefor after the Closing Date, within forty-five days (or fifty days if late filing notice is filed with the SEC) after the end of each Fiscal Quarter of each Fiscal Year, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)            Annual Financial Statements. Upon filing with the SEC, a Form 10-K, and solely in the event any Purchaser makes a written request therefor after the Closing Date, within ninety (90) days (or one hundred and five days if late filing notice is filed with the SEC) after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated and consolidating financial statements a report thereon of an Acceptable Auditor or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to the Requisite Purchasers (which report and accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)            Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)            Statements of Reconciliation after Change in Accounting Principles. Solely in the event any Purchaser makes a written request therefor after the Closing Date, if as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Requisite Purchaser;

(f)             Notice of Default. Promptly and in any event within three (3) days after any Responsible Officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g)            Notice of Adverse Proceedings. In the event Consolidated Liquidity is less than $45,000,000, promptly and in any event within three (3) Business Days after any Responsible Officer of Company obtaining knowledge of (i) the institution of any material Adverse Proceeding not previously disclosed in writing by Company to the Purchasers, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $500,000, individually, or $1,000,000, in the aggregate for all such Adverse Proceedings or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable the Purchasers and their counsel to evaluate such matters;

(h)            ERISA and Employment Matters. In the event Consolidated Liquidity is less than $45,000,000, (i) Promptly and in any event within three (3) Business Days after any Responsible Officer of Company obtaining knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) promptly and in any event within one day after the same is available to any Note Party, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Requisite Purchasers shall reasonably request, and (iii) promptly and in any event within one day after any Note Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Note Party;

(i)            Financial Plan. Solely in the event any Purchaser makes a written request therefor after the Closing Date, as soon as practicable and in any event no later than thirty (30) days after such request, a consolidated plan and financial forecast and updated model for any completed Fiscal Year and each subsequent Fiscal Year (or portion thereof) so specifically requested (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the Notes Maturity Date, and (iv) forecasts demonstrating adequate liquidity through the Notes Maturity Date, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Collateral Agent;

(j)            Insurance Report. Solely in the event any Purchaser makes a written request therefor after the Closing Date, as soon as practicable and in any event by the last day of the Fiscal Year in which such request is made, one or more certificates from the Note Parties’ insurance broker(s) together with accompanying endorsements, in each case in form and substance reasonably satisfactory to the Requisite Purchasers, and a report outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)            Notice of Change in Board of Directors. In the event Consolidated Liquidity is less than $45,000,000, with reasonable promptness and in any event within ten (10) days after such change, written notice of any change in the Board of Directors of Company provided, that no such notice will be required if Terren S. Peizer is a member of the Board of Directors of Company on the day when change occurred;

(l)            Notice Regarding Material Contracts or Material Indebtedness. In the event Consolidated Liquidity is less than $45,000,000, promptly, and in any event within three (3) Business Days after (i) (A) any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, (B) any new Material Contract is entered into or (C) the enforceability or legality of any Managed Company Document is challenged or questioned formally, in writing, by any Governmental Authority, or (ii) after any Responsible Officer of any Note Party or any of its Subsidiaries obtaining knowledge (A) of any condition or event that constitutes a default or an event of default under any Material Contract, Managed Company Document or Material Indebtedness, (B) that any event, circumstance, or condition exists or has occurred that gives any counterparty to such Material Contract a termination or assignment right thereunder, or (C) that notice has been given to any Note Party or any of its Subsidiaries asserting that any such condition or event has occurred, a certificate of a Responsible Officer of the applicable Note Party specifying the nature and period of existence of such condition or event and, in the case of clause (i), including copies of such material amendments or new contracts, delivered to the Purchasers (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)) and, in the case of clause (ii), as applicable, explaining the nature of such claimed default or event of default, and including an explanation of any actions being taken or proposed to be taken by such Note Party or Company with respect thereto;

(m)            Environmental Reports and Audits. In the event Consolidated Liquidity is less than $45,000,000, as soon as practicable and in any event within ten days following receipt thereof, copies of all environmental audits, reports, and notices with respect to environmental matters at any Facility or that relate to any environmental liabilities of Company or its Subsidiaries that, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, in each case, during the term of this Agreement;

(n)            Information Regarding Collateral. On the Initial Note Date, (a) Company will furnish to Collateral Agent prior written notice of any change (i) in any Note Party’s corporate name, (ii) in any Note Party’s identity or corporate structure, (iii) in any Note Party’s jurisdiction of organization or formation, or (iv) in any Note Party’s Federal Taxpayer Identification Number or state organizational identification number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is lost, stolen, damaged or destroyed;

(o)            Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent a certificate of an Authorized Officer either (i) confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(o) or (ii) identifying such changes;

(p)            Aging Reports. Solely in the event any Purchaser makes a written request therefor after the Closing Date, together with each delivery of financial statements of Company and each other Note Party pursuant to (a), (i) a summary of the accounts receivable aging report of each Note Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Note Party as of the end of such period;

(q)            Tax Information. Solely in the event any Purchaser makes a written request therefor after the Closing Date, as soon as practicable and in any event within fifteen (15) days following such request, copies of each federal income tax return filed by or on behalf of any Note Party and any other tax information of Company that is reasonably requested by any Purchaser;

(r)            KYC Documentation.

(i)            As soon as practicable and in any event within ten (10) days following any Purchaser’s written request therefor after the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(ii)           As soon as practicable and in any event within five (5) days following any Purchaser’s written request therefor after the Closing Date in connection with any Permitted Acquisition or change in ownership of any Note Party, such Note Party shall deliver a Beneficial Ownership Certification in relation to such Note Party;

(s)            Other Information. (A) Promptly and in any event within ten (10) days of their becoming available, deliver copies to the Purchasers of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its Security holders acting in such capacity or by any Subsidiary of Company to its Security holders acting in such capacity, (ii) all regular, periodic and current reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with SEC or any Governmental Authority, (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, and (B) promptly after any written request, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Purchaser;

(t)            Weekly Cash Flow Forecasts. Company shall deliver to Collateral Agent a 13-week cash flow forecast of Company and its Subsidiaries on a weekly basis by the Saturday of each week, commencing on the week following the Closing Date and through the Notes Maturity Date, which 13-week cash flow forecasts shall be satisfactory to Collateral Agent.

To the extent practical, together with any delivery of financial information required under this Section 5.1, the Note Parties shall deliver to the Purchasers an Excel spreadsheet containing such financial information.

Notwithstanding the foregoing, the obligation of Company and its Subsidiaries to deliver the Narrative Reports contained in paragraphs (b), and (c) and copies of items filed with the SEC pursuant to (s)(A)(ii) and (s)(A)(iii) above may be satisfied by furnishing to the Purchasers the Form 10-K, or 10-Q or 8-K (or the equivalent), as applicable, of Company (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations.

5.2            Existence. Except as otherwise permitted under Section 6.9, each Note Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Note Party (other than Company with respect to its existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Purchasers.

5.3          Payment of Taxes and Claims. Each Note Party will, and will cause each of its Subsidiaries to, pay all federal and state income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Note Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4          Maintenance of Properties. Each Note Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in reasonably good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all reasonably appropriate repairs, renewals and replacements thereof.

5.5          Insurance. On the Initial Note Date, the Collateral Agent shall have received a certificate from each applicable Note Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to this Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under this Section 5.5. Company will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to the Requisite Purchasers, (ii) directors’ and officers’ liability insurance reasonably satisfactory to the Requisite Purchasers and (iii) such casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. On and after the thirtieth (30th) day after the Initial Note Date, each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, in form and substance satisfactory to Collateral Agent, that names Collateral Agent, for the benefit of Secured Parties as the loss payee thereunder, and (iii) in each case, provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy. The Collateral Agent acknowledges that the insurance policies maintained by Company and its Subsidiaries as of the Closing Date are satisfactory to Collateral Agent.

5.6          Books and Records; Inspections. Each Note Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true, and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Note Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Collateral Agent or any Purchaser to visit and inspect any of the properties of any Note Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (i) prior to the occurrence and continuation of an Event of Default, such inspections shall not occur more frequently than once (1) per calendar year and (ii) nothing in this Section 5.6 shall require a Note Party to provide information (a) in respect of which disclosure is prohibited by applicable laws or (b) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7          Meetings. Company will, upon the request of the Requisite Purchasers, participate in a meeting of the Purchasers once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and the Requisite Purchasers or, if agreed to by the Requisite Purchasers in their reasonable discretion, via a conference call or other teleconference) at such time as may be agreed to by Company and the Requisite Purchasers.

5.8          Compliance with Laws. Each Note Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with (i) the requirements of all applicable laws, rules, regulations and Orders of any Governmental Authority (including all Environmental Laws and Healthcare Laws) in all material respects (it being understood, in the case of any laws, rules, regulations, and orders specifically referred to any other provision of this Agreement, the Note Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision) and (ii) all Sanctions, Anti-Corruption and Anti-Bribery Laws, and Anti-Terrorism and Anti-Money Laundering Laws in accordance with Section 4.27(a). Each Note Party shall, and shall cause each of its Subsidiaries to, maintain the policies and procedures described in Section 4.27(b).

5.9          Environmental.

(a)           Environmental Disclosure. Company will deliver to the Purchasers:

(i)          as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)          promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or resulting in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect or in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, and (3) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)        as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect or to liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)        prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities or (B) adversely affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)         with reasonable promptness, such other documents and information as from time to time may be reasonably requested by any Purchaser in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)          Hazardous Materials Activities, Etc. Each Note Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Note Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, and (ii) make an appropriate response to any Environmental Claim against such Note Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities.

5.10        Additional Guarantors.

(a)          In the event that any Person (other than a Managed Company) becomes a Subsidiary of any Note Party, such Note Party shall, within thirty (30) days after the Initial Note Date or, if after such thirtieth (30th) day after the Initial Note Date, concurrently with such Person becoming a Subsidiary, (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Purchasers and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in connection therewith, including such documents, instruments, agreements, and certificates as are similar to those described in 3.1(b), 5.11, 5.14(b) and 5.15. In addition, such Note Party shall deliver, or cause such Subsidiary (other than a Managed Company) to deliver, as applicable, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in order to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in 100% of the Capital Stock of such Subsidiary under the Pledge and Security Agreement (including, as applicable, original certificates evidencing such Capital Stock and related powers or instruments of transfer executed in blank, as applicable). With respect to each such Subsidiary, Company shall send to Collateral Agent prior written notice setting forth with respect to such Person (i) the date on which such Person is intended to become a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof automatically upon such Person becoming a Subsidiary.

(b)          To the extent that a Note Party agrees to manage a Managed Company, it shall cause (x) such Managed Company to enter into a Management Services Agreement in a form substantially similar to the Management Services Agreements in effect on the Closing Date (with such changes as are necessary to reflect any differences in the practice of such entity, such changes as are required by requirements of Healthcare Laws and such other changes as are approved by the Requisite Purchasers in their reasonable discretion), and (y) the Person that owns the Capital Stock of such Managed Company to enter into an Equity Transfer Restriction Agreement, in each case in a form substantially similar to the Equity Transfer Restriction Agreements in effect on the Closing Date with such changes as are necessary to reflect any differences in the medical practices of such entity, such changes as are required by requirements of Healthcare Laws and such other changes as are approved by Requisite Purchasers in their reasonable discretion. On and after the Initial Note Date, all UCC financing statements and other filings filed against any Managed Company by any Note Party may be assigned of record to the Collateral Agent, and all pledged certificates, related instruments of transfer and other tangible collateral pledged by any Managed Company (including each proxy or similar document designating a successor owner of the Capital Stock of each Managed Company) delivered to a Note Party in connection with the Managed Company Documents shall be delivered to the Collateral Agent, except, in each case, as is not permitted under any requirements of Healthcare Laws.

5.11        Additional Locations and Material Real Estate Assets.

(a)          Fee-Owned Real Estate Assets. In the event that any Note Party acquires a fee-owned Material Real Estate Asset on or after the Initial Note Date or a fee-owned Real Estate Asset owned as of or after the Initial Note Date is or becomes a fee-owned Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then, on and after the thirtieth (30th) day after the Initial Note Date, such Note Party shall promptly notify Collateral Agent thereof, and (i) on the same date as acquiring such fee-owned Material Real Estate Asset or within thirty (30) days after such Real Estate Asset becoming a Material Real Estate Asset (if acquired or becoming a Material Real Estate Asset after the thirtieth (30th) day after the Initial Note Date), or (ii) within thirty (30) days after the Initial Note Date with respect to fee-owned Material Real Estate Assets owned on or prior to the thirtieth (30th) day after the Initial Note Date (or, in the case of clause (i) or (ii), at such later time as is approved by Collateral Agent in its reasonable discretion), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgaged Real Estate Documents with respect to each such fee-owned Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such fee-owned Material Real Estate Asset.

(b)          [Reserved]

(c)          Appraisals. In addition to the foregoing, Company shall, at the request of Collateral Agent, deliver to Collateral Agent, not more than once every two (2) years (or more frequently if required by applicable law or regulation) such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Mortgage.

(d)          Other New Locations. In the event that any Note Party desires, to lease a new location or enter into an arrangement with a third party for physical or electronic storage of any material books and records or other information related to its business or operations, such Note Party shall (i) give Collateral Agent 10 Business Days’ prior notice of such proposed lease or arrangement and (ii) together with such notice, deliver to Collateral Agent a draft of such proposed lease or arrangement and a description of the intended use of the premises and (iii) use commercially reasonable efforts to obtain a Landlord Collateral Access Agreement or a similar instrument executed by the relevant lessor or other counterparty in favor of Collateral Agent for the benefit of the Secured Parties with respect to such location simultaneously with entering into such lease or other arrangement, unless Collateral Agent, in its sole discretion, waive such requirement.

5.12        Compliance with Reporting Requirements. Company shall comply with the Securities Act, Exchange Act, the rules and regulations promulgated thereunder and each other law, rule and regulation applicable to Company due to its status as publicly traded company. Company shall at all times maintain systems of internal controls and corporate governance standards consistent with the best practices for a publicly traded company of its size. Without limiting the foregoing, Company shall ensure that all filings with the SEC required under the Securities Act, Exchange Act or the rules and regulations thereunder are made on or prior to the date required thereunder without giving effect to any extension or possible extension of such dates permitted thereunder.

5.13        Further Assurances. At any time or from time to time upon the request of Purchaser, each Note Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Purchasers or Collateral Agent may reasonably request in order to effect fully the purposes of the Note Documents or, on and after the Initial Note Date, to perfect, achieve better perfection of, or renew the rights of Collateral Agent for the benefit of Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Company or any Subsidiary that may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, on and after the Initial Note Date, each Note Party shall take such actions as Purchaser or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a First Priority Lien on substantially all of the assets of Company, and its Subsidiaries and all of the outstanding Capital Stock of Company and each of its Subsidiaries (subject to limitations contained in the Note Documents with respect to Foreign Subsidiaries).

5.14        Miscellaneous Covenants. Unless otherwise consented to by Requisite Purchasers:

(a)          [Reserved].

(b)          Cash Management Systems.

(i)          Company and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Collateral Agent, including, within ten (10) days after the Initial Note Date, Controlled Accounts, including if requested by Collateral Agent after the occurrence of an Event of Default on or after the Initial Note Date, blocked account and sweep arrangements.

(ii)          On and after the thirtieth (30th) day after the Initial Note Date, Company shall require in all Management Services Agreements that the Managed Companies party to such Management Services Agreements to cause all cash, checks, drafts or other similar items of payment relating to or constituting collections of any and all accounts receivable of the Managed Companies to be paid and delivered directly from the account debtors to either (x) Controlled Accounts or (y) to Lockbox Accounts. On and after the thirtieth (30th) day after the Initial Note Date, the Managed Companies shall have a standing instruction to the applicable depository institutions over all Lockbox Accounts to sweep the funds therein on a daily Business Day basis to a Controlled Account. It shall be an immediate Event of Default if, on or after the thirtieth (30th) day after the Initial Note Date, any Managed Company shall change or otherwise issue any instruction over such Lockbox Account other than to sweep the funds in such account on at least a daily Business Day basis to a Controlled Account.

(c)          Communication with Accountants. Each Note Party executing this Agreement authorizes the Purchasers to communicate directly with such Note Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with the Purchasers information relating to any Note Party or any of its Subsidiaries with respect to the business, results of operations and financial condition of any Note Party or any of its Subsidiaries; provided however, that the Purchasers, shall provide Company with notice at least three (3) Business Days prior to first initiating any such communication.

(d)          Activities of Management. Each member of the senior management team of each Note Party (which under no circumstances will be deemed to include Terren S. Peizer for purposes of this Section 5.14(d)) shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Note Parties.

(e)          Maintenance of Agent for Service of Process. Each Note Party shall maintain an agent in New York City for the purpose of service of process in New York City at all times.

5.15        Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Note Party shall have delivered to Collateral Agent on the Initial Note Date:

(i)          evidence reasonably satisfactory to Collateral Agent of the compliance by each Note Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein). All UCC financing statements and other filings filed against any Managed Company in favor of a Note Party shall be assigned of record to the Collateral Agent, and all pledged certificates, related instruments of transfer and other tangible collateral of the Managed Companies (including each proxy or similar document designating a successor owner of the Capital Stock of each Managed Company) delivered to a Note Party in connection with the Managed Company Documents shall have been delivered to the Collateral Agent;

(ii)         a completed Collateral Questionnaire dated the Initial Note Date, together with all attachments contemplated thereby;

(iii)        fully executed and, as appropriate, notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions; and

(iv)       evidence that each Note Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including (i) a Landlord Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Note Party, and (ii) an Intercompany Note and Subordination) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

5.16        Post Closing Matters. Each Note Party shall, and shall cause each of its Subsidiaries to, as applicable, satisfy the requirements set forth on Schedule 5.16 on or before the respective date specified for each such requirement or such later date as is agreed to by Collateral Agent in its sole discretion.

5.17        [Reserved].

Section 6. NEGATIVE COVENANTS

Each Note Party covenants and agrees that until Payment in Full of all Obligations, such Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1          Indebtedness. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)          the Obligations;

(b)          Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note and Subordination, and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of all Obligations pursuant to the terms of the Intercompany Note and Subordination;

(c)          Indebtedness for (i) deferred salaried compensation to a Note Party’s employees, not to exceed $250,000 in the aggregate, and (ii) liabilities of Note Parties associated with accrued but unused vacation time of employees of the Note Parties incurred in the ordinary course of business and pursuant to applicable laws governing the Note Parties’ businesses;

(d)          Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for customary indemnification or from customary guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements in connection with Permitted Acquisitions, permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries, or constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other indebtedness with respect to such similar reimbursement-type obligations;

(e)          Indebtedness that may be deemed to exist pursuant to any performance, surety, appeal or similar bonds or statutory obligations incurred in the ordinary course of business, and guarantee obligations in respect of any such Indebtedness;

(f)          Indebtedness in respect of netting services, overdraft protections and other services provided in connection with deposit accounts in the ordinary course of business;

(g)          guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(h)          guaranties by Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinate to the Obligations (in payment or Lien priority), then such guaranties shall also be unsecured and/or subordinated to the Obligations to the same extent as such guaranteed Indebtedness;

(i)           Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Purchasers than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j)           Indebtedness in an aggregate amount not to exceed at any time $3,000,000 consisting of (x) Capital Lease Obligations and (y) other purchase money Indebtedness; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (ii) constitute 100% of the aggregate consideration paid with respect to such asset;

(k)          Indebtedness owed to any entity financing insurance premiums or providing property, casualty or liability insurance to Company or any Subsidiary, so long as such indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such indebtedness is incurred and such indebtedness shall be outstanding only during such year;

(l)           Indebtedness owed by a Managed Company to a Note Party incurred after the Closing Date in an amount not to exceed $1,000,000;

(m)         obligations under Hedge Agreements which are not for speculative purposes;

(n)          other Indebtedness (other than Indebtedness of the types listed in Section 6.1(a) – 6.1(m) and 6.1(p) and 6.1(q)  ) in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(o)          the issuance of the Series A Preferred Stock in an aggregate amount not to exceed $125,000,000, of which up to $25,000,000, if not issued in an “at the market” or underwritten offering, may be used by Company as consideration for a Permitted Acquisition or otherwise with the Purchaser’s prior written consent;

(p)          on and prior to the Initial Note Date, Indebtedness under the Goldman NPA; and

(q)          Indebtedness obtained for capital-raising purposes that (1) is contractually subordinate to the Obligations and subject to an applicable contractual intercreditor agreement on such terms as the Purchasers and the Collateral Agent agree in their sole discretion and (2) is subject to terms, conditions, prepayments, maturity, security and guarantee limitations as the Purchases and the Collateral Agent agree in their sole discretion.

6.2          Liens. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or any income, profits, or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits, or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)          Liens in favor of Collateral Agent for the benefit of Secured Parties pursuant to any Note Document;

(b)          Liens for Taxes if obligations with respect to such Taxes are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP so long as the aggregate amount of such Taxes does not exceed $250,000 at any time outstanding;

(c)          statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)          Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)          easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries and that, in the aggregate for any parcel of real property subject thereto, do not materially detract from the value of such parcel

(f)          any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)          Liens solely on any customary cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)          with respect to Controlled Accounts, Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (iv) in favor of the holders of the Series A Preferred Stock solely to the extent of Company’s undertaking that amounts on deposit in the Initial Dividends Account may be used solely for the payment of the first eight (8) dividends with respect to the Series A Preferred Stock following its issuance;

(i)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l)           non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Company or such Subsidiary (including, subject to the Requisite Purchasers’ approval in their sole discretion, any exclusive licenses of Intellectual Property granted under a Management Services Agreement, provided that such licenses could not result in a legal transfer of title of the licensed Intellectual Property);

(m)         Liens described in Schedule 6.2;

(n)          Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes) not giving rise to an Event of Default under Section 8.1 that (i) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books to the extent that such Liens are being diligently protested by appropriate means, or (ii) have not been discharged within thirty (30) days after the filing thereof;

(o)          Liens securing purchase money Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness.

(p)          other Liens on assets other than the Collateral (other than Liens of the types listed in Section (a) – (o) and (r) and (s) of this Section 6.2) that secure obligations not to exceed $250,000 at any one time outstanding;

(q)          the replacement, extension or renewal of any Lien permitted by clauses (a) through (p) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the obligations secured thereby;

(r)           on and prior to the Initial Note Date, Liens securing the Goldman NPA Obligations; and

(s)          Liens securing any Indebtedness permitted under 6.1(p).

Notwithstanding anything in this Section 6.2 to the contrary, in no event shall any obligations of any Note Party under any Hedge Agreement be secured by any Lien.

6.3          Equitable Lien. If any Note Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Requisite Purchasers to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4          No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) agreements with respect to Liens permitted pursuant to Section 6.2(m) (provided that such restrictions are limited to the property or assets secured by such Liens) and (d) on or prior to the Initial Note Date, the Goldman NPA and the documents related thereto, no Note Party shall enter into or permit any of its Subsidiaries to enter into any agreement prohibiting, or triggering any requirement for equitable and ratable sharing of Liens or any similar obligations upon, the creation or assumption of any Lien upon any Note Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.5          Restricted Junior Payments. No Note Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Company may declare and pay dividends or make other distributions to Company or any Note Party that is a Wholly-Owned Guarantor Subsidiary, (b) Company and any Subsidiary of Company may make dividends or bonus payments to employees and directors payable solely in shares of Capital Stock, (c) Company may declare and pay dividends so long as (i) no Event of Default shall have occurred and be continuing and (ii) Company has delivered evidence, reasonably satisfactory to Collateral Agent, showing compliance with the financial covenants set forth in Section 6.8 after giving effect to each such dividend payment.

Notwithstanding anything in this Section 6.5 to the contrary, no amount shall be permitted to be distributed by any Note Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.

6.6          Restrictions on Subsidiary Distributions. Except as provided herein and, prior to the Initial Note Date, except as provided in the Goldman NPA prior to the repayment in full thereof, no Note Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company, in each case, other than restrictions (i) in agreements evidencing any purchase money Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement (iv) on the transfer of Capital Stock of Managed Companies in the Organizational Documents of such Managed Companies or pursuant to applicable law, in each case, that restrict transfer of the Capital Stock of such Managed Companies to any person other than a licensed physician, and (v) set forth in the Managed Company Documents so long as such restrictions permit (A) the repayment of all Obligations and refinancings thereof and (B) loans or advances to any Note Party.

6.7          Investments. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment (including if made as an Acquisition) in any Person, including any Joint Venture, except:

(a)          Investments in Cash and Cash Equivalents;

(b)          (i) Investments owned as of the Closing Date in any Subsidiary and (ii) and Investments made after the Closing Date in any Wholly-Owned Guarantor Subsidiaries of Company;

(c)          Investments (i) in any Securities voluntarily accepted in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d)          intercompany loans to the extent permitted under Section 6.1(b);

(e)          Investments in Company or any of its Guarantor Subsidiaries for purposes of making Consolidated Capital Expenditures permitted by this Agreement in respect of fixed assets directly owned by Company or any of its Guarantor Subsidiaries;

(f)          loans and advances to employees of Company and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loans after the Closing Date in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(g)          Subject to the Requisite Purchasers’ approval in their sole discretion, Permitted Acquisitions, provided such approval shall only be required in the event Consolidated Liquidity would be less than $45,000,000, on a pro forma basis after giving effect to such Permitted Acquisition;

(h)          To the extent constituting Investments, guarantees permitted by Section 6.1;

(i)          Subject to the Requisite Purchasers’ approval in their sole discretion, Investments or other participations in joint ventures or strategic alliances in the ordinary course of each Note Party’s business consisting of the licensing of technology, intellectual property and/or product, the development of such technology, intellectual property and/or product or the providing of technical support, provided that (i) any cash Investments by Note Parties do not exceed $500,000 in the aggregate in any fiscal year and (ii) no Default or Event of Default shall have occurred or be continuing or would result therefrom;

(j)           Investments made after the Closing Date in the form of first priority senior secured loans to any Person that is a Managed Company; provided, that (x) such loans are evidenced by a promissory note which is pledged and collaterally assigned to Collateral Agent pursuant to the Collateral Assignment of Managed Company Documents, (y) the Managed Company Documents and Organizational Documents of such Managed Company, as applicable, are in form and substance acceptable to the Requisite Purchasers, and (z) such amounts in aggregate do not exceed $500,000 in any Fiscal Year;

(k)          Investments described in Schedule 6.7; and

(l)           So long as no Default or Event of Default would immediately result therefrom, other Investments in an aggregate amount outstanding not to exceed $250,000.

Notwithstanding anything in this Section 6.7 to the contrary, (A) in no event shall any Note Party or Managed Company make any Investment that results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5, (B) in no event shall any Note Party or Managed Company make Investments in any Joint Venture or any Person that is not a Note Party (including any such Investments consisting of intercompany loans or Permitted Acquisitions) except pursuant to clause (d), (j) or (l) above and (C) in no event shall any Investment made by a Note Party in any Joint Venture, any Managed Company or other Person that is not a Note Party be made in any form other than Cash.

6.8          Financial Covenants.

(a)          For the twelve calendar months immediately preceding each delivery of monthly financial statements pursuant to Section 5.1(a), Consolidated Recurring Revenue shall be greater than $15,000,000. Notwithstanding the foregoing, for purposes of calculating the, Consolidated Recurring Revenue for the preceding twelve months at any time during calendar year 2022, such Consolidated Recurring Revenue shall be equal to the product of (i) (y) the Consolidated Recurring Revenue for the period beginning on January 1, 2022 and ending on the end of the calendar month immediately prior to the date of determination divided by (z) the full number of calendar months completed in 2022 immediately prior to the date of determination, and (ii) twelve.

(b)          At all times, Consolidated Liquidity shall be greater than $5,000,000.

6.9          Fundamental Changes; Disposition of Assets; Acquisitions. No Note Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation (including through a Division/Series Transaction or a plan of division), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or make any Acquisition, except:

(a)          any Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger involving Company, Company shall be the continuing or surviving Person, and in the case of any other such merger, a Wholly-Owned Guarantor Subsidiary shall be the continuing or surviving Person;

(b)          sales or other dispositions of assets that do not constitute Asset Sales;

(c)          Asset Sales, the proceeds of which (i) are less than $500,000 with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the trailing twelve month period, are less than $1,000,000; provided (1) the proceeds received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Company), (2) no less than 100% thereof shall consist of Cash paid upon the closing of each applicable Asset Sale, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d)          disposals of obsolete or worn out property;

(e)          Acquisitions consisting of Investments made in accordance with Section 6.7;

(f)           the execution and delivery of a Management Services Agreement with a Managed Company so long as: (i) such Management Services Agreement is in form and substance reasonably acceptable to the Requisite Purchasers, and all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Healthcare Laws; (ii) such Managed Company operates in the continental United States of America; (iii) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (iv) Company shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to the execution of such Managed Company Documents, measured as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered or are required to have been delivered under Section 5.1(b); (v) (A) Company shall have delivered to the Purchasers, at least five Business Days (or such shorter period consented to by the Requisite Purchasers) prior to the execution of such Managed Company Documents, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iii) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8, and (B) the Note Parties shall have completed background checks with respect to all licensed personnel employed by, or owning Capital Stock in the applicable Managed Company party to the Managed Company Documents and the results of such background checks are such that, if the results were public information, they could not reasonably be expected to have an adverse reputational, regulatory, compliance, or legal impact on any member of Company or its Subsidiaries, any investor in the Note Parties, any Purchaser or Collateral Agent; and (vi) the Managed Company party to such Managed Company Documents shall be in the same business in which Company is engaged as of the Closing Date, and (vii) if such Managed Company Documents are executed on or after the Initial Note Date, contemporaneously with the execution of such Managed Company Documents, the requirements of Section 5.10 have been satisfied. In no event shall any Note Party transfer, assign, sell or otherwise dispose of their rights under any Managed Company Documents or Material Customer Contracts except, in each case, for Liens securing the Obligations or, on or prior to the Initial Note Date, the obligations under the Goldman NPA and documents executed pursuant thereto;

(g)          for transactions approved by a majority of the Independent Directors (as such term is defined in the Stockholders Agreement) then serving on Company’s board of directors.

6.10        Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 and, on or prior to the Initial Note Date, except for the Permitted Liens securing the obligations under the Goldman NPA and the documents related thereto, no Note Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify Directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Note Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify Directors if required by applicable law.

6.11        Sales and Lease-Backs. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that such Note Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Note Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

6.12        Reserved.

6.13          Conduct of Business; Foreign Subsidiaries. From and after the Closing Date, no Note Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (A) the businesses engaged in by such Note Party on the Closing Date, and (B) such other lines of business as may be consented to by the Requisite Purchasers. No Note Party shall, nor shall any Note Party permit any of its Subsidiaries to, form, create, incorporate, or acquire any Foreign Subsidiary.

6.14          Fiscal Year; Accounting Policies. No Note Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31 or make any change in its accounting policies that is not required under GAAP.

6.15          Deposit Accounts and Securities Accounts. On and after the Initial Note Date, no Note Party will establish or maintain a Deposit Account or a Securities Account that is not a Controlled Account, deposit proceeds in a Deposit Account that is not a Controlled Account or deposit, acquire, or otherwise carry any security entitlement or commodity contract in a Securities Account that is not a Controlled Account; provided, that, the foregoing shall not apply to Excluded Accounts and provided further the Note Parties shall be permitted to establish and maintain a segregated account (the “Initial Dividends Account”) so long as (i) the Initial Dividends Account becomes a Controlled Account and (ii) amounts on deposit in the Initial Dividends Account shall be used solely for payment of dividends on the Series A Preferred Stock and not for other corporate purposes.

6.16          Amendments to Organizational Agreements and Material Contracts. No Note Party shall (a) amend or permit any amendments to any Note Party’s or any of its Subsidiaries’ Organizational Documents; or (b) amend, terminate, or waive or permit any amendment, termination, or waiver of any provision of, any Managed Company Document, any agreement related to Material Indebtedness or other Material Contract, if such amendment, termination, or waiver could reasonably be expected to be adverse to the Purchasers in any material respect, the Purchasers or the Note Parties and their Subsidiaries.

6.17          Prepayments of Certain Indebtedness. No Note Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of any Note Party or any of its Subsidiaries prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, (iii) the prepayment of Indebtedness owed by a Managed Company to any Note Party pursuant to the terms of the Managed Company Documents and (iv) on or prior to the Initial Note Date, the payment of the obligations under the Goldman NPA and the documents related thereto including the notes issued thereunder. Without limiting the generality of the foregoing, no redemption of the Series A Preferred Stock shall be permitted until all the Obligations are Paid in Full in cash, provided that, the foregoing prohibition shall not prevent the holders of the Series A Preferred Stock from converting shares of Series A Preferred Stock into common stock of Company in accordance with the terms of the Series A Preferred Stock.

6.18          Use of Proceeds. No Note Party shall use the proceeds of any Notes except as set forth in Section 2.5.

6.19          [Reserved].

6.20          Prohibition on Division/Series Transactions. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Section 6 or any other provision in this Agreement or any other Note Document, (a) Company shall not, nor shall Company permit any of its Subsidiaries to, enter into (or agree to enter into) any Division/Series Transaction and (b) none of the provisions in this Section 6 nor any other provision in this Agreement nor any other Note Document, shall be deemed to permit any Division/Series Transaction, in the case of each of preceding clauses (a) and/or (b), without the prior written consent of the Purchasers.

Section 7. GUARANTY

7.1            Guaranty of the Obligations. Subject to the provisions of Section 7.2 and any limitations set forth in the definition of the term Guarantor, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to each Beneficiary the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2          Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3          Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4          Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)          this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)          Collateral Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c)          the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d)          payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid. Without limiting the generality of the foregoing, if any Beneficiary is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)          any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Note Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Note Documents; and

(f)           this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Note Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to depart from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Note Documents, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Note Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Note Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims that Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or could reasonably be expected to vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5         Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than Payment in Full of all Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or could reasonably be expected to be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

7.6          Guarantors’ Rights of Subrogation, Contribution, Etc.. Until the Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Note Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Note Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Note Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for the benefit of Beneficiaries and shall forthwith be paid over to Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7          Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any Distribution collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Collateral Agent for the benefit of Beneficiaries and shall forthwith be paid over to Collateral Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. For purposes of this Section 7.7, “Distribution” means, with respect to any Indebtedness subordinated pursuant to this Section 7.7, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such Indebtedness, (b) any redemption of or purchase or other acquisition of such Indebtedness from the Obligee Guarantor by any other Person, and (c) the granting of any lien or security interest to or for the benefit of the Obligee Guarantor or any other Person in or upon any property of any Person to secure such Indebtedness.

7.8         Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9          Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, Directors or any agents acting or purporting to act on behalf of any of them.

7.10       Financial Condition of Company. Any credit extension by any Purchaser to Company pursuant to this Agreement or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Note Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11       Bankruptcy, etc.

(a)          So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Requisite Purchasers, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense that Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)          Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations that are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order that may relieve any Note Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Collateral Agent, or allow the claim of Collateral Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)          In the event that all or any portion of the Guaranteed Obligations are paid by any Note Party, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12       Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale (provided that Collateral Agent shall, after receipt of a written certificate of a Chief Financial Officer of Company or Company certifying that such transaction is permitted pursuant to the Note Documents, execute and deliver any documentation reasonably requested by Company in writing to further evidence or reflect any such release, all at the expense of Company).

Section 8. EVENTS OF DEFAULT

8.1          Events of Default. If any one or more of the following conditions or events shall occur at any time:

(a)          Failure to Make Payments When Due. Failure by Company to pay (i) the principal of and premium, if any, on any Note whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Note, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (iii) when due any interest on any Note or any fee or any other amount due hereunder within three (3) days after the date due; or

(b)          Default in Other Agreements. (i) Failure of any Note Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Note Party or any of its Subsidiaries with respect to any other term of (1) one or more items of Material Indebtedness, or (2) any loan agreement, mortgage, note, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, that Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or other redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)          Breach of Certain Covenants. Failure of any Note Party to perform or comply with any term or condition contained in (i) Section 5.1(a), (b), (c), (d), (f), (g), (i), (j), (l), (p), (q) and (r), Section 5.2, Section 5.3, Section 5.5, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.14, Section 5.15, Section 5.16 or Section 6 or (ii) all other subclauses in Section 5.1 not referred to in clause (i) above, Section 5.4 and Section 5.6, and, in the case of this clause (ii), such failure shall continue unremedied for a period of five (5) or more days after the earlier of (A) receipt by Company of notice from any Purchaser of such default and (B) an Responsible Officer of Company becoming aware of such failure; or

(d)          Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Note Party in any Note Document or in any statement or certificate at any time given by any Note Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made; provided that such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; or

(e)          Other Defaults Under Note Documents. Any Note Party shall default in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other paragraph of this Section 8.1 or consisting of a condition or status that is expressly required to exist or be satisfied at a specific time, and such term has not been fully and permanently performed or complied with within thirty days after the earlier of (i) an Responsible Officer of such Note Party becoming aware of such default, or (ii) receipt by Company of notice from any Purchaser of such default; or

(f)          Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)          Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)          Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $5,000,000 in any individual case or in the aggregate (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)          Dissolution. Any order, judgment or decree shall be entered against any Note Party or any of its Subsidiaries decreeing the dissolution or split up of such Note Party or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)          Employee Benefit Plans. (i) There shall occur one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k)          Change of Control. A Change of Control shall occur;

(l)          Guaranties, Collateral Documents and other Note Documents. On or after the Initial Note Date, (i) the Guaranty for any reason, other than the Payment in Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Payment in Full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Note Party shall contest the validity or enforceability of any Note Document in writing or deny in writing that it has any further liability, including with respect to future advances by any Purchaser, under any Note Document to which it is a party or shall contest the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Collateral Documents; or

(m)          [Reserved];

(n)          [Reserved];

(o)          Defaults Under Material Contracts. Any Note Party, Managed Company or any other Affiliate of a Note Party that is party to a Managed Company Document shall breach or default in the performance of or compliance with any material term contained in any Material Contract or Managed Company Document, beyond any grace period without remedy or waiver, if the effect of such breach or default is to cause the counterparty to such Material Contract to terminate such Material Contract prior to its stated term; provided, that no Event of Default shall exist pursuant to this Section 8.1(o) with respect to any breach of or default in compliance with a Material Contract to the extent that Company would be in pro forma compliance with Section 6.8 as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.1(b) after deducting the revenue from such Material Contract from Consolidated Recurring Revenue, as applicable.

8.2          Right to Cure.

8.2.1          [Reserved].

8.2.2          Liquidity Cure. For purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 6.8(b) (the “Specified Liquidity Financial Covenant”), at the irrevocable written election of Company (which election shall constitute a commitment to satisfy the requirements of this Section 8.2.2) given within 30 days after the end of the relevant Fiscal Quarter, the Net Equity Proceeds of any Qualified Stock that are contributed or otherwise paid as equity capital to Company after the last day of such Fiscal Quarter and on or prior to the day that is ten days after the date of such notice of written election (the “Specified Liquidity Cure Period”) will be deemed to have decreased Consolidated Total Debt solely for the purposes of determining compliance with the Specified Liquidity Financial Covenant at the end of such fiscal reporting period (any such equity contribution, a “Specified Liquidity Equity Contribution”); provided that each of the following requirements is satisfied:

(i)          Specified Liquidity Equity Contributions may not be made in consecutive Fiscal Quarters;

(ii)         no more than $5,000,000 in Specified Liquidity Equity Contributions may be made in the aggregate during the term of this Agreement;

(iii)        any Specified Liquidity Equity Contribution may only be deemed to increase Qualified Cash in connection with Section 6.8(b) to the extent that such deemed increase would cause the Note Parties to be in compliance with Section 6.8(b) when re-calculated as of the original test date after giving effect to such deemed increase;

(iv)        the amount of any Specified Liquidity Equity Contribution that is deemed to increase Qualified Cash on the last day of such fiscal reporting period will be no greater than the lesser of (x) the amount required to cause Company to be in compliance with the Specified Liquidity Financial Covenant and (y) $5,000,000;

(v)         no Specified Liquidity Equity Contribution will be included in or otherwise deemed to increase Consolidated Adjusted EBITDA for any purpose;

(vi)        all Specified Liquidity Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Note Documents (including for purposes of determining compliance with baskets, and any other item governed by reference to Consolidated Total Debt, for purposes of determining the satisfaction of any Default or Event of Default condition, for purposes of the Restricted Junior Payments covenant in Section 6.4, and for purposes of determining compliance with any basket that permits a transaction to the extent that such transaction is funded with Net Equity Proceeds); and

(vii)       the Net Equity Proceeds of any related Specified Liquidity Equity Contribution with respect to the financial covenant set forth in Section 6.8(b) shall be deposited in a Controlled Account.

Upon satisfying the requirements of the previous sentence, the Note Parties shall be deemed to have satisfied such Specified Liquidity Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith on such date of determination.

Section 9. COLLATERAL AGENT

9.1          Appointment of Collateral Agent. If and when appointed by the Purchaser, the Purchasers hereby authorize the Collateral Agent, in such capacity, to act as Collateral Agent in accordance with the terms hereof and the other Note Documents, and Collateral Agent agrees to act in its capacity as such upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Collateral Agent and the Purchasers and no Note Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Collateral Agent shall act solely as an agent of Purchaser and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2          Powers and Duties. Each Purchaser irrevocably authorizes Collateral Agent to take such action on Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Note Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations are permitted to be incurred and subordinated in right of payment to the Obligations hereunder and/or are permitted to be secured by Liens on all or a portion of the Collateral, each Purchaser authorizes Collateral Agent to enter into intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms that are acceptable to Collateral Agent. Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Collateral Agent shall not have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Purchaser or any other Person; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon Collateral Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein.

9.3          General Immunity.

(a)          No Responsibility for Certain Matters. Collateral Agent shall not be responsible to Purchaser for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Collateral Agent to Purchasers or by or on behalf of any Note Party to Collateral Agent or any Purchaser in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall Collateral Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than confirm receipt of items expressly required to be delivered to Collateral Agent) or to inspect the properties, books or records of Company or any of its Subsidiaries or to make any disclosures with respect to the foregoing.

(b)          Exculpatory Provisions. Neither Collateral Agent nor any of its officers, partners, Directors, employees or agents shall be liable to the Purchasers for any action taken or omitted by Collateral Agent (i) under or in connection with any of the Note Documents, or (ii) with the consent or at the request of the Requisite Purchasers or, if so specified by this Agreement, all Purchasers or any other instructing group of Purchasers specified by this Agreement, in each case except to the extent caused by Collateral Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Collateral Agent shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to Company or any of its Affiliates that is communicated to or obtained by Collateral Agent or any of its Affiliates in any capacity. Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Collateral Agent shall have received instructions in respect thereof from the Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from the Requisite Purchasers (or such other Purchasers, as the case may be), Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may expose Collateral Agent to liability, may be in violation of the automatic stay under any Debtor Relief Law or may effect a forfeiture, modification or termination of property of a Defaulting Purchaser in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Purchaser shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of the Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5).

(c)          Delegation of Duties. Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by Collateral Agent. Such appointing Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of Collateral Agent and shall apply to their respective activities in connection with activities as Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Note Parties and the Purchasers, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Collateral Agent and not to any Note Party, Purchaser or any other Person and no Note Party, Purchaser or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Collateral Agent acted with gross negligence, bad faith, or willful misconduct in the selection of such sub-agents.

(d)          Notice of Default or Event of Default. Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Collateral Agent by a Note Party or any Purchaser. In the event that Collateral Agent shall receive such a notice, Collateral Agent will endeavor to give notice thereof to the Purchasers; provided, that failure to give such notice shall not result in any liability on the part of Collateral Agent.

9.4          Collateral Agent Entitled to Act as Purchaser. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Collateral Agent in its individual capacity as a Purchaser hereunder. With respect to its participation in the Notes, Collateral Agent shall have the same rights and powers hereunder as any other Purchaser and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Purchaser” shall, unless the context clearly otherwise indicates, include Collateral Agent in its individual capacity. Collateral Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to the Purchasers. Each Purchaser acknowledges that pursuant to such activities, Collateral Agent and its Affiliates may receive information regarding any Note Party or any Affiliate of any Note Party (including information that may be subject to confidentiality obligations in favor of such Note Party or such Affiliate) and acknowledge that Collateral Agent and its Affiliates shall be under no obligation to provide such information to them.

9.5          [Reserved].

9.6          Right to Indemnity. Each Purchaser, in proportion to its Pro Rata Share, severally agrees to indemnify Collateral Agent, its Affiliates and their respective officers, partners, directors, trustees, employees and agents of Collateral Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Note Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Note Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Note Documents, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Indemnitee Agent Party; provided, no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence, bad faith, or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Purchaser to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Purchaser’s Pro Rata Share thereof; provided, further, that this sentence shall not be deemed to require any Purchaser to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7          Successor Collateral Agent.

(a)          [Reserved].

(b)          Collateral Agent may resign at any time by giving prior written notice thereof to the Purchasers and the Note Parties. The Requisite Purchasers shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Company and Collateral Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Company and the Requisite Purchasers or (iii) such other date, if any, agreed to by the Requisite Purchasers. Until a successor Collateral Agent is so appointed by the Requisite Purchasers, any collateral security held by Collateral Agent for the benefit of the Purchasers under any of the Note Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under this Agreement and the Collateral Documents, and the resigning or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such resigning or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any resigning or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

(c)          [Reserved]

(d)          Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to any of its Affiliates without the prior written consent of, or prior written notice to, Company or the Purchasers; provided, that Company and the Purchasers may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until Collateral Agent provides written notice to Company and the Purchasers of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Note Documents.

9.8          Collateral Documents and Guaranty.

(a)          Agent under Collateral Documents and Guaranty. Each Purchaser hereby further authorizes Collateral Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Collateral Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 10.6) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Purchaser has otherwise consented. Upon request by Collateral Agent at any time, the Purchasers will confirm in writing Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.8. Upon the reasonable request of Company and/or Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of Company certifying that such transaction is permitted pursuant to the Note Documents, execute and deliver any such release documentation reasonably requested by Company in connection with such permitted releases as described above, all at the expense of Company.

(b)          Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Note Documents to the contrary notwithstanding, Company, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Note Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), or otherwise of the Bankruptcy Code), Collateral Agent or any Purchaser may be the purchaser of any or all of such Collateral at any such sale or disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Purchaser or Purchasers in its or their respective individual capacities unless the Requisite Purchasers shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)          [Reserved]

(d)          Release of Collateral and Guarantees, Termination of Note Documents. Notwithstanding anything to the contrary contained herein or any other Note Document, when all Obligations have been Paid in Full, upon request of Company, Collateral Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Note Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)          No Duty. Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

(f)           Agency for Perfection. Collateral Agent and each Purchaser hereby appoints the Collateral Agent and each other Purchaser as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a Secured Party with possession or control has priority over the security interest of another Secured Party) and Collateral Agent and each Purchaser hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the other Secured Parties, except as otherwise expressly provided in this Agreement. Should any Purchaser obtain possession or control of any such Collateral, such Purchaser shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. Each Note Party by its execution and delivery of this Agreement hereby consents to the foregoing.

9.9          [Reserved].

9.10       Collateral Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Note Party, Collateral Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any demand shall have been made on Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Collateral Agent (including any claim for the reasonable compensation, reasonable and actual out-of-pocket expenses, disbursements and advances of Collateral Agent and its respective agents and counsel and all other amounts due to the Purchasers and Collateral Agent under 2.7(c), 10.2 and 10.3 allowed in such judicial proceeding); and

(c)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to Collateral Agent and, in the event that Collateral Agent shall consent to the making of such payments directly to the Purchasers, to pay to Collateral Agent any amount due for the reasonable compensation, reasonable and actual out-of-pocket expenses, disbursements and advances of Collateral Agent and its agents and counsel, and any other amounts due Collateral Agent under 2.7(c), 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Collateral Agent, its agents and counsel, and any other amounts due Collateral Agent under 2.7(c), 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Purchasers may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained in this Section 9.10 shall be deemed to authorize Collateral Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser or to authorize Collateral Agent to vote in respect of the claim of any Purchaser in any such proceeding.

9.11            Bankruptcy Plan Voting. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Note Party, each Purchaser shall submit any vote on a plan of reorganization or similar disposition plan of restructuring or liquidation (a “Plan”) to Collateral Agent so that it is received by Collateral Agent no later than three (3) Business Days prior to the voting deadline established pursuant to the terms of such Plan or any court order establishing voting procedures with respect to the Plan (the “Voting Procedures Order”). If Purchasers constituting more than half of the total number of Purchasers that vote and having or holding more than two-thirds of the aggregate Voting Power Determinants of all Purchasers that vote timely submit a vote to accept the Plan, Collateral Agent shall submit a ballot on behalf of all Purchasers voting to accept the Plan in accordance with the terms of the Plan or the Voting Procedures Order. If Purchasers constituting more than half of the total number of Purchasers that vote and having or holding more than two-thirds of the aggregate Voting Power Determinants of all Purchasers that vote do not timely vote to accept the Plan, Collateral Agent shall submit a ballot on behalf of all Purchasers voting to reject the Plan in accordance with the terms of the Plan or the Voting Procedures Order. For purposes of calculating the total number of Purchasers and the number of Purchasers voting to accept the Plan, Purchasers that are Affiliates shall be deemed to be a single Purchaser. No Purchaser may submit a ballot with respect to a Plan in contravention of the procedures set forth in this Section 9.11, and Collateral Agent is irrevocably authorized by each Purchaser to withdraw any vote submitted by such Purchaser in contravention of the procedures set forth in this Section 9.11.

Section 10. MISCELLANEOUS

10.1            Notices.

(a)            Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or Collateral Agent, shall be sent to such Person’s address as set forth on the signature page of the Agreement or joinder to this Agreement, respectively, or in the other relevant Note Document, and in the case of Purchaser, the address set forth on the signature page of the Agreement or otherwise indicated to Company in writing. Each notice hereunder shall be in writing and may be personally served or sent by email (excluding any notices to Collateral Agent in its capacity as such) or U.S. mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent, if sent by email (with evidence of transmission), or three Business Days after depositing it in the U.S. mail with postage prepaid and properly addressed; provided, no notice to Collateral Agent in its capacity as such shall be effective until received by Collateral Agent; provided, further, any such notice or other communication shall, at the request of Collateral Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Collateral Agent from time to time.

(b)            Electronic Communications.

(i)             Notices and other communications to the Collateral Agent, the Purchasers and any Note Party hereunder may be delivered or furnished by other electronic communication (including e mail and Internet or intranet websites, including Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by the Requisite Purchasers in their sole discretion, provided that, notwithstanding the foregoing, in no event will notices by electronic communication be effective to Collateral Agent or any Purchaser pursuant to Section 2 if any such Person has notified Company that it is incapable of receiving notices under such Section 2 by electronic communication. Collateral Agent may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. In the case of any notices by electronic communication permitted in accordance with this Agreement, unless any Purchaser otherwise prescribes, (A) any notices and other communications permitted to be sent to an e-mail address shall be delivered during normal business hours and deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment, but excluding any automatic reply to such e-mail), except that, if such notice or other communication is not sent prior to noon, Pacific Time, then such notice or communication shall be deemed not to have been received until the opening of business on the next Business Day for the recipient, at the earliest, and (B) notices or communications permitted to be posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and clearly identifying an accessible website address therefor.

(ii)            Each Note Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iii)           The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of Collateral Agent or any of its respective officers, Directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to any of the Note Parties, any Purchaser or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Note Party’s or Collateral Agent’s transmission of communications through the Platform. Each party hereto agrees that Collateral Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(iv)           [Reserved].

(v)            [Reserved].

(vi)           Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)            Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.2            Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Note Parties agree to pay promptly (a) all of Initial Purchaser’s actual and reasonable costs and out-of-pocket expenses incurred in connection with any consents, amendments, waivers or other modifications to the Note Documents, (b) all the reasonable fees, actual out-of-pocket expenses and disbursements of counsel to Collateral Agent in connection with the negotiation, preparation, execution and administration of the Note Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (c) all the actual costs and reasonable out-of-pocket expenses of creating, perfecting, recording, maintaining, and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Collateral Agent and of counsel providing any opinions that Collateral Agent or the Requisite Purchasers may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) Collateral Agent’s actual costs and reasonable out-of-pocket fees, expenses, and disbursements of any auditors, accountants, consultants or appraisers’ retained by Collateral Agent; (e) all the actual out-of-pocket costs and reasonable expenses (including the reasonable out-of-pocket fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual out-of-pocket and reasonable costs and expenses incurred by Collateral Agent in connection with the transactions contemplated by the Note Documents and any consents, amendments, waivers or other modifications thereto; and (g) after the occurrence of a Default or an Event of Default, all actual and reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by Collateral Agent and any Purchaser in enforcing or preparing for enforcement of any Obligations of or in collecting or preparing to collect any payments due from any Note Party hereunder or under the other Note Documents by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any actual or prospective refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to or in contemplation of any insolvency or bankruptcy cases or proceedings, including the engagement of a restructuring advisor or consultant satisfactory to the Requisite Purchasers in their sole discretion.

10.3            Indemnity and Related Reimbursement.

(a)            In the event that an Indemnitee becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person relating to or arising out of any Indemnified Liabilities and whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees that on demand it will reimburse such Indemnitee for its actual and reasonable out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

(b)            In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee, from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE; provided, no Note Party shall have any obligation to any Indemnitee under this Section 10.3(b) with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise directly from the gross negligence, bad faith, or willful misconduct of such Indemnitee, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(c)            To the fullest extent permitted by applicable law, no Note Party shall assert, and each Note Party hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or such damages whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby.

(d)            Each Note Party also agrees that no Indemnitee will have any liability to any Note Party or any person asserting claims on behalf of or in right of any Note Party or any other Person in connection with or as a result of this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note, or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, in each case, except in the case of any Note Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Note Party or its Affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith, or willful misconduct of such Purchaser in performing its purchase obligations under this Agreement; provided, however, that in no event will any such Purchaser or Collateral Agent have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of Purchaser’s, or Collateral Agent’s, or their respective Affiliates’, Directors’, employees’, attorneys’, agents’ or sub-agents’ activities arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith. No other party hereto shall be liable for the obligations of any Defaulting Purchaser in failing to fulfill its purchase obligations hereunder.

10.4            Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Purchaser and its Affiliates are each hereby authorized by each Note Party at any time or from time to time subject to the consent of the Requisite Purchasers (such consent not to be unreasonably withheld or delayed), without notice to any Note Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other obligations or Indebtedness at any time held or owing by such Purchaser to or for the credit or the account of any Note Party against and on account of the Obligations of any Note Party to such Purchaser hereunder and under the other Note Documents, irrespective of whether or not (a) such Purchaser shall have made any demand hereunder or (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Purchaser shall exercise any such right of set off, (x) all amounts so set off shall be paid over immediately to Purchasers for further application in accordance with the provisions of Sections 2.16 and 2.21 and, pending such payment, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of Purchasers, and (y) the Defaulting Purchaser shall provide promptly to Purchasers a statement describing in reasonable detail the Obligations owing to such Defaulting Purchaser as to which it exercised such right of setoff. The rights of each Purchaser and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set off) that such Purchaser or its respective Affiliates may otherwise have; provided that upon the appointment of the Collateral Agent in accordance with the terms hereof, this Agreement and any other Note Document may be amended with the consent of the Required Purchasers and the Collateral Agent and no consent of Company shall be required in connection therewith.

10.5            Amendments and Waivers.

(a)            Requisite Purchasers’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of Requisite Purchasers.

(b)            Affected Purchasers’ Consent. Subject to Section 10.5(d), without the written consent of each Purchaser that would be directly and adversely affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of any Note;

(ii)            waive, reduce or postpone any scheduled repayment (but not prepayment)

(iii)           reduce the rate of interest on any Note (other than any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.9) or any fee or premium payable under this Agreement; provided, that (A) only the consent of Requisite Purchasers shall be necessary to amend the Default Rate in Section 2.9, to waive any prospective obligation of Company to pay interest at the Default Rate, and (B) only the consent of Requisite Purchasers shall be necessary to revoke any election by Requisite Purchasers to impose interest at the Default Rate

(iv)           waive or extend the time for payment of any such interest, fees, or premiums;

(v)            reduce or forgive the principal amount of any Note;

(vi)            amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Purchasers or any specific Purchaser is required;

(vii)            amend the definition of “Requisite Purchasers” or “Pro Rata Share”; provided, with the consent of Requisite Purchasers, additional issuances and purchases of Notes pursuant to this Agreement may be included in the determination of “Requisite Purchasers” or “Pro Rata Share” on substantially the same basis as the Commitments and the Notes are included on the Closing Date;

(viii)         release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except (A) as expressly provided in the Note Documents on the Closing Date, (B) in connection with a “credit bid” undertaken by Collateral Agent with the consent or at the direction of Requisite Purchasers pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other provision of the Bankruptcy Code or any other Debtor Relief Law, or (C) in connection with any other sale or disposition of assets in connection with an enforcement action with respect to the Collateral that is permitted pursuant to the Note Documents and consented to or directed by Requisite Purchasers;

(ix)           consent to the assignment or transfer by any Note Party of any of its rights and obligations under any Note Document, except as expressly provided in any Note Document.

(c)            Other Consents. Subject to Section 10.5(d), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall:

(i)             [Reserved];

(ii)            [Reserved];

(iii)           alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Requisite Class Purchasers of each Class that is being allocated a lesser repayment or prepayment as a result thereof; provided that the Requisite Purchasers may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered;

(iv)           amend, modify, or waive any provision of this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Note Documents or the definitions of “Obligations” or “Secured Obligations” (as such term or any similar term is defined in any relevant Collateral Document) in each case in a manner adverse to any Purchaser with Notes then outstanding without the written consent of such Purchaser; or

(v)            amend, modify, terminate or waive any provision of Section 9 as the same directly or indirectly applies to Collateral Agent, or any other provision hereof as the same directly or indirectly applies to the rights or obligations of Collateral Agent, in each case in any manner adverse to Collateral Agent without the consent of Collateral Agent; provided that notwithstanding anything to the contrary herein, upon the appointment of the Collateral Agent in accordance with the terms hereof, this Agreement and any other Note Document may be amended with the consent of the Required Purchasers and the Collateral Agent and no consent of Company shall be required in connection therewith.

(d)            Defaulting Purchaser Consent. Notwithstanding anything herein to the contrary, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, modification, termination, waiver or consent hereunder and any amendment, modification, termination, waiver or consent that by its terms requires the consent of all the Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers, except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended, or the maturity of any of its Notes may not be extended, the rate of interest on any of its Notes may not be reduced and the principal amount of any of its Notes may not be forgiven, in each case without the consent of such Defaulting Purchaser and (y) any amendment, modification, termination, waiver or consent requiring the consent of all the Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser more adversely than the other affected Purchasers shall require the consent of such Defaulting Purchaser.

(e)            Effect of Amendments, Etc. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party in any case shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Purchaser at the time outstanding, each future Purchaser, each Note Party, and each future Note Party.

(f)            Compensation for Amendments. Notwithstanding anything to the contrary in any Note Document, unless otherwise agreed to by Requisite Purchasers in their discretion no Note Party may, nor may it permit any of its Subsidiaries to, directly or indirectly (including by being complicit in or otherwise facilitating any such action by any of their respective Affiliates or Subsidiaries or any direct or indirect holders or beneficial owners of any such Person’s Capital Stock) pay or otherwise transfer any consideration, whether by way of interest, fee, or otherwise, to or for the benefit of any current or prospective Purchaser or any of its Affiliates (other than customary upfront fees to be received by any new purchaser providing new commitments) for or as an inducement to any action or inaction by such Purchaser or any of its Affiliates, including any consent, waiver, approval, disapproval, or withholding of any of the foregoing in connection with any required or requested approval, amendment, waiver, consent, or other modification of or under any Note Document or any provision thereof unless such consideration is first offered to all then existing Purchasers in accordance with their respective Pro Rata Shares and is paid to any such Purchasers that act in accordance with such offer.

(g)            Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Purchaser may exchange, continue, or rollover all or a portion of its Notes in connection with any refinancing, extension, modification, or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by Company and such Purchaser.

10.6            Successors and Assigns; Transferees.

(a)            Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any party without the prior written consent of all parties. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Register. Company and Purchasers shall deem and treat the Persons listed as Purchasers in the Register as the holders and owners of the corresponding Commitments and Notes (including principal and stated interest) listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Note shall be effective, in each case, unless and until recorded in the Register following Company’s receipt of a fully executed Transfer Agreement, together with the forms and certificates regarding tax matters and any fees payable in connection with such transfer, in each case, as provided in Section 10.6(e). Each transfer shall be recorded in the Register promptly following receipt by Company of the fully executed Transfer Agreement and all other necessary documents and approvals and a copy of such Transfer Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Transfer Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Purchaser shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Notes. It is intended that the Register be maintained such that the Notes are in “registered form” for the purposes of the Internal Revenue Code.

(c)            Right to Transfer. Each Purchaser shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Notes owing to it or other Obligations (provided, however, that pro rata transfers shall not be required and each transfer shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Note and any related Commitments):

(i)             to any Person meeting the criteria of clause (i)(a) or clause (ii) of the definition of the term of “Eligible Transferee” upon the giving of notice to Company; and

(ii)            to any Person otherwise constituting an Eligible Transferee with the consent of Requisite Purchasers and; provided, each such transfer pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount (x) as may be agreed to by Company, (y) as shall constitute the aggregate amount of the Notes of the transferring Purchaser or (z) as is transferred by a transferring Purchaser to an Affiliate or Related Fund of such Purchaser) with respect to the transfer of Notes;

provided further, that prior to the occurrence and continuation of a Default or an Event of Default, such assignment shall require the consent of Company, with such consent not to be unreasonably withheld or delayed; provided further that Company shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to Purchasers within three (3) Business Days after having received written notice thereof.

(d)            Mechanics.

(i)             Transfers of the Notes by Purchasers shall be effected by execution and delivery to Company of a Transfer Agreement. Transfers made pursuant to the foregoing provision shall be effective as of the Transfer Effective Date. In connection with all transfers there shall be delivered to Company such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the transferee under such Transfer Agreement may be required to deliver pursuant to Section 2.19(c).

(ii)            In connection with any transfer of rights and obligations of any Defaulting Purchaser hereunder, no such transfer shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the transfer shall make such additional payments to Purchasers in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the transferee of participations or subparticipations, or other compensating actions, including funding, with the consent of Company, the applicable Pro Rata Share of Notes previously requested but not funded by the Defaulting Purchaser, to each of which the applicable transferee and transferor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Purchaser to Purchaser hereunder (and interest accrued thereon), and (y) acquire (and purchase as appropriate) its full Pro Rata Share of all Notes. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Purchaser hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Purchaser for all purposes of this Agreement until such compliance occurs.

(e)            Notice of Transfer. Upon its receipt of a duly executed and completed Transfer Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Company shall record the information contained in such Transfer Agreement in the Register and shall maintain a copy of such Transfer Agreement.

(f)            Representations and Warranties of Transferee. Each Purchaser, upon execution and delivery hereof or upon succeeding to an interest in the Notes, as the case may be, represents and warrants as of the Closing Date or as of the Transfer Effective Date that (i) it is an Eligible Transferee; (ii) it has experience and expertise in the making of or investing in commitments or notes such as the applicable Commitments or Notes, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Notes for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Notes or any interests therein shall at all times remain within its exclusive control); (iv) it will not provide any information obtained by it in its capacity as a Purchaser to any Note Party or any of its Affiliates; and (v) neither such Purchaser nor any of its Affiliates owns or controls any trade obligations or Indebtedness of any Note Party (other than the Obligations and obligations owing to Warrant Holder or any of its affiliates in respect of the Warrants) or any Capital Stock of any Note Party (other than the Warrants and any Capital Stock received in connection therewith).

(g)            Effect of Transfer. Subject to the terms and conditions of this Section 10.6, as of the Transfer Effective Date: (i) the transferee thereunder shall have the rights and obligations of a “Purchaser” hereunder to the extent of its interest in the Notes as reflected in the Register and shall thereafter be a party hereto and a “Purchaser” for all purposes hereof; (ii) the transferring Purchaser thereunder shall, to the extent that rights and obligations hereunder have been transferred to the transferee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of transfer covering all or the remaining portion of a transferring Purchaser’s rights and obligations hereunder, such Purchaser shall cease to be a party hereto on the Transfer Effective Date; provided that anything contained in any of the Note Documents to the contrary notwithstanding and (y) such transferring Purchaser shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such transferring Purchaser as a Purchaser hereunder); and (iii) the transferring Purchaser shall, upon the effectiveness of such transfer or as promptly thereafter as practicable, surrender its existing Note to Company for cancellation, and thereupon Company shall issue and deliver a new Note to such transferee and/or to such transferring Purchaser, with appropriate insertions, to reflect the outstanding Notes of the transferee and/or the transferring Purchaser.

(h)            [Reserved].

(i)             Certain other Transfers. In addition to any other transfer permitted pursuant to this Section 10.6, any Purchaser may assign, pledge and/or grant a security interest in, all or any portion of its Notes, the other Obligations owed by or to such Purchaser, and its Notes to secure obligations of such Purchaser including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Purchaser, as between Company and such Purchaser, shall be relieved of any of its obligations hereunder as a result of any such transfer and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Purchaser” or be entitled to require the transferring Purchaser to take or omit to take any action hereunder.

10.7            Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8            Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the occurrence of any Credit Date. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Purchaser set forth in 2.16, 9.3(b) and 9.6 shall survive the Payment in Full of the Obligations.

10.9            No Waiver; Remedies Cumulative. No failure or delay on the part of Collateral Agent or any Purchaser in the exercise of any power, right or privilege hereunder or under any Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Collateral Agent and each Purchaser hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10          Marshalling; Payments Set Aside. Neither Collateral Agent nor any Purchaser shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to the Purchasers or Collateral Agent or Collateral Agent or any Purchaser enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11         Severability. In case any provision in or obligation hereunder or under any Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

10.12         Obligations Several; Actions in Concert. The obligations of Purchasers hereunder are several and no Purchaser shall be responsible for the obligations or Commitment of any other Purchaser hereunder. Nothing contained herein or in any other Note Document, and no action taken by Purchasers pursuant hereto or thereto, shall be deemed to constitute Purchasers as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Note Document to the contrary notwithstanding, each Purchaser hereby agrees with each other Purchaser that no Purchaser shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Requisite Purchasers (as applicable), it being the intent of Purchasers that any such action to protect or enforce rights under this Agreement or any other Note Document with respect to the Obligations shall be taken in concert and at the direction or with the consent of Requisite Purchasers (as applicable).

10.13         Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14         APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15         CONSENT TO JURISDICTION. (A) SUBJECT TO CLAUSE (V) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE U.S. SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (V) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (V) AGREES THAT COLLATERAL AGENT AND PURCHASERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY NOTE DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE TRANSACTION OR THE PURCHASER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17         Confidentiality. Collateral Agent and each Purchaser shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by Collateral Agent or such Purchaser pursuant to the requirements hereof in accordance with Collateral Agent’s or such Purchaser’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Note Party that, in any event, Collateral Agent and any Purchaser may make (i) disclosures of such information to Affiliates of such Purchaser or Collateral Agent and to their respective officers, Directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts, or agents on a confidential basis (and to other Persons authorized by a Purchaser or Collateral Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee or transferee in connection with the contemplated assignment or transfer of any Notes or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Note Party and its obligations (provided that such assignees, transferees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other substantially similar confidentiality restrictions), (iii) disclosure on a confidential basis to any rating agency when required by it, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Notes, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Company promptly thereof to the extent not prohibited by law), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority (including the NAIC) purporting to have jurisdiction over such Person or any of its Affiliates, (viii) disclosure to any Purchasers’ financing sources; provided that prior to any disclosure such financing source is informed of the confidential nature of the information, (ix) disclosure to rating agencies and (x) disclosures with the consent of the relevant Note Party.

10.18         Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes issued hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes issued hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Purchasers an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Purchasers and Company to conform strictly to any applicable usury laws. Accordingly, if Purchaser contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Purchaser’s option be applied to the outstanding amount of the Notes issued hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by a Purchaser exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19         Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Collateral Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20         Entire Agreement. This Agreement, together with the other Note Documents (including any such other Note Document entered into prior to the date hereof) and the Warrants, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made prior to the date hereof.

10.21         PATRIOT Act. Each Purchaser hereby notifies each Note Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Purchaser to identify such Note Party in accordance with the PATRIOT Act.

10.22         Electronic Execution of Transfers and Note Documents. The words “execution,” “signed,” “signature,” and words of like import in any Transfer Agreement or any other Note Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that Collateral Agent may request, and upon any such request the Note Parties shall be obligated to provide, manually executed “wet ink” signatures to any Note Document.

10.23         No Fiduciary Duty. Collateral Agent, each Purchaser, and their Affiliates (collectively, solely for purposes of this paragraph, the “Purchasers”), may have economic interests that conflict with those of the Note Parties, their equity holders and/or their affiliates. Each Note Party agrees that nothing in the Note Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Purchaser, on the one hand, and such Note Party, its equity holders or its affiliates, on the other. The Note Parties acknowledge and agree that (i) the transactions contemplated by the Note Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Purchasers, on the one hand, and the Note Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Purchaser has assumed an advisory or fiduciary responsibility in favor of any Note Party, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Purchaser has advised, is currently advising or will advise any Note Party, its equity holders or its Affiliates on other matters) or any other obligation to any Note Party except the obligations expressly set forth in the Note Documents and (y) each Purchaser is acting solely as principal and not as the agent or fiduciary of any Note Party, its management, stockholders, creditors or any other Person. Each Note Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Note Party agrees that it will not claim that any Purchaser has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Note Party, in connection with such transaction or the process leading thereto.

10.24         [Reserved].

[Remainder of page intentionally left blank]

Appendix A-1
Notes Purchase Commitment

Purchaser	Purchase Commitment
Acuitas Capital, LLC	$25.0 million

Appendix B

Ontrak, Inc.

Purchase Warrant for Common Shares

[•], 202_

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

-i-

15.	MULTIPLE HOLDERS; VOTING RIGHTS; NO LIABILITIES AS A STOCKHOLDER		18

	15.1	Multiple Holders	18
	15.2	No Liabilities As a Stockholder	18

16.	NO EFFECT ON LENDER RELATIONSHIP		19

17.	LOCK-UP LIMITATIONS		19

18.	NOTICES		19

	18.1	Manner of Delivery	19
	18.2	Place of Delivery	19

19.	WAIVERS; AMENDMENTS		19

20.	INDEMNIFICATION.		20

	20.1	Generally	20
	20.2	Reserved	20
	20.3	Certain Limitations	20
	20.4	Other	20

21.	MISCELLANEOUS		20

	21.1	Successors and Assigns	20
	21.2	Severability	20
	21.3	Equitable Remedies	21
	21.4	Continued Effect	21
	21.5	Governing Law	21
	21.6	Consent to Jurisdiction.	21
	21.7	Waiver of Jury Trial	21
	21.8	Construction	22
	21.9	Counterparts	22

EXHIBIT I	I-1

EXHIBIT II	II-1

-ii-

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

ONTRAK, INC.

Purchase Warrant for Common Shares

No. [•]	[New York], [New York] [•], 202_

ONTRAK, INC., a Delaware corporation (the “Company”), hereby certifies that [•], a [•] [•]1 (the “Purchaser”), is entitled to purchase from the Company (i) up to [•]2 Warrant Shares (as defined below), (ii) at an exercise price per share equal to the Per Share Warrant Exercise Price, (iii) at any time on or before 5:00 P.M., New York, New York time on the five-year anniversary of the date hereof (the “Expiration Date”). Certain capitalized terms used herein are defined in Section 14.

1.	EXERCISE OF WARRANT

1.1            Manner of Exercise; Payment. The Holder may exercise this Warrant (or portion thereof owned by the Holder, as the case may be), in whole or in part, during normal business hours on any Business Day on or prior to the Expiration Date, by delivering to the Company at its Chief Executive Office, a subscription (in the form attached to this Warrant as Exhibit I (the “Notice of Exercise”)) duly executed by the Holder. Within one (1) Business Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company, at the Holder’s election, (a) in cash, (b) by certified check payable to the order of the Company, (c) by wire transfer of immediately available funds, (d) by cancellation of Warrant Shares, with any such Warrant Shares so cancelled being credited against such payment in an amount equal to the Fair Market Value thereof, as set forth in Section 1.4, or (e) if the Holder is the Purchaser or any of its Affiliates, by the surrender by the Holder to the Company of any indebtedness of the Company held by the Holder, with any such indebtedness of the Company so surrendered being credited against such payment in an amount equal to the then outstanding principal amount thereof plus accrued interest thereon through the date of surrender, or by any combination of any of the foregoing methods, of the amount obtained by multiplying (i) the number of Warrant Shares designated in such subscription by (ii) the Per Share Warrant Exercise Price (the “Aggregate Purchase Price”) and the Holder shall thereupon be entitled to receive the number and type of duly authorized Warrant Shares, determined as provided in Sections 2 through 4. The Company acknowledges that the provisions of clauses (d) and (e) are intended, in part, to ensure that a full or partial exchange of this Warrant will qualify as a conversion, within the meaning of paragraph (d)(3)(ii) of Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”). At the request of the Holder, the Company will accept reasonable modifications to the exchange procedures provided for in this Section 1.1 in order to accomplish such intent. For the avoidance of doubt, this Warrant shall only be exercisable at the Per Share Warrant Exercise Price. The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of a Notice of Exercise shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof.

1 Insert Acuitas Capital LLC (or an entity affiliated with it, as designated by Acuitas Capital LLC).

2 The number of Common Shares shall be equal to (y) the product of the principal amount of the applicable Note and 20% divided by (z) the Per Share Warrant Exercise Price.

1.2            Trading Exchange Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise, and shall be deemed not to have exercised, any portion of this Warrant, if the issuance of such Warrant Shares (taken together with the issuance of all Warrant Shares upon the exercise of Warrants) would exceed the aggregate number of Common Shares which the Company may issue upon exercise of Warrants without breaching the Company’s obligations under the rules or regulations of the Exchange (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply (A) from and after the effectiveness of the approval of the Company’s stockholders as required by the applicable rules of the Exchange for issuances of Warrant Shares in excess of such amount or (B) in the event that the Company obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder.

1.3            When Exercise Effective. Subject to Section 1.2, each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which the Company receives the applicable Notice of Exercise, together with the applicable Aggregate Purchase Price (unless this Warrant is being exercised on a cashless basis pursuant to Section 1.4), and at such time, the Holder shall be deemed to be the holder of record of the Warrant Shares, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder.

1.4            Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Purchase Price, elect instead to receive upon such exercise the “Net Number” of Warrant Shares determined according to the following formula:

 Net Number = Y(A – B) / A

 For purposes of the foregoing formula:

 Y = the total number of Warrant Shares with respect to which this Warrant is then being exercised.

 A= The Fair Market Value at the time of such exercise, but in any event not less than $0.01.

 B= the Per Share Warrant Exercise Price at the time of such exercise.

1.5            Delivery of Stock Certificates and New Warrant. As soon as practicable after each exercise of this Warrant, in whole or in part, the Company at its sole expense (including the payment by it of any issue taxes) will cause to be issued in the name of and delivered to the Holder or, subject to Section 12, as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct:

(a)            (i) stock certificate or certificates for the number of duly authorized Warrant Shares to which the Holder shall be entitled upon such exercise free of restrictive legends (other than legends indicating such securities are “control securities”), or (ii) an electronic delivery of the Warrant Shares to the Holder’s account at the Depository Trust Company (“DTC”) or a similar organization, unless in the case of clause (i) and (ii) a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective, the Warrant Shares are not freely transferable without volume and manner of sale restrictions pursuant to Rule 144 under the Securities Act or, in the case of clause (ii), electronic delivery of the Warrant Shares is not available because the Warrant Shares are “control securities,” in which case such Holder shall receive a certificate for the Warrant Shares issuable upon such exercise with appropriate restrictive legends (it being understood that following the issuance of a legal opinion reasonably acceptable to the Company (if such an opinion is requested by the Company), the Holder may request book entry notation at the Company’s transfer agent). If the Warrant Shares are to be issued free of all restrictive legends (including legends indicating such securities are “control securities”), the Company shall, upon the written request of the Holder, use its reasonable best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through DTC or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through such a clearing corporation;

(b)            in lieu of any fractional Warrant Share to which the Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Fair Market Value of one Common Share as of the Business Day next preceding the date of such exercise; and

(c)            in case such exercise is in part only, a new Warrant or Warrants of like tenor, dated the date hereof, and calling for (in the aggregate on the face or faces thereof) the number of Warrant Shares equal (without giving effect to any subsequent adjustment thereof) to the number of such Common Shares called for on the face of this Warrant (as adjusted pursuant to the terms hereof through the applicable exercise date) minus the number of such Common Shares designated by the Holder upon such exercise.

1.6            Transfers. The Holder agrees and undertakes that if the Holder proposes to Transfer any Warrants or Warrant Shares issuable upon exercise thereof to persons other than the Affiliates of the Holder, and if such Warrant or Warrant Shares are not then registered for resale pursuant to an effective registration statement under the Securities Act and bears a restrictive legend, then the Holder proposing to make such Transfer shall give written notice to the Company describing briefly the manner in which any such proposed Transfer is to be made, and no such Transfer shall be made unless the Company shall have received an opinion of counsel for the Holder reasonably acceptable to the Company that registration under the Securities Act is not required with respect to such Transfer.

2.	CERTAIN ADJUSTMENTS

2.1            Adjustment to Exercise Price and Warrant Shares Upon Dividend, Subdivision or Combination of Common Shares. If the Company shall, at any time or from time to time after the date hereof, subdivide (by any stock split, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the Per Share Warrant Exercise Price in effect immediately prior to any such subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding Common Shares into a smaller number of shares, the Per Share Warrant Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 2.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

2.2            Dividends and Distributions. If the Company at any time or from time to time after the date hereof declares, orders, pays or makes a dividend or other distribution (including any distribution of cash, securities or other property, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise) or makes any payment on or with respect to its Equity Securities then, and in each such case, the Holder shall be entitled to receive an amount in cash, securities or other property as if this Warrant had been exercised in full and converted to Warrant Shares in accordance with the provisions of Section 1.1 (without giving effect to Section 1.2) immediately prior to the close of business on the day immediately preceding the record date; provided, however, that to the extent that the Holder’s right to convert, exercise or exchange Equity Securities received under this Section 0 would result in the Holder exceeding the Exchange Cap, then the Holder shall not be entitled to convert, exercise or exchange such Equity Securities to such extent and the right to convert, exercise or exchange such Equity Securities to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder exceeding the Exchange Cap, at which time or times the Holder shall be granted such right (and any right to convert, exercise or exchange Equity Securities granted, issued or sold on such initial Equity Security or on any subsequent Equity Security to be held similarly in abeyance) to the same extent as if there had been no such limitation.

3.	CONSOLIDATION, MERGER, ETC.

3.1            Adjustments for Consolidation, Merger, Sale of Assets, Reorganizations, etc. If after the date hereof the Company shall (a) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Warrant Shares shall be changed into or exchanged for cash or securities of any other Person or any other property, (c) Transfer all or substantially all of its properties or assets to any other Person or (d) effect a capital reorganization or reclassification of the Warrant Shares and/or its Equity Securities or a conversion to a new domicile (each such transaction, a “Fundamental Transaction”), then, and in the case of each such Fundamental Transaction, proper provision shall be made so that upon the basis and the terms and in the manner provided in this Warrant, the Holder, upon the exercise of this Warrant at any time after the consummation of such Fundamental Transaction, shall be entitled to receive (after giving effect to the payment of the Per Share Warrant Exercise Price), in lieu of the Warrant Shares issuable upon such exercise prior to such consummation, the greatest amount of cash, securities or other property to which the Holder would actually have been entitled as an equity holder upon such consummation if the Holder had exercised the rights represented by this Warrant immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in Sections 2, 3 and 4.

3.2            Assumption of Obligations. Notwithstanding anything contained in this Warrant to the contrary, the Company will not effect any of the transactions described in Section 3.1 unless, prior to the consummation thereof, each Person (other than the Company) that may be required to deliver any cash, securities or other property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder, (a) the obligations of the Company under this Warrant (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Warrant) and (b) the obligation to deliver to the Holder such cash, securities or other property as, in accordance with the foregoing provisions of this Section 3, the Holder may be entitled to receive, and such Person shall have similarly delivered to the Holder an opinion of counsel for such Person, which counsel and opinion shall be reasonably satisfactory to the Holder, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including all of the provisions of this Section 3) shall be applicable to the cash, securities or other property that such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto.

4.	OTHER DILUTIVE EVENTS. If any event shall occur as to which the provisions of Sections 2 or 3 are not strictly applicable but with respect to which the failure to make any adjustment would not fairly protect the Holders or the antidilution rights represented by this Warrant in accordance with its essential intent and principles, then, in each such case, at the request of the Holder, the Company shall appoint a firm of independent investment bankers of recognized national standing (which shall be completely independent of the Company and shall be reasonably satisfactory to the Holder), which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 2 and 3, necessary to preserve, without dilution, the purchase rights or rights to the issuance of additional Equity Securities represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.

5.	NO DILUTION OR IMPAIRMENT. The Company shall not, by amendment of its Articles or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith carry out all of the terms and provisions in this Warrant. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any Warrant Shares to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue the Warrant Share and (c) will not take any action that results in the total number of Warrant Shares issuable upon exercise of the Warrant exceeding the total number of Common Shares then authorized by the Articles and available for the purpose of issuance upon such exercise.

6.	NOTICES OF CORPORATE ACTION. If at any time prior to the Expiration Date and prior to the exercise in full of this Warrant, the Company agrees or commits to any taking by the Company of a record of the holders of any class of its Equity Securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any Equity Securities of the Company or any other property, or to receive any other right, then the Company will deliver to the Holder a notice, not less than 10 days prior to the proposed occurrence of such event, specifying the expected date of such event, together with all material information relating thereto, and shall promptly notify the Holder of all material developments relating thereto or as otherwise requested by the Holder.

7.	REGISTRATION RIGHTS.

7.1            Generally. If any Registrable Securities required to be reserved for purposes of exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law (other than the Securities Act) before such Registrable Securities may be issued, then the Company will, at its sole expense and as expeditiously as possible, cause such Registrable Securities to be duly registered or approved, as the case may be.

7.2            Registration Rights.

(a)            So long as the Holder holds Registrable Securities (or Warrants exercisable for Registrable Securities), the Holder (or, for the avoidance of doubt, if there are multiple Holders, then the Holder or Holders constituting the Requisite Holders) shall have the right to require the Company to file registration statements, including a shelf registration statement (if the Company is eligible at such time to utilize a shelf registration for the Warrant Shares), and if the Company is a well-known seasoned issuer, as defined in Rule 405 under the Securities Act, an automatic shelf registration statement, on Form S-3 or any successor form under the Securities Act covering all or any part of the Warrant Shares, by delivering a written request therefor to the Company; provided, however, that the Company shall not be required to file a registration statement (i) any earlier than 30 days after the Purchaser Warrant Stockholder Approval (as such term is defined in the Note Purchase Agreement) is obtained or (ii) for less than all of the Registrable Securities held (and issuable upon exercise of Warrants held) by the demanding Holder unless the Registrable Securities subject to the demand are anticipated to have an aggregate sale price (net underwriting discounts and commissions, if any) in excess of $1,000,000. Such request shall state the number of Warrant Shares to be disposed of and the intended method of disposition of such shares by the Holder. In the event there are multiple Holders, the Company shall give notice to all other Holders of the receipt of a request for registration pursuant to this Section 7.2and such Holders shall then have thirty (30) days to notify the Company in writing of their desire to participate in the registration. The Company shall use its commercially reasonable best efforts to effect promptly the registration statement registering all shares on Form S-3 (or a comparable successor form) to the extent requested by the Holder, but in any event shall cause the registration statement to become effective within sixty (60) days after the date of the request by the Holder (or ninety (90) days in the event of a “full review” by the SEC). The Company shall use its commercially reasonable best efforts to keep such registration statement effective until the Holder has completed the distribution described in such registration statement. Notwithstanding the forgoing, to the extent that registration on Form S-3 is not available to register the Registrable Securities, the Company shall use commercially reasonable efforts to effect such registration on Form S-1 under the Securities Act.

(b)            If, at any time and from time to time, the Company proposes to register any of its Equity Securities under the Securities Act in connection with an underwritten public offering of such shares of such Equity Securities, then the Company will promptly give notice to the Holder of its intention to do so. Upon the request of any Holder received within ten (10) days after receipt of any such notice from the Company, the Company will, in each instance, cause such Holder’s Warrant Shares to be registered under the Securities Act and registered or qualified, as the case may be, under any state securities laws; provided, however, that the obligation to give such notice and to cause such registration shall not apply to any registration (i) on Form S-8 (or any successor form), (ii) of solely a dividend reinvestment plan or (iii) for the sole purpose of offering registered securities to another Person in connection with the acquisition of assets or Equity Securities of such Person or in connection with a merger, consolidation, combination or similar transaction with such Person. In connection with any underwritten offering of securities on behalf of the Company or any Stockholder, the Company shall not be required to include any Warrant Shares held by a Holder unless the Holder agrees to the reasonable and customary terms of the underwriting; provided, however, that (i) such Holder shall not be required to make any representation other than that it being the owner of the applicable Warrant Shares (subject to exercise of the applicable portion of this Warrant) that are being included in the offering and that it has full power and authority to transfer them pursuant such offering, and (ii) the total indemnification or other liability of such Holder thereunder shall be limited to the aggregate net cash proceeds received by such Holder from the sale of such Warrant Shares in such offering. The Company will include in any registration effected pursuant to this Section 7.2 (i) first, securities offered to be sold by the Company and by any holder of demand registration rights that is exercising such rights in connection with such registration, (ii) second, the Piggyback Shares, in each case pro rata based on the number of Warrant Shares held thereby (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering), and (iii) third, any other securities requested to be included in such registration (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering).

7.3             Expenses. The Company will pay Registration Expenses (as defined in this Section 7.3) in connection with all registrations (which, for purposes of this section, shall include any qualifications, notifications and exemptions). “Registration Expenses” means all reasonable expenses incident to the Company’s performance of or compliance with its obligations under this Section 7, including all registration and filing fees (including fees of the Commission and a national stock exchange or national securities market), all fees and expenses of complying with state securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, and premiums and other costs of policies of insurance against liabilities arising out of the public offering of such securities. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Section 8 (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. All underwriting discounts, selling commissions, fees and disbursements of Holder’s Counsel (as defined below), and stock transfer taxes and other non-Registration Expenses applicable to the sale of the Registrable Securities of the Holders shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

7.4            Reserved.

7.5            Obligations of the Company. In connection with the Company’s obligations hereunder, the Company shall, as expeditiously as reasonably possible:

(a)            prepare and file with the Commission a registration statement with respect to the Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective and, unless the Holders of a majority of the Registrable Securities registered thereunder notify the Company otherwise, to keep such registration statement effective until the distribution contemplated in the registration statement has been completed; provided, that, the Company shall furnish, at least five (5) Business Days before filing such registration statement, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to counsel selected by the Requisite Holders (the “Holder’s Counsel”), copies of all such documents proposed to be filed for such counsel’s review and comment (it being understood that such five (5) Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances) and not file any such registration statement, prospectus or amendment or supplement thereto in a form to which Holder’s Counsel reasonably objects;

(b)            subject to the last paragraph of this Section 7.5, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)            notify in writing the Holder’s Counsel promptly (x) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (y) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation of any action threatening any proceeding for that purpose and (z) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation of any action threatening the qualification of such Warrant and/or Registrable Securities for sale in any jurisdiction;

(d)            furnish to each Holder of Registrable Securities covered by such registration such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned thereby;

(e)            use reasonable best efforts to register and/or to qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as may be required for the Holder to sell securities under the registration statement or as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto (x) to qualify to do business in any such states or jurisdictions, (y) to file a general consent to service of process in any such states or jurisdictions or (z) to subject itself to taxation in any such states or jurisdictions;

(f)            notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or amendment of such prospectus so that, as thereafter delivered to any offeree of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(g)            provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Securities;

(h)            use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use reasonable best efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ Stock Market; and

(i)            subject to all of the other provisions of this Warrant, use reasonable best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

The Company may suspend the use of a prospectus included in any registration statement filed pursuant to this Section 8 if the Company is then in possession of material, non-public information, the disclosure of which the Board has reasonably determined in good faith would have a Material Adverse Effect upon the Company. The Company shall promptly notify all Holders of Registrable Securities covered by such registration of any such determination by the Board and, upon receipt of such notice, each such Holder shall immediately discontinue any sales of securities pursuant to such registration statement. Upon such suspension, the Company shall take all reasonable steps to cause the condition that caused such suspension to cease to exist as soon as practicable (but such efforts need not include the abandonment of any proposed transaction). The Company hereby agrees that no such suspension shall last more than forty-five (45) days without the prior written consent of the Requisite Holders, provided that such right to suspension shall be exercised by the Company not more than twice in any twelve (12)-month period.

7.6            Obligations of the Holder. At least seven (7) Business Days prior to the first anticipated filing date of a registration statement registering Registrable Securities, the Company will notify the Holder of the information the Company reasonably requires from the Holder (including a selling stockholder questionnaire) which shall be completed and delivered to the Company promptly upon request and, in any event, within five (5) Business Days prior to the applicable anticipated filing date. The Holder further agrees that it shall not be entitled to be named as a selling securityholder in any registration statement, or use the prospectus contained in such registration statement, for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Company such requested information (including the selling stockholder questionnaire). If a Holder of Registrable Securities returns such requested information (including the selling stockholder questionnaire) after the above deadline, the Company shall use its reasonable best efforts to take such actions as are required to name such Holder as a selling security holder in the registration statement or any pre-effective or post-effective amendment thereto and to include (to the extent not theretofore included) in such registration statement the Registrable Securities identified in such requested information. Each Holder acknowledges and agrees that the information provided to the Company as described in this Section 7.6 will be used by the Company in the preparation of the registration statement filed pursuant to this Section 8 and hereby consents to the inclusion of such information in the Registration Statement.

7.7            Indemnification.

(a)            In connection with any registration, subject to Section 7.7(d) below, the Company shall indemnify and hold harmless each Holder that is a selling holder of Registrable Securities and each of its Affiliates, each underwriter (as defined in the Securities Act), and directors, officers, employees and agents of any of them, and each other Person who participates in the offering of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) such seller, underwriter or participating Person (collectively, the “Holder Indemnified Person”) against any losses, claims, damages or liabilities (collectively, the “liability”), joint or several, to which such Holder Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or action in respect thereof) arises out of or is based upon (w) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus used in connection with any offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the Holders, or (x) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (y) any violation by the Company of the Securities Act, any state securities or “blue sky” laws or any sale or regulation thereunder in connection with such registration, or (z) any information provided by the Company or at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading. Except as otherwise provided in Section 7.7(c), the Company shall reimburse each such Holder Indemnified Person in connection with investigating or defending any such liability; provided, however, that the Company shall not be liable to any Holder Indemnified Person in any such case to the extent that any such liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto, free writing prospectus, or other information, in reliance upon and in conformity with information furnished in writing to the Company by such Holder Indemnified Person specifically for use therein; and provided further, however, that the Company shall not be required to indemnify any Holder Indemnified Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Holder Indemnified Person to deliver a prospectus as required by the Securities Act.

(b)            In connection with any registration, subject to Section 7.7(d) below, a Holder selling any Registrable Securities included in such registration being effected shall indemnify and hold harmless each other selling holder of any Registrable Securities, the Company, its directors and officers, each underwriter and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter (collectively, the “Company Indemnified Persons” and together with the “Holder Indemnified Persons,” collectively, the “Indemnified Persons”), against any liability, joint or several, to which any such Holder Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or actions in respect thereof) arises out of or is based upon (x) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such selling Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, any free writing prospectus used in connection with such offering, including but not limited to, any free writing prospectus used by the Company, the underwriters, or the Holders, or (y) any omission or alleged omission by such selling Holder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any information provided at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, and in the case of (x), (y) and (z) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto, free writing prospectus or other information, in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder specifically for use therein. Such selling Holder shall reimburse any Holder Indemnified Person in connection with investigating or defending any such liability; provided, however, that in no event shall the liability of any Holder for indemnification under this Section 7.7 in its capacity as a seller of Warrants and/or Registrable Securities exceed the lesser of (i) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or (ii) the amount equal to the proceeds to such Holder of the securities sold in any such registration; and provided further, however, that no selling Holder shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

(c)            In the event the Company, any selling Holder or other person receives a complaint, claim or other notice of any liability or action, giving rise to a claim for indemnification under Section 7.7(a) or Section 7.7(b) above, the person claiming indemnification under such paragraphs shall promptly notify the person against whom indemnification is sought of such complaint, notice, claim or action, and such indemnifying person shall have the right to investigate and defend any such loss, claim, damage, liability or action.

(d)            If the indemnification provided for in this Section 7.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, claim, damage, expense or liability referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such any loss, claim, damage, expense or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the Indemnified Person, on the other hand, in connection with the statements or omissions that resulted in such any loss, claim, damage, expense or liability as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 7.7(d) when combined with any other amounts paid by such Holder pursuant to this Section 7 exceed the lesser of (a) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or (b) the amount equal to the proceeds to such Holder of the securities sold in any such registration. The relative fault of the indemnifying party and of the Indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)            Unless otherwise superseded by an underwriting agreement entered into in connection with an underwritten public offering, the obligations of the Company and Holders under this Section 7.7 shall survive the completion of any offering of securities in a registration statement under this Section 7 or otherwise (and shall survive the termination of this Warrant).

8.	RESERVED.

9.	AVAILABILITY OF INFORMATION. The Company shall comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act and shall comply with all public information reporting requirements of the Commission (including Rule 144) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company shall also cooperate with the Holder of any Restricted Securities in supplying such information as may be necessary for the Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company shall furnish to each Holder, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements generally made available by the Company to its securityholders (excluding, for the avoidance of doubt, materials provided only to members of management or the Board), and copies of all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange other than the Commission.

10.	RESERVATION OF EQUITY SECURITIES, ETC. The Company shall, if applicable, at all times reserve and keep authorized and available, solely for issuance and delivery upon exercise of this Warrant, the number of Warrant Shares from time to time issuable upon exercise in full of this Warrant. All securities issuable upon exercise of this Warrant shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable, with no liability on the part of the Holder. If, notwithstanding the foregoing, and not in limitation thereof, at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved Warrant Shares to satisfy its obligation to reserve for issuance upon exercise in full of this Warrant at least a number of Warrant Shares equal to the number of Warrant Shares as shall from time to time be necessary to effect the exercise in full of this Warrant (the “Required Reserve Amount”), then the Company shall immediately take all action necessary to increase the Company’s authorized Equity Securities to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the full exercise of this Warrant.

11.	OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS

11.1         Ownership of Warrants. The Company may treat any Person(s) in whose name this Warrant is registered on the register kept at the Chief Executive Office (as defined below) as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of this Warrant for all purposes, notwithstanding any notice to the contrary. This Warrant, if properly assigned, may be exercised by the new holder (as the Holder hereunder) without a new Warrant first having been issued subject to applicable securities laws and Section 1.2 hereof.

11.2         Office; Transfer and Exchange of Warrants.

(a)            The Company shall maintain an office (which may be an agency maintained at a bank) in the State of Nevada where notices, presentations and demands in respect of this Warrant may be made upon it. Such office shall be the Company’s “Chief Executive Office,” until such time as the Company shall notify the Holders of any change of location of such office within the State of Nevada.

(b)            The Company shall cause to be kept at its Chief Executive Office a register for the registration and transfer of this Warrant. The names and addresses of the Holder, the transfer thereof and the names and addresses of any transferees of this Warrant shall be registered in such register. The Person(s) in whose names this Warrant shall be so registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.

(c)            Subject to the transfer restrictions referred to in the legend herein and Section 2 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the Company’s Chief Executive Office. Upon such surrender, the Company at its expense will execute and deliver to or upon the order of the applicable Holder a new Warrant or Warrants of like tenor, in the name of the Holder or as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces therefor for the number of Warrant Shares called for on the face or faces of the Warrant or Warrants so surrendered.

11.3         Replacement of Warrants. Upon receipt of reasonable evidence of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant held by a Person other than a Purchaser or any institutional investor to whom the Purchaser may Transfer this Warrant, upon delivery of indemnity satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the Company’s Chief Executive Office, the Company at its sole expense will execute and deliver, in lieu thereof, a new Warrant of like tenor and dated the date hereof.

12.	REPRESENTATIONS AND WARRANTIES

12.1         Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

(a)            each of Company and its subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Transaction Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect;

(b)            the execution, delivery and performance of this Warrant has been duly authorized by all necessary corporate action on the part of the Company, other than obtaining the Purchaser Warrant Stockholder Approval;

(c)            if the Purchaser Warrant Stockholder Approval is obtained in accordance with the listing rules of the Exchange, the execution, delivery and performance by the Company of this Warrant and the consummation of the transactions contemplated by this Warrant do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to the Company or any of its subsidiaries, any of the Articles or the organizational documents of any of the Company’s subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Company or any of its subsidiaries; (b) require any registration with, consent or approval of, or notice to, or other action to, with or by, any governmental authority, other than the filing of a listing of additional shares application with the Exchange and the receipt of a “no objection” response from the Exchange with respect thereto; (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract or any other material Contractual Obligation of the Company or any of its subsidiaries; (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its subsidiaries; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract or any other material Contractual Obligation of the Company or any of its subsidiaries, except for such approvals or consents that have been obtained on or before the date hereof and have been disclosed in writing to the Purchaser or such as could not reasonably be expected to have a Material Adverse Effect;

(d)            this Warrant has been duly executed and delivered by the Company and is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(e)            subject to the accuracy of the representations and warranties of the Holders, the offer, sale, issuance and delivery of this Warrant in accordance with the terms herein will be exempt from the registration provisions of the Securities Act;

(f)             subject to the accuracy of the representations and warranties of the Holders, the issuance of the Warrant Shares upon the exercise of this Warrant in accordance with the terms herein will be exempt from the registration provisions of the Securities Act;

(g)            immediately after giving effect to transactions contemplated by this Warrant, (i) the Company has duly authorized the issuance of the Warrant Shares and has reserved them and made them available for issuance and delivery upon exercise of this Warrant, (ii) the outstanding Equity Securities consists solely of this Warrant and the Equity Securities set forth on Schedule I hereto and (iii) each of the Company’s subsidiaries is directly or indirectly wholly-owned by the Company; and

(h)            the number of Common Shares outstanding as of the date hereof on a fully diluted basis, which includes, without duplication, all Common Shares (i) issuable upon exercise of any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Shares (“Options”) outstanding (including this Warrant) or (ii) issuable upon conversion or exchange of any security convertible into or exchangeable for Common Shares outstanding is [•].

12.2        Representations and Warranties of the Holders. Each Holder represents and warrants to the Company and to each other Holder, as of the date such Person becomes a Holder, as follows:

(a)            Organization and Qualification. Such Holder, if an entity, is a corporation, limited partnership or limited liability company, in either case duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b)            Status of the Holders. If such Holder is an entity, corporation, limited partnership or limited liability company, such Holder has not been formed for the specific purpose of acquiring the Equity Securities pursuant to this Warrant.

(c)            Authority; Enforceability. Such Holder has all requisite power and authority to execute and deliver this Warrant and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all action required on the part of such Holder for such execution, delivery and performance has been duly and validly taken. Assuming due execution and delivery by the Company, this Warrant constitutes the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.

(d)            Conflicts. Such Holder is not party to any contract, agreement or other arrangement which conflicts with the terms of this Warrant or any of the rights conferred to the Company, or obligations imposed on such Holder, hereby.

(e)            Accredited Investor; Securities Laws Compliance.

(i)            Such Holder (x) understands the term “accredited investor” as used in Regulation D and (y) is an “accredited investor” (as defined in Regulation D under the Securities Act) and (z) has such knowledge, skill and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for such Holder.

(ii)            Except as otherwise contemplated by this Warrant, such Holder is acquiring this Warrant and any Warrant Shares for investment for its own account, not as a nominee or agent, and not with a view to any distribution in violation of applicable securities laws.

(iii)           Such Holder understands that neither the Warrants nor the Warrant Shares have been, and will not be, registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws and that the Warrants and any Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration. Such Holder agrees that any certificates representing its Warrant Shares will bear the following legend and that such Warrant Shares will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws:

“THE SECURITIES REPRESENTED HEREBY (A) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS AND (B) ARE SUBJECT TO THE TERMS OF AND PROVISIONS OF A PURCHASE WARRANT, DATED [•], 202_, BY AND AMONG ONTRAK, INC. (THE “COMPANY”) AND, FOR THE LIMITED PURPOSES SET FORTH THEREIN, [•] (AS SUCH WARRANT MAY BE SUPPLEMENTED, MODIFIED, AMENDED OR RESTATED FROM TIME TO TIME, THE “WARRANT”). A COPY OF THE WARRANT IS AVAILABLE AT THE OFFICES OF THE COMPANY.”

(iv)            Such Holder has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of companies similar to the Company so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting its interest in connection with this transaction. Such Purchaser is able to bear the economic risk of such investment, including a complete loss of the investment.

(v)            The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to invest in the Warrants and the Warrant Shares.

(vi)            Such Holder is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including the Rule 144 condition that current information about the Company be made available to the public.

13.	DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the respective meanings set forth below. All capitalized terms used and not defined below or otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement:

“Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person.

“Articles” means the Company’s certificate of incorporation and its by-laws each as amended as of the date hereof, and as the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof (and as permitted by this Warrant).

“Bloomberg” means Bloomberg Financial Markets.

“Board” has the meaning set forth in the Articles.

“Business Day” means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York are authorized or obligated by law or executive order to be closed. Any reference to “days” (unless Business Days are specified) shall mean calendar days.

“Closing Sale Price” means, with respect to the Common Shares, the last trade price for the Common Shares on the Exchange, as reported by Bloomberg, or, if such Exchange begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Shares” means the shares of the Company’s common stock, par value $0.001, per share.

“Company” has the meaning given to such term in the introduction to this Warrant and shall include any Person that shall succeed to or assume the obligations of the Company.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Equity Securities” means, with respect to the Company, all equity securities or other equity interests authorized from time to time, and any other securities, options, interests, participations or other equivalents (however designated) of or in the Company, whether voting or nonvoting, including options, warrants, phantom equity, equity appreciation rights, convertible notes or debentures, equity purchase rights, and all agreements, instruments, documents and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

“Exchange” has the meaning given to it in the Note Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Fair Market Value” means the Closing Sale Price immediately prior to the time this Warrant is deemed to have been exercised as set forth in Section 1.3, or if the Exchange is not the then principal securities exchange or trading market for the Common Shares as of such time of determination, the bid price of such security on the principal securities exchange or trading market where the Common Shares is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of the Common Shares in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for the Common Shares by Bloomberg as of such time of determination, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) as of such time of determination. If the Fair Market Value cannot be calculated for the Common Shares on a particular date on any of the foregoing bases, the Fair Market Value on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board shall use its good faith judgment to determine the fair market value. The Board’s determination shall be made by a majority of the Independent Directors then serving on the Board and shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Holder” means each and every holder of this Warrant, which shall initially be the Purchaser. For purposes of simplicity, this Warrant has been drafted in contemplation of one Holder. In the event that, at any given time, there shall be more than one Holder, (a) references to “Holder”, this “Warrant” and “Warrant Shares” shall mean each Holder and the portion of this Warrant and the Warrant Shares held by each such Holder, (b) all notices shall be delivered to each Holder in accordance with Section 19 and (c) with respect to any action, approval or consent of the Holder required or otherwise permitted pursuant to the provisions hereof (including Section 6), such action, approval or consent shall be deemed to have been taken, received or otherwise obtained if such action, approval or consent is taken, received or otherwise obtained by or from Requisite Holders, except that each Holder may, on an individual basis, exercise its portion of the Warrant. Without in any way limiting the foregoing, the term “Holder” shall include the Purchaser and each of their respective successors and/or assigns that at any time holds or otherwise owns any portion of this Warrant or the Warrant Shares.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Company and its subsidiaries taken as a whole; (ii) a significant portion of the industry or business segment in which Company or its subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Company and its subsidiaries taken as a whole; (iii) the ability of the Company to fully and timely perform its obligations under this Warrant; (iv) the legality, validity, binding effect, or enforceability against the Company of a Transaction Document; or (v) the rights, remedies and benefits available to, or conferred upon, the Purchaser hereunder.

“Material Contract” means any contract or other arrangement to which Company or any of its subsidiaries is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Note Purchase Agreement” means that certain Master Note Purchase Agreement, dated as of April 15, 2022, by and among the Company, certain of its subsidiaries, as guarantors, Acuitas Capital LLC or an entity affiliated with it, as purchaser, and the Collateral Agent (as amended, restated or otherwise modified from time to time).

“Per Share Warrant Exercise Price” means an amount equal to $1.69 per share, which is the consolidated closing bid price of the Common Shares as reported by the Exchange immediately preceding the time the parties entered into the Note Purchase Agreement.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any federal, state, county or municipal governmental or quasi-governmental agency, department, commission, board, bureau, instrumentality or similar entity, foreign or domestic, having jurisdiction over either the Company or any Holder.

“Piggyback Shares” means, collectively, the Warrant Shares of each Holder requesting piggyback registration rights hereunder.

“Purchaser Group” means the Purchaser and its Affiliates.

“Registrable Securities” means, (i) the Warrant Shares and (ii) any securities issued or issuable upon any conversion, exercise, stock split, dividend or other distribution, merger, consolidation, exchange, recapitalization or similar event with respect to the foregoing (including, for the avoidance of doubt, securities issued or issuable pursuant to Section 2 or 3 hereof); and provided, further, that with respect to a particular Holder, such Holder’s Warrant Shares shall cease to be Registrable Securities upon the earlier to occur of the following: (A) a sale pursuant to a registration statement or Rule 144 (in which case, only such securities sold by the Holder shall cease to be a Registrable Security); and (B) may be distributed pursuant to Rule 144 (or any successor rule) without limitation.

“Requisite Holders” means the Holder or, in the event that there are multiple Holders, the Holder or Holders that own or otherwise hold more than fifty percent (50%) of the aggregate Registrable Securities.

“Restricted Securities” means all of the following: (a) any Warrants bearing the legend or legends contained herein or substantially similar thereto, (b) any Warrant Shares that have been issued upon the exercise of this Warrant and that are evidenced by a certificate or certificates bearing the applicable legend or legends contained herein or substantially similar thereto and (c) unless the context otherwise requires, any Warrant Shares that are at the time issuable upon the exercise of this Warrant and that, when so issued, will be evidenced by a certificate or certificates bearing the applicable legend or legends contained herein or substantially similar thereto.

“Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be amended and in effect at the time.

“Stockholder” means each holder of the Company’s Equity Securities.

“Transaction Documents” means this Warrant, the Note Purchase Agreement, and any document contemplated hereby or thereby.

“Transfer” means any direct or indirect sale, transfer, issuance, assignment, pledge or other disposition or conveyance of Equity Securities.

“Warrant” means this Purchase Warrant for Common Shares, as the same may be amended, restated or otherwise modified from time to time, together with any and all replacement and/or substitute warrants issued with respect hereto.

“Warrant Shares” means any Equity Securities issued or issuable in connection with the exercise of this Warrant (as may be adjusted pursuant to the terms hereof) and shall include any Equity Securities into which such Warrant Shares shall have been changed or any Equity Securities resulting from any reclassification of such Warrant Shares, and all other Equity Securities of any class or classes (however designated) of the Company that entitle the Holder to a share (without limitation as to amount) of dividends or distributions of the Company.

14.	INFORMATION RIGHTS. For so long as this Warrant is outstanding or the Purchaser or its Affiliates holds Equity Securities, the Company shall, at any time when the Company is not subject to Section 13(a) or 15(d) of the Exchange Act, or has not filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act, provide the Holder with copies of any and all information that the Company is required to deliver pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) of Appendix A (Terms and Conditions) to the Note Purchase Agreement (as of the date hereof and regardless of any termination thereof), subject to limitations set forth in the last paragraph of such Section 5.1.

15.	MULTIPLE HOLDERS; VOTING RIGHTS; NO LIABILITIES AS A STOCKHOLDER

15.1         Multiple Holders. In the event that there shall be multiple Holders, each Holder agrees that (a) no other Holder will by virtue of this Warrant or exercise thereof be under any fiduciary or other duty to give or withhold any consent or approval under this Warrant or to take any other action or omit to take any action under this Warrant and (b) each other Holder may act or refrain from acting under this Warrant as such other Holder may, in its discretion, elect.

15.2         No Liabilities As a Stockholder. Nothing contained in this Warrant shall be construed as imposing any obligation on any Holder to purchase any securities or as imposing any liabilities on any Holder as a holder of Equity Securities, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

16.	NO EFFECT ON LENDER RELATIONSHIP. The Company acknowledges and agrees that, notwithstanding anything in this Warrant to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of the Purchaser or any of its Affiliates (a) in its or their capacity as a lender or as agent for lenders to the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money, including the Note Purchase Agreement, or (b) in its or their capacity as a lender or as agent for lenders to any other Person who has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (x) its or any of its Affiliates’ status as a Holder, (y) the interests of the Company or its subsidiaries or (z) any duty it may have to any holder of Equity Securities (including any other Holder, in the event that there shall be multiple Holders), except as may be required under the applicable loan documents, by commercial law applicable to creditors generally or by other applicable law. No consent, approval, vote or other action taken or required to be taken by the Holder in such capacity shall in any way impact, affect or alter the rights and remedies of the Purchaser or any of its Affiliates as a lender or agent for lenders.

17.	LOCK-UP LIMITATIONS. Notwithstanding anything in this Warrant, none of the provisions of this Warrant shall in any way limit the Purchaser Group from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

18.	NOTICES

18.1         Manner of Delivery. Any notice or other communication in connection with this Warrant shall (a) if delivered personally, be deemed received upon delivery; (b) if delivered by telecopy or electronic mail, be deemed received on the Business Day of confirmation; (c) if delivered by certified mail, be deemed received upon actual receipt thereof or three Business Days after the date of deposit in the United States mail, as the case may be; and (d) if delivered by nationally recognized overnight delivery service, be deemed received the Business Day after the date of deposit with the delivery service.

18.2         Place of Delivery. Any notice or other communication in connection with this Warrant shall be delivered to the following address (a) if to the Holder, to the address set forth on the signature page hereto (or any other address that the Holder may designate by written notice to the Company in accordance with this Section 19) with a copy of such notice delivered by electronic mail, (b) if to the Company, to the attention of its Chief Executive Officer or President at its Chief Executive Office; provided, however, that the exercise of any Warrant shall be effective only in the manner provided in Section 1.

19.	WAIVERS; AMENDMENTS. Any provision of this Warrant may be amended or waived with the written consent of the Company and the Holder (or, for the avoidance of doubt, if there are multiple Holders, then the Holder or Holders constituting the Requisite Holders). Any amendment or waiver effected in compliance with this Section 20 shall be binding upon the Company and the Holder. In the event that there shall be multiple Holders, the Company shall give prompt notice to each Holder of any amendment or waiver effected in compliance with this Section 20. No failure or delay of the Company or the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Company and the Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

20.	INDEMNIFICATION.

20.1         Generally. Without limitation of any other provision of this Warrant or any agreement executed in connection herewith, the Company agrees to defend, indemnify and hold the Holder, its respective affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Holder Indemnified Parties” and, individually, a “Holder Indemnified Party”) harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of a single counsel representing the Holder Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Holder Indemnified Party (“Losses”), based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Company in this Warrant or any other agreement executed in connection herewith, or (ii) any breach of any covenant or agreement made by the Company in this Warrant or in any other agreement executed in connection herewith.

20.2         Reserved.

20.3         Certain Limitations. If the indemnification provided for in Section 21.1 above for any reason is held by a court of competent jurisdiction to be unavailable to a Holder Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Holder Indemnified Party thereunder, shall contribute to the amount paid or payable by such Holder Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holder, or (ii) if the allocation provided by the preceding clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the preceding clause (i) but also the relative fault of the Company and the Holder in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

20.4         Other. Each of the Company and the Holder agrees that it would not be just and equitable if contribution pursuant to Section 21.2 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The rights to indemnification provided to the Purchaser (and any other Person who becomes a Holder) and the other Holder Indemnified Parties in this Section 21 shall survive the termination, exchange, exercise or transfer of this Warrant (or Warrant Shares, as applicable). The Holder Indemnified Parties are express third-party beneficiaries of the terms of this Section 21.

21.	MISCELLANEOUS.

21.1         Successors and Assigns. All the provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns.

21.2         Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Warrant a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

21.3         Equitable Remedies. Without limiting the rights of the Company and the Holder to pursue all other legal rights available to such party (including equitable remedies) for the other parties’ failure to perform its obligations hereunder, the Company and the Holders each hereby acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder (or any failure to observe the terms of this Warrant by any Stockholder) would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. The Company and the Holders therefore each agrees that, in the event of any such breach or threatened breach, each shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

21.4         Continued Effect. Notwithstanding anything herein to the contrary, the rights and benefits conferred on the Holder pursuant Sections 7, 9, 14, 20 and 21 shall continue to inure to the benefit of, and shall be enforceable by, the Holder, notwithstanding its cancellation by the Company upon the full exercise hereof. The Holder shall be entitled to retain a copy of this Warrant as evidence of the continued effect of such provisions. The Company covenants and agrees not to become party to any contract, agreement or other arrangement which adversely impacts or affects any of the rights conferred to the Holder, or conflicts with the obligations imposed on the Company, hereby.

21.5         Governing Law. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.

21.6         Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS WARRANT SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE U.S. SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. EACH PARTY IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY, AND (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

21.7         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

21.8         Construction. The Section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of this Warrant. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Warrant clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. The terms “include,” “includes” or “including” mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Warrant, refer to this Warrant as a whole and not to any particular Section or article in which such words appear. Except to the extent expressly provided herein, the Holder’s exercise of any rights under this Warrant, including with respect to the granting or withholding of any consent required hereunder, may be done at the sole discretion of the Holder.

21.9         Counterparts. This Warrant may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together, shall be deemed to be one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date hereof.

COMPANY:

ONTRAK, INC.

By:
Name:
Title:

Signature Page to

Purchase Warrant

The undersigned is executing this Warrant as of the date hereof to make the representations and warranties set forth in Section 13.2 of this Warrant and to evidence its consent to, and, to the extent applicable, its agreement to be bound by, the provisions of this Warrant for the benefit of the Company and each other Holder.

PURCHASER:

[•]

By:
Name:
Title:

Address for Notices:

Signature Page to

Purchase Warrant

SCHEDULE I

Common Shares Outstanding	[•]
Stock Options and RSUs Outstanding	[•]
Warrants Outstanding	[•]
Preferred Stock Outstanding	[•]
[•]

EXHIBIT I

FORM OF SUBSCRIPTION

[To be executed only upon exercise of Warrant]

To [____________________________]

The undersigned registered Holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder, ______ Common Shares as follows (check appropriate lines):

____ on a cashless exercise basis and

____ herewith makes payment of $_________ therefor,

and requests that the certificates for such Common Shares be issued in the name of, and delivered to _______________________, whose address is __________________________.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City)	(State)	(Zip Code)

I-1

EXHIBIT II

FORM OF ASSIGNMENT

[To be executed only upon transfer of Warrant]

For value received, the undersigned registered Holder of the Warrant (the “Transferor”) hereby sells, assigns and transfers unto _________________________ (the “Transferee”) the rights represented by such Warrant to purchase a number of shares of duly authorized, validly issued, fully paid and nonassessable Common Shares of ONTRAK, INC. (the “Company”), to which and such Warrant relates, and appoints ____________________________ as its attorney-in-fact to make such transfer on the books of the Company maintained for such purpose, with full power of substitution in the premises. The Transferee makes the representations and warranties set forth in Section 13.2 of the Warrant, and consents to, and, to the extent applicable, agrees to be bound by, the provisions of the provisions of this Warrant for the benefit of the Company and each other Holder.

Dated: _________ __, _____

Transferor:

(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City)	(State)	(Zip Code)

Transferee:

(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City)	(State)	(Zip Code)

II-1

Appendix C

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of [•], by and between Ontrak, Inc., a Delaware corporation (the “Company”), and [____], a [____] (the “Stockholder”). Except as otherwise provided herein, capitalized terms used herein are defined in Section 4 hereof.

Recitals

A.           The Stockholder, together with its Affiliates, owns of record and beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) [•] shares (“Existing Shares”) of common stock, par value $0.0001 per share of the Company (“Common Stock”); and

B.            Pursuant to the terms of that certain Master Note Purchase Agreement, dated as of April 15, 2022, by and among the Company, the Stockholder and the Collateral Agent (as defined therein) (as the same may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), [•], an Affiliate of the Stockholder, acquired and may in the future acquire from the Company (i) the Commitment Shares (as defined therein) and (ii) one or more Purchaser Warrants (as defined therein, and collectively with the Commitment Shares and the shares of Common Stock issuable upon exercise of the Purchase Warrants, the “New Securities”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.            Voting Covenant. At all times during any Effective Period, the Stockholder hereby agrees, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, to cause all the Outstanding Voting Securities beneficially owned by the Stockholder, and to cause each Affiliate of the Stockholder to cause all the Outstanding Voting Securities they respectively beneficially own, to be voted (a) in favor of an amendment to the certificate of incorporation or bylaws of the Company that would require the Board of Directors to include not fewer than three Independent Directors at all times, (b) in favor of the election or re-election of Independent Directors nominated for election by the Board of Directors or by the nominating committee of the Board of Directors unless the failure of a nominee to be elected or re-elected to the Board of Directors would not result in the Company having fewer than three Independent Directors following such election and (c) against any proposal or action that would result in the Board of Directors having fewer than three Independent Directors at all times.

2.            Interested Transactions. Notwithstanding anything in the Company’s Organizational Documents to the contrary, at all times during any Effective Period, the Company shall not enter into any transaction between the Company or any of its Affiliates, on the one hand, and Stockholder or any of its Affiliates (excluding the Company and its Affiliates), on the other hand, unless it is approved by a majority of the Independent Directors then serving on the Board of Directors, and any such transaction not so approved shall be deemed void ab initio. The Stockholder shall not, and shall cause its controlled Affiliates not to, take any action to cause the Company to act in contravention of the preceding sentence.

3.            Representations and Warranties; Agreements. The Stockholder represents and warrants as of the date hereof that (a) this Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of the Company, constitutes the valid and binding obligation of the Stockholder, enforceable in accordance with its terms, and (b) the Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. The Stockholder hereby agrees that it shall not, either directly or indirectly, grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

4.            Definitions

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Board of Directors” means the board of directors of the Company.

“Change of Control” means (a) any sale or transfer (in one transaction or in a series of transactions) of all or substantially all (as defined under Delaware law) of the assets of the Company on a consolidated basis, or (b) any direct or indirect sale or transfer (in one transaction or in a series of transactions) of a majority of the outstanding equity securities of the Company, as a result of which any Person or group (other than the Stockholder and/or any of its Affiliates) obtains direct or indirect possession of voting power (under ordinary circumstances) to elect a majority of the Board of Directors, including by means of a consolidation, merger or reorganization of the Company with or into any other entity or entities as a result of which any Person or group (other than the Stockholder and/or any of its Affiliates) obtains direct or indirect possession of voting power (under ordinary circumstances) to elect a majority of the surviving entity’s governing body.

“Effective Period” means any of the following periods of time: (a) the period beginning at the Effective Time and ending at the Effective Time Initial Termination Time, and (b) the period beginning at any Effective Time Restart and ending at the Effective Time Restart Termination Time applicable to such Effective Time Restart. For the avoidance of doubt, the parties agree that there may be multiple Effective Periods during the term of this Agreement.

“Effective Time” means the time, if ever, that the Stockholder’s and its Affiliates’ beneficial ownership of the Company’s capital stock equals at least 50% of the Outstanding Voting Securities following the issuance of any of the New Securities.

“Effective Time Initial Termination Time” means such time, if ever, as the Stockholder’s and its Affiliates’ beneficial ownership of the Company’s capital stock equals less than 50% of the Outstanding Voting Securities following the Effective Time for at least 90 calendar days.

“Effective Time Restart” means the time, if ever, and from time to time, after the Effective Time Initial Termination Time, that the Stockholder’s and its Affiliates’ beneficial ownership of the Company’s capital stock equals at least 50% of the Outstanding Voting Securities.

“Effective Time Restart Termination Time” means such time, if ever, as the Stockholder’s and its Affiliates’ beneficial ownership of the Company’s capital stock equals less than 50% of the Outstanding Voting Securities following the immediately preceding Effective Time Restart for at least 90 calendar days.

“Independent Director” means a director who is not an executive officer or employee of the Company, who would satisfy the standards for being considered an independent director under the rules of The NASDAQ Global Market and who, in the opinion of a majority of the Independent Directors then serving on the Board of Directors, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; provided, that it is acknowledged and agreed that an Independent Director shall not include (a) Stockholder or Terren S. Peizer, (b) any Person who is an employee of Stockholder, Terren S. Peizer or any of their respective Affiliates (excluding the Company), (c) any Person who, directly or indirectly, has a material business relationship with Stockholder or Terren S. Peizer, or (d) any Person who, directly or indirectly, is otherwise an Affiliate of Stockholder or Terren S. Peizer; provided, further, however, that, notwithstanding the preceding proviso, a Person shall not be precluded from being determined to be an Independent Director solely because such Person serves on the Board of Directors of an entity with Terren S. Peizer.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association, incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements, agreements among holders of equity interests and similar documents, instruments or agreements, in each case, relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outstanding Voting Securities” means, as of the date and time of determination, all shares of Common Stock then issued and outstanding.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

5.            Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall automatically terminate upon the consummation of a Change of Control of the Company.

6.            Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholder unless such modification, amendment or waiver is approved in writing by the Company (including the prior approval of a majority of the Independent Directors then serving on the Board of Directors) and Stockholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.            Entire Agreement. This Agreement contains the complete agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements and representations by or between the parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way.

9.            Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholder and his heirs and estate.

10.          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by electronic signature; and, upon such delivery, the electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other parties.

11.          Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company, in addition to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Agreement, in each case without the requirement of posting a bond or proving actual damages. All of the Company’s rights under this Agreement may be enforced by a majority of the Independent Directors then serving on the Board of Directors. Any recovery in connection with an action, suit or proceeding to enforce this Agreement for the benefit of the Company shall be for the proportionate benefit of the stockholders other than the Stockholder and his Affiliates.

12.          Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by email to the addresses set forth below or to such other address such party has specified by prior written notice to the other party. Notices shall be deemed to have been given hereunder when delivered personally, five (5) days after deposit in the U.S. mail, one day after deposit with a reputable overnight courier service (charges prepaid) or upon confirmation of transmission after being sent by email:

The Company:

Ontrak, Inc.

2200 Paseo Verde Parkway, Suite 280

Henderson, NV 89052

Attention: [•]

Email: [•]

with a copy to (which shall not constitute notice to the Company):

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 100

San Diego, CA 92130-4092

Attention: John D. Tishler, Esq.

Email: jtishler@sheppardmullin.com

Stockholder:

Acuitas Capital, LLC
2120 Colorado Avenue, #230

Santa Monica, CA 90404

Attention: Terren S. Peizer
Email: terren@AcuitasGH.com

13.          Governing Law; Consent to Jurisdiction. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware. Each party hereby (a) agrees to the exclusive jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state court located in Wilmington, Delaware) with respect to any claim or cause of action arising under or relating to this Agreement, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 12 and service so made will be complete when received. Nothing in this Section 13 will affect the rights of the parties to serve legal process in any other manner permitted by law.

14.          Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.          Descriptive Headings, etc. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the term “including” herein shall mean “including without limitation.”

16.          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as it was drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. The parties hereto intend that each covenant contained herein shall have independent significance. If any party has breached any covenant contained herein in any respect, the fact that there exists another covenant relating to the same or similar subject matter (regardless of the relative levels of specialty) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first covenant.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement on the day and year first above written.

Company:

Ontrak, Inc.

By:
Name:
Title:

Stockholder:

Acuitas Capital, LLC

By:
	Name:	Terren S. Peizer
	Title:	Chairman

[Signature Page to Stockholders Agreement]